 EX-10.78.01
LIMITED LIABILITY COMPANY AGREEMENT

OF

BRE/SW PORTFOLIO LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of the 15th day of January, 2010, by and between EMERITUS CORPORATION, a Washington corporation (“ESC”), CPDF II, LLC, a Washington limited liability company (“Columbia”, ESC and Columbia are sometimes herein collectively called the “CP Group”) and BRE/SW Member LLC, a Delaware limited liability company (“BREA”).

UUUUR E C I T A L S

A.           ESC, Columbia and BREA (together with any other person or entity admitted to the Company as a member of the Company, in accordance with the terms of this Agreement, are herein each called a “Member” and are collectively called the “Members”) have formed BRE/SW Portfolio LLC as a limited liability company (the “Company”), pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time (the “Act”); and

B.           The parties deem a limited liability company agreement to be necessary and advisable to set out their agreement as to the conduct of business and the affairs of the Company, and desire to enter into this Agreement.

NOW THEREFORE, the parties hereby agree as follows:

ARTICLE I                         0B0B0B0B0B0BUUUUFORMATION AND PURPOSE OF COMPANY; DEFINITIONS

.

Section 1.1. 11B11B11B11B11B11BUUUUFormation

.UUUU  As of the date of this Agreement, the Company has been formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware (the “Certificate”).  The Company shall be operated as a limited liability company under the Act, subject to the provisions set forth in this Agreement.  BREA or its attorney is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.  The execution by BREA or its attorney of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

Section 1.2. 12B12B12B12B12B12BUUUUName

.UUUU  The Company’s business shall be conducted solely under the name of “BRE/SW Portfolio LLC.”

Section 1.3. 13B13B13B13B13B13BUUUUTerm

.UUUU  The term of the Company shall be from the date hereof until the Company is dissolved as hereinafter provided.

Section 1.4. 14B14B14B14B14B14BUUUUPurpose

.UUUU  The purpose of the Company shall be to acquire, own, manage, operate, lease, maintain, market, finance, sell and otherwise use the Properties (as hereinafter defined) for profit and to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purpose related thereto.  The business of the Company may be conducted directly by the Company or through direct or indirect subsidiaries of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries “).

Section 1.5. 15B15B15B15B15B15BUUUURegistered Office; Registered Agent; Principal Office

.UUUU  The Company shall maintain a registered office at c/o Corporation Service Company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645 or such other office within the State of Delaware as directed by the Members.  The Company shall maintain an office and principal place of business at 345 Park Avenue, New York, New York, 10154 or at such other place as may from time to time be determined by the Members as its principal place of business.  The name and address of the Company’s registered agent as of the date of this Agreement is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, County of New Castle.

Section 1.6. 16B16B16B16B16B16BUUUUDefinitions

.UUUU  The following terms shall have the respective meanings set forth below:

“Acceptance Notice” means a written notice stating BREA’s willingness to sell the Property, the Portfolio/Company Interest or BREA’s Membership Interest, as applicable, at the Administrative Member’s Price delivered by BREA in response to a Purchase Offer in accordance with Sections 10.1A(2), 10.1B(2) or 10.1C(2), as applicable.

“Acquisition Costs” means the sum of the following costs in connection with the acquisition of the Properties:  (a) the total cash costs of “Purchaser” pursuant to the Purchase Agreement (including without limitation the Purchase Price), and closing costs (excluding legal fees (it being understood that legal fees are included only to the extent set forth in clause (b) below)) as indicated in the Closing Statement and approved by BREA; (b) to the extent approved by BREA, the out-of-pocket due diligence, pre-closing costs, legal fees (excluding legal fees associated with negotiating and documenting this Agreement, the respective costs of which shall be borne by the respective parties incurring the same); and (c) initial reserves, deferred maintenance, or other capital requirements, that have been or are anticipated to be incurred by the Company or any Company Subsidiary in connection with the acquisition and operation of the Properties, the formation of the Company and any Company Subsidiaries, and the assumption of the Project Financing (including any good faith deposit and commitment or other fees).

“Additional Deposit” means an amount equal to five percent (5%) of the Administrative Member’s Price payable by the Administrative Member in the event it elects to extend the Purchase Date in accordance with Sections 10.1A(2), 10.1B(2) or 10.1C(2), as applicable.

“Administrative Member” shall mean (i) ESC unless removed or replaced by BREA in accordance with Section 7.2 and then (ii) BREA or its designee.

 “Administrative Member Costs” means the actual third-party out-of-pocket costs reasonably incurred by the Administrative Member on behalf of or otherwise relating to or intended to benefit the Company or any Company Subsidiary, such as appraisal, legal, preparation of third party financial reports, (including the annual preparation of tax returns and/or audits of the Company as required) and to the extent authorized by BREA, diligence and investigation expenses with respect to the acquisition on new properties.  Administrative

Member Costs is not intended to include ESC’s general corporate overhead costs or the costs of any regional or divisional employees retained by ESC in relation to the Properties, or any costs or expense which are not the obligations of ESC in its capacity as property manager under a Management Agreement.

“Administrative Member’s Price” means the purchase price at which the Administrative Member is willing to purchase the Properties, BREA’s Membership Interest or the Portfolio/Company Interest, as applicable, in response to an Intent to Sell Notice as stated in the Purchase Offer in accordance with Sections 10.1A(2), 10.1B(2) or 10.1C(2), as applicable.

“Affiliate” of a person or entity (or words of similar import, whether or not capitalized) means any corporation, partnership, limited liability company, trust or other person or entity controlling, controlled by or under common control with the entity or person in question (whether directly or indirectly through one or more intermediaries).  However, neither the Company nor any Company Subsidiary shall be deemed to be an Affiliate of any Member.  For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy/Dissolution Event” with respect to an  entity, means the commencement or occurrence of any of the following with respect to such entity:  (1) a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (2) the appointment of (or a proceeding to appoint) a trustee or receiver of any property interest; (3) an attachment, execution or other judicial seizure of (or a proceeding to attach, execute or seize) a substantial property interest; (4) an assignment for the benefit of creditors; or (5) the general inability to meets its financial obligations as and when they are due; or (6)  a dissolution or liquidation; provided, however, that the events described in clauses (1), (2) or (3) shall not be included if the same are (a) involuntary and not at any time consented to, (b) contested within thirty (30) days of commencement and thereafter diligently and continuously contested, and (c) dismissed or set aside, as the case may be, within ninety (90) days of commencement.

 “BREP VI” means the real estate investment fund commonly referred to as Blackstone Real Estate Partners VI.

“Budget” means the consolidated Operating Budget and Capital Budget, as applicable, for the Properties.  “Operating Budget” and “Capital Budget” means the consolidated operating budget and capital budget, respectively, for the Company, as the same may be modified from time to time with the written approval of BREA.

“Business Agreements” means any lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting the Company, any Company Subsidiary or all or a portion of any of their respective assets.

“Claim” means any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense (including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (including appellate proceedings), and any collection costs or enforcement costs).

“Collateral Agreement” means any agreement, instrument, document or covenant concurrently or hereafter made or entered into under, pursuant to, or in connection with this Agreement (including the “Management Agreements,” the “Purchase Agreement”, and the “Project Financing Documents” in each case as hereinafter defined, and/or any agreement, instrument, document or covenant entered into under, pursuant to, or in connection with the Management Agreements, the Purchase Agreement, and the Project Financing Documents), and any certifications made in connection herewith or therewith or amendment or amendments made at any time or times heretofore or hereafter to any of the same.

“Columbia Pacific” means Columbia Pacific Management Inc., a Washington corporation, or Columbia Pacific Advisors, LLC, a Washington limited liability company, as the context may require.

“Company Percentages” means, initially, the following respective percentages for each of the Members:

UUUUMemberUUUU	UUUUCompany PercentageUUUU

ESC Columbia	10% 10%
BREA	80%

TOTAL:	100%

“Cure Period” means (1) five (5) business days after written notice to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or Collateral Agreement, in connection with a monetary default that is not a “Noncurable Default” (as hereinafter defined); (2) thirty (30) days after written notice to a defaulting Member or Affiliate specifying the nature of a default or breach under this Agreement or Collateral Agreement, in connection with a non-monetary default that is not a Noncurable Default (provided, however, that if such non-monetary default cannot reasonably be cured within such thirty (30) day period, and such defaulting Member promptly commences the cure of such default and diligently pursues such cure to completion, then such thirty (30) day period shall be extended to the extent reasonably necessary, but in no event after the date that is sixty (60) days after such written notice); and (3) no period at all for a Noncurable Default.

 “Distributable Cash” means on a determination date, the amount of cash BREA approves as being available for distribution, after taking into account the future capital requirements of the Company, the establishment of reserves, and any restrictions under the Project Financing Documents.

“Existing Competing Projects” means the properties  identified on Exhibit “C.”

 “Investment Maintenance Costs” means the actual third-party out-of-pocket costs reasonably incurred by BREA (or its Affiliates) on behalf of or otherwise relating to or intended to benefit the Company or any Company Subsidiary, such as travel, appraisal, legal, accounting, (including the annual preparation of tax returns and/or audits of the Company as required) diligence and investigation expenses. Investment Maintenance Costs is not intended to include BREA’s or any BREA Affiliate’s general overhead costs or which do not relate to the Company or the Properties.

“Laws” (i.e., all procedural and substantive federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements (including those relating to the environment, health and safety, or handicapped persons), applicable to the Company, any Company Subsidiary or all or any portion of their respective assets).

“LC Costs” means the fees and all interest charged to BREA in connection with the letter of credit delivered with respect to the Deposit under the Purchase Agreement.

“Marketing Period” means in the case of a Property Sale, one hundred eighty (180) days and in the case of a Portfolio Sale or a BREA Membership Sale, one (1) year, as applicable.

“Noncurable Default” means a default that cannot be cured and includes each of the following:  (a) a breach of a representation or warranty, (b) a breach of Section 6.1 or any other restriction upon transfer or hypothecation, (c) an intentional breach, (d) a breach constituting gross negligence or willful misconduct (which, as used in this Agreement, shall include active or passive fraud, dishonesty or bad faith), (e) a breach of Section 5.4 or any other exclusive or non-competition covenant, (f) a breach of an obligation if there have been two (2) prior breaches of such obligation or a similar obligation within the immediately preceding one (1) year period (or if longer, the period during which the obligation arose on the three most recent prior occasions), or (g) taking action on behalf of the Company that is beyond the scope of authority established by this Agreement.

“Permitted Portfolio Acquisition” means the acquisition by ESC, Columbia, or any Affiliate of ESC or Columbia, of a portfolio of three or more senior housing facilities, wherein no more than 25% of the units to be acquired in such portfolio are within 15 miles of any of the Properties.  For the purposes of this definition, any Property that is 90% occupied and within the 15 mile radius at the time of ESC’s or Columbia’s proposed acquisition of a new portfolio shall be exempt and ignored for purposes of testing the 15 mile and unit restrictions limitation set forth above.

“Project Financing” has the meaning set forth in Section 2.8.

“Project Financing Documents” has the meaning set forth in Section 2.8.

“Project Financing Guaranty Documents” has the meaning set forth in Section 2.8.

“Project Lender” has the meaning set forth in Section 2.8.

“Properties” means the assisted living, memory care and skilled nursing facilities (each a “Property”) described in Exhibit “B,” and other such assisted living, memory care and skilled nursing facilities the Company or a Company Subsidiary shall acquire from time to time in accordance with the terms of this Agreement.

“Purchase Agreement” means the purchase agreement to be entered into between the Company and Seller, for the purchase and sale of the Properties.

“Purchase Date” means the date on which the closing and settlement of a Property Sale, a Portfolio Sale or a BREA Membership Sale, as applicable, occurs in accordance with Article X.

“Purchase Deposit” means a deposit in an amount equal to five percent (5%) of the Administrative Member’s Price payable by the Administrative Member in the event BREA accepts the Purchase Offer in accordance with Sections 10.1A(2), 10.1B(2) or 10.1C(2), as applicable.

“Purchase Offer” means a written notice stating the Administrative Member’s willingness to purchase the Property, the Portfolio/Company Interest or BREA’s Membership Interest, as applicable, and setting forth the Administrative Member’s Price, delivered by the Administrative Member in response to an Intent to Sell Notice in accordance with Sections 10.1A(2), 10.1B(2) or 10.1C(2), as applicable.

“Requirements” means this Agreement, the Operating Budget, the Capital Budget, the Business Agreements including the Purchase Agreement, as the same may be amended in accordance with this Agreement and Laws.

“ROFO Purchase Agreement” means an agreement setting forth the terms of the Property Sale, Portfolio Sale, or BREA Membership Sale, as applicable, by and between BREA as seller and the Administrative Member, as purchaser, in accordance with and consistent with the terms of Article X.

“Seller” means Stayton SW Assisted Living, L.L.C., as  the seller under the Purchase Agreement.

“Supplemental Notice” means a written notice setting forth BREA’s desire to sell the Properties, the Portfolio/Company Interest or BREA’s Membership Interest, as applicable, at the Third Party Price, which shall set forth such Third Party Price in accordance with Sections 10.1A(4), 10.1B(4) or 10.1C(4), as applicable.

“Third Party Price” means the proposed sale price of the Properties, the Portfolio/Company Interest or BREA’s Membership Interest, as applicable, to a third party in accordance with Sections 10.1A(4), 10.1B(4) or 10.1C(4), as applicable.

ARTICLE II                         1B1B1B1B1B1BUUUUACQUISITION OF PROPERTIES

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Section 2.1. 17B17B17B17B17B17BUUUUGeneral

.UUUU  The Company shall enter into the Purchase Agreement for the acquisition of the Properties.  The Properties shall be owned by Company Subsidiaries.

A. 87B87B87B87B87B87BUUUUDefined Terms

.UUUU  As used herein, the following terms shall have the meanings set forth for the same in the Purchase Agreement:  “Closing,” “Closing Date,” “Deposit,” “Escrow Agent,” and “Purchase Price.”

B. 88B88B88B88B88B88BUUUUActions To Be Taken Under Purchase Agreement

.UUUU  At all times between the date hereof and the Closing, BREA shall take all actions and make all final decisions relating to the Purchase Agreement.  BREA shall keep ESC and Columbia reasonably informed with respect to all matters related to the Purchase Agreement.  The parties will use reasonable efforts to cooperate in order to meet the time deadlines for consents and performances by the Company under the Purchase Agreement.

Section 2.2. 18B18B18B18B18B18BUUUURepresentations and Warranties of ESC

.UUUU  ESC hereby represents and warrants to BREA, Columbia, the Company, each Company Subsidiary, and each of them, as follows:

A. 89B89B89B89B89B89BUUUUPurchase Agreement

.UUUU  ESC shall not permit any oral modifications or understandings with respect to the Purchase Agreement and, without limitation, neither the Company, ESC nor any of its Affiliates shall deliver to Seller any notice or demand under or in connection with the Purchase Agreement that is not previously approved in writing by BREA.  The Company or a Company Subsidiary shall be the holder of all right, title and interest to the “Purchaser” under the Purchase Agreement (including the Deposit).

B. 90B90B90B90B90B90BUUUUDue Authorization, Execution, Formation, Etc.

 UUUU This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by ESC are, as of the date hereof, duly authorized, executed and delivered by and are and will be binding upon the same.  ESC is a corporation duly formed, validly existing and in good standing under the laws of the state of its formation.  ESC is duly authorized and qualified to enter into and do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction (including compliance with all applicable doing business laws).  Neither this Agreement, any Collateral Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation to which ESC or, to the best knowledge of ESC, any of the Properties, is subject.

C. 91B91B91B91B91B91BUUUUInformation Acquired From Due Diligence

.UUUU  ESC shall keep BREA and Columbia fully informed of all information gathered from ESC’s due diligence with respect to each Property.

D. 92B92B92B92B92B92BUUUUCompeting Projects

.UUUU  As of the date of this Agreement, except for the Existing Competing Projects, neither ESC nor any of its Affiliates holds any interest, directly or indirectly, in any real estate (excluding personal residences).

Section 2.3. 19B19B19B19B19B19BUUUURepresentations and Warranties of Columbia

.UUUU  Columbia hereby represents and warrants to BREA, ESC, the Company, each Company Subsidiary, and each of them, as follows:

A. 93B93B93B93B93B93BUUUUPurchase Agreement

.UUUU  Columbia shall not permit any oral modifications or understandings with respect to the Purchase Agreement and, without limitation, neither the Company, Columbia nor any of its Affiliates shall deliver to Seller any notice or demand under or in connection with the Purchase Agreement that is not previously approved in writing by BREA.  The Company or a Company Subsidiary shall be the holder of all right, title and interest to the “Purchaser” under the Purchase Agreement (including the Deposit).

B. 94B94B94B94B94B94BUUUUDue Authorization, Execution, Formation, Etc.

 UUUU This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Columbia are, as of the date hereof, duly authorized, executed and delivered by and are and will be binding upon the same.  Columbia is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation.  Columbia is duly authorized and qualified to enter into and do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction (including compliance with all applicable doing business laws).  Neither this Agreement, any Collateral Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation to which Columbia or, to the best knowledge of Columbia, any of the Properties, is subject.

C. 95B95B95B95B95B95BUUUUInformation Acquired From Due Diligence

.UUUU  Columbia shall keep BREA and ESC fully informed of all information gathered from Columbia’s due diligence with respect to each Property.

Section 2.4. 20B20B20B20B20B20BUUUURepresentations and Warranties of BREA

.UUUU  BREA hereby represents and warrants to ESC, Columbia, the Company, and each Company Subsidiary, and each of them, as follows:

A. 96B96B96B96B96B96BUUUUPurchase Agreement

.UUUU  BREA shall not enter into any material amendment to the Purchase Agreement that shall increase the Purchase Price (or the cash portion thereof) without ESC’s and Columbia’s consent.  BREA shall not permit any oral modifications or understandings with respect to the Purchase Agreement and, without limitation, neither the Company, BREA nor any of its Affiliates shall deliver to Seller any notice or demand under or in connection with the Purchase Agreement until BREA has consulted with ESC regarding same.  The Company or a Company Subsidiary shall be the holder of all right, title and interest to the “Purchaser” under the Purchase Agreement (including the Deposit).

B. 97B97B97B97B97B97BUUUUDue Authorization, Execution, Formation, Etc.

 UUUU This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by BREA are, as of the date hereof, duly authorized, executed and delivered by and are and will be binding upon the same.  BREA is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware.  BREA is duly authorized and qualified to enter into and to do all things required of it under this Agreement and the Collateral Agreements it is executing in connection with this transaction (including compliance with all applicable doing business laws).  Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, or requires any consent or authorization that has not been obtained under, any contract, agreement, lease, easement, right or interest, law or regulation, to which BREA is subject (other than as a result of its entry into this Agreement).

Section 2.5. 21B21B21B21B21B21BUUUUDeposit

.UUUU  The Deposit shall constitute property of the Company and shall be held and applied by the Escrow Agent pursuant to the Purchase Agreement.  The parties shall use reasonable efforts to ensure that the Deposit is invested in an interest-bearing federally insured account with the Escrow Agent or such other investment as may be approved in writing by the parties.  The approval of BREA shall be required for: (1) any action or omission that would result in a forfeiture or delay in the return of any portion of the Deposit; (2) the exercise of any of the Company’s rights under the Purchase Agreement to terminate the transaction and receive a refund of the Deposit; (3) the extension of the Closing Date; and (4) whether to proceed with the Closing.  If the Company is entitled to a return of the Deposit under the terms of the Purchase Agreement and for any reason Seller disputes the return of the Deposit to the Company, BREA, ESC and Columbia shall cause the Company to diligently pursue the refund of the Deposit.  In the event of a refund of any portion of the Deposit and any interest thereon, such refund shall be delivered to the Members in accordance with their respective Company Percentages.

Section 2.6. 22B22B22B22B22B22BUUUUFailure to Acquire the Properties

.UUUU  In the event that the Company does not acquire the Properties pursuant to the Purchase Agreement, then:  (1) the Company shall engage in no other activities, (2) BREA shall cause the dissolution and orderly liquidation of the Company (subject to the completion of the activities set forth in Section 2.5 in connection with the return of the Deposit), and (3) except for the Members’ internal costs and legal expenses in connection with the negotiation of this Agreement, for which each of BREA, ESC and Columbia shall bear its own costs, all due diligence costs incurred by the Members shall be reimbursed by the Company; provided, however, that (x) if the failure to timely acquire the Properties is intentionally caused by facts or circumstances that constitute a breach or default of a Member or an Affiliate under this Agreement, the Purchase Agreement, or any Collateral Agreement, then such Member shall reimburse the other Members for its costs and expenses under or in connection with this Agreement and neither such defaulting Member nor any Affiliate thereof shall pursue the acquisition of any interest in the Properties for the 24-month period after the dissolution of the Company, and (y) if clause (x) does not apply and if a Member or an Affiliate acquires an interest in fifty percent (50%) or more of the Properties (based on percentage of the cash portion of the Purchase Price allocable to such Properties) (the “Majority of the Properties”) without the other Members or their Affiliates, or assigns or sells rights to acquire an interest in the Majority of the Properties to a third party, on or before the date that is twelve (12) months after the dissolution of the Company, then the acquiring or assigning Member shall bear 100% of all Acquisition Costs and all legal costs of formation and shall promptly reimburse the other Members and their Affiliates for any such costs paid or incurred by them.

Section 2.7. 23B23B23B23B23B23BUUUUBrokers

.UUUU  Each Member represents and warrants to the other Member, the Company, and each Company Subsidiary, and each of them, that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions (the parties acknowledging that Seller may have engaged certain brokers in connection with the Purchase Agreement, as more particularly described therein, and that Seller is responsible for all amounts due to such brokers).  In the event of a “Claim” (as hereinafter defined) for a broker’s or finder’s fee or commission in connection herewith, then each Member shall, to the fullest extent permitted by applicable law, indemnify, protect, defend and hold the other Members, the Company, each Company Subsidiary, and their respective assets harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by it or its Affiliates.

Section 2.8. 24B24B24B24B24B24BUUUUProject Financing

.UUUU  Giving due consideration to market and property conditions, BREA shall make commercially reasonable efforts to obtain or assume Project Financing, upon such terms and conditions as are acceptable to BREA in its sole discretion; provided, however, that BREA shall consult with and use reasonable efforts to keep ESC and Columbia informed as to the material terms of such Project Financing, including, without limitation, requesting that ESC and Columbia be included in distributions of drafts of the loan documents.  In no event shall the Project Financing be secured by real property in addition to the Properties.  BREA shall be responsible for the negotiation of the documents required to be executed by the Company or any Subsidiary Company pursuant to any Project Financing (the “Project Financing Documents”).  All costs expended in connection with the Project Financing, including but not limited to attorneys’ fees with respect to the Project Financing Documents, shall be payable by the Company.  “Project Financing” means any financing or refinancing obtained or assumed by the Company or any Company Subsidiary with respect to the Properties.  The lenders under the Project Financing are herein collectively called the “Project Lender.”  The Company shall execute and deliver such non-recourse carve-out guaranties, environmental indemnities and other related documents (“Project Financing Guaranty Documents”) as are required by the Project Lender and approved in the reasonable discretion of BREA.  BREA shall use good faith efforts to cause the Company to refinance any Project Financing that becomes due from time to time with replacement financing in the same or greater principal amounts so as to minimize the capital contributions which otherwise would be required to be made by the Members; provided that replacement financing at that level (i) is available upon commercial reasonable terms and otherwise with substantially the same collateral package and recourse provisions as the Project Financing being repaid and (ii) can be supported by the Properties to be encumbered thereby without undue risk of default.

Section 2.9. 25B25B25B25B25B25BUUUUSurvival

.UUUU  All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the Closing and any and all performances hereunder.  All warranties and representations shall be effective regardless of any investigation made or which could have been made by the party benefiting from such warranties and representations.

ARTICLE III                                   2B2B2B2B2B2BUUUUCAPITALIZATION AND LOANS BY MEMBERS

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Section 3.1. 26B26B26B26B26B26BUUUUInitial Contributions By Members

.

A. 98B98B98B98B98B98BUUUUPayments of Deposit

.UUUU  Prior to the time that the Deposit is due under the Purchase Agreement, (i) BREA shall make a contribution to the Company of $40,000,000, ESC shall make a contribution to the Company of $5,000,000, and Columbia shall make a contribution to the Company of $5,000,000, which amounts shall be used to fund the Deposit to be made under the Purchase Agreement, or (ii) BREA shall deliver a letter of credit in the amount of $50,000,000 to the Escrow Agent and to the extent any draws are made under such letter of credit, ESC and Columbia shall promptly reimburse BREA the amount of its Company Percentage of all such draws, and BREA, ESC and Columbia shall each be deemed to have contributed its Company Percentage of all such draws to the Company.

B. 99B99B99B99B99B99BUUUUAcquisition Costs

.UUUU  Subject to Article II, each Member shall contribute its Company Percentage of the Acquisition Costs on the Closing Date, provided that to the extent ESC’s Company Percentage of the Acquisition Costs is in excess of $26,000,000 (the “Cap Deficiency”), ESC shall have the right to fund $26,000,000 and the Cap Deficiency shall be funded by the other Members pro rata or as they otherwise agree, in which event the Company Percentage of  ESC shall be ratably decreased and the Company Percentage of such funding members shall be ratably increased.  At least two (2) business days prior to Closing Date, BREA shall deliver a Contribution Request (as hereinafter defined) in the manner provided in Section 3.2 for such Acquisition Costs, which Contribution Request shall include a copy of the preliminary closing statement prepared in connection with the Closing and the Project Financing indicating such Acquisition Costs (the “Closing Statement”), wiring instructions to BREA or the Escrow Agent, the amount required to be funded by each Member under this subsection, and the deadline under the Purchase Agreement for receipt of such funds.  On the Closing Date, BREA shall cause the Escrow Agent to deliver such funds on behalf of the Company to pay the Acquisition Costs as indicated on the Closing Statement.  Each Member will receive a credit towards its capital contribution obligations equal to the amount of Acquisition Costs previously paid or contributed by such Member with respect to the Deposit.

Section 3.2. 27B27B27B27B27B27BUUUUAdditional Capital Contributions by the Members

.UUUU  In addition to the contributions made pursuant to Section 3.1, but subject to the limitations hereinafter set forth in this Agreement, each Member shall contribute from time to time its Company Percentage (subject to Section 3.5) of the capital required to meet the financial obligations of the Company or any Company Subsidiary.  Each contribution under this Section 3.2 is herein called a “Subsequent Contribution.”  No additional capital contributions shall be required to be made by the Members other than as expressly provided in this Section 3.2.

A. 100B100B100B100B100B100BUUUUContribution Requests

.UUUU  If BREA determines from time to time that the Company requires additional capital, then BREA shall submit a written contribution request (a “Contribution Request”) to the Members describing such capital requirements and setting forth each Member’s required contribution.  BREA may submit Contribution Requests to the Members no more frequently than once each month, unless there is an emergency, in which event BREA shall immediately notify the Members in writing.  Administrative Member shall have the obligation to notify BREA of anticipated capital requirements, in which event BREA may submit a Contribution Request.

B. 101B101B101B101B101B101BUUUUDeposit

.UUUU  Within ten (10) business days after a Contribution Request is delivered to the Members, each Member shall contribute to the Company by deposit into the “Operating Accounts” (as hereinafter defined) the amount to be contributed by such Member under such Contribution Request.

C. 102B102B102B102B102B102BUUUUUse of Contributions

.UUUU  The Administrative Member acknowledges that the Operating Budget and the Capital Budget restrict disbursements to line items in cost categories (subject to the deviations permitted under Section 5.1B(3)).  The Administrative Member shall use the contributions made pursuant to Section 3.1 and Subsequent Contributions in conformity with the Requirements.

Section 3.3. 28B28B28B28B28B28BUUUUFailure to Contribute

.

A. 103B103B103B103B103B103BUpon the failure of a Member (a “Non-Contributing Member”), for a period in excess of ten (10) days, to make its share of any required capital contribution under Section 3.1 or 3.2 (the portion thereof not contributed by such Non-Contributing Member being referred to herein as the “Deficiency”), then the other Members (as applicable, a “Contributing Member” or “Contributing Members”), may each, in its sole and absolute discretion within ten (10) days after the expiration of the foregoing ten (10) day period, in proportion to their Company Percentages or in such other percentages as they may agree, (1) loan to the Non-Contributing Member the Deficiency by depositing the same into the Operating Accounts, or (2) contribute to the Company the Deficiency by depositing the same into the Operating Accounts, which contribution shall reduce the Non-Contributing Member’s Company Percentage pursuant to subsection D below.

B. 104B104B104B104B104B104BIf a Contributing Member proceeds under clause (1) of subsection A above, then any amounts funded by a Contributing Member shall be treated as (i) a loan (which shall be called a “Default Loan”) bearing interest at the “Default Rate” (which, as used herein, means, from time to time, the greater of (A) 20% per annum, compounded annually, or (B) 10% per annum in excess of the prime rate of interest publicly announced by Citibank, N.A., compounded annually, but not less than 15% per annum, compounded annually, but not more than the maximum amount allowable under applicable law), and shall be due and payable ten (10) days after the date made, followed by (ii) a capital contribution by such Non-Contributing Member to the Company.  Notwithstanding the provisions of Section 4.1, all distributions which would otherwise be made to the Non-Contributing Member shall be paid to the Contributing Members that made Default Loans (in proportion to the total Default Loans made by each Contributing Member to such Non-Contributing Member) until the Default Loans (and all interest thereon) have been paid in full.  Any such payments and distributions shall be deemed to have been distributed to the Non-Contributing Member and then turned over in payment of such Default Loan.  All payments shall be applied first to interest and then to principal.

C. 105B105B105B105B105B105BIf a Default Loan (including all interest thereon) to ESC is not fully paid when due (i.e., within ten (10) days), then an event shall be deemed to have occurred under Section 7.2A(2) entitling BREA to deliver a “Termination Notice” (as hereinafter defined).

Notwithstanding the foregoing, BREA shall not be permitted to deliver a Termination Notice with respect to a Default Loan that results from a Contribution Request made upon BREA’s decision pursuant to its rights under XXXXXXSection 5.1.CXXXXXX, unless such Contribution Request is made in connection with an emergency or for necessary capital contributions (e.g., to meet the requirements of any Project Financing, to pay any applicable taxes, to prevent physical waste to any Property).

D. 106B106B106B106B106B106BIf any Contributing Member proceeds under clause (2) of subsection A above,  then the Company Percentages of the Members shall be recalculated and reset as of such time based upon the ratio of all contributions made by a Member to all contributions made by all of the Members.  Notwithstanding the foregoing, however, any capital contributions which are made by ESC pursuant to Section 3.5 and are attributable to distributions under the “Promote Clauses” (as hereinafter defined) shall not be considered as capital contributions for purposes of the foregoing calculation.  To the extent that the Company Percentage of ESC is reduced under this subsection D, the percentages set forth in clause (2) of Section 4.1B, clause (2) of Section 4.1C and clause (2) of Section 4.1D shall be reduced in the same proportion (as the proportionate reduction in ESC’s Company Percentage) and the corresponding percentages in clause (1) of Section 4.1B, clause (1) of Section 4.1C and clause (1) of Section 4.1D shall be increased accordingly.

E. 107B107B107B107B107B107BThe rights of the Company and its Members pursuant to this Section 3.3 are not exclusive and shall not be deemed to waive any other right or remedy of the Company or any Member under this Agreement, at law or in equity, against any Non-Contributing Member for failure to make any required capital contribution.

Section 3.4. 29B29B29B29B29B29BUUUUMember Loans

.UUUU  Except as set forth in Section 3.3 above, no loan to the Company or any Company Subsidiary shall be made by a Member without the prior written consent of all of the Members.

Section 3.5. 30B30B30B30B30B30BUUUUContributions After Profit Distributions

.UUUU  Notwithstanding anything to the contrary in this Agreement, if any contribution or Member loan is to be made after any amount has been distributed under Section 4.1B, then such contribution or Member loan shall be made in accordance with the Members’ respective proportionate shares of the distributions made under each subsection of Section 4.1 (in reverse order) unless (and until) on the date of such contribution or Member loan, (1) the aggregate amount of contributions and Member loans then or theretofore made in accordance with such proportionate shares by reason of this Section 3.5 equals (2) the aggregate amount of distributions then or theretofore made under such subsection.

Section 3.6. 31B31B31B31B31B31BUUUUERISA Matters

.UUUU  The parties acknowledge that BREA is an entity that is intended to qualify as a “real estate operating company” within the meaning of the U.S. Department of Labor plan asset regulation (Section 2510.3-101, Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations) and that it is intended that BREA will have the right to substantially participate directly in the management, operations and development of the Properties.  Towards that end on the date hereof, the Company and the Company Subsidiaries shall execute and deliver the letter agreement in the form attached as Exhibit “H.”  Each Member represents and warrants that it is not, and is not acting on behalf of, (i) an “employee benefit plan” (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act

of 1974, as amended (“ERISA”)), whether or not such plan is subject to ERISA, (ii) a plan, individual retirement account or other arrangement which is described in Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) whether or not subject to Section 4975 of the Code or (iii) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.

ARTICLE IV                                   3B3B3B3B3B3BUUUUDISTRIBUTIONS

.

Section 4.1. 32B32B32B32B32B32BUUUUDistributions

.UUUU  Subject to Sections 3.3, 4.4, 4.5 and 7.2 (and except as provided in Article V of the “Tax Exhibit” (as hereinafter defined)), each distribution of Distributable Cash shall be made as follows:

A. 108B108B108B108B108B108BUUUUFirst Level

.UUUU  All such Distributable Cash shall first be distributed, in preference and priority to any other distribution of Distributable Cash, to BREA, Columbia and ESC in accordance with their respective relative Company Percentages until there shall have been distributed to each of BREA and Columbia from such Distributable Cash under this subsection A an amount sufficient to eliminate the then “15% IRR Deficiency” (as defined in Exhibit ”D” (the “IRR Exhibit”)) applicable to such Members; and there shall be no distributions of Distributable Cash under subsection B, C or D below at any time when there is a positive 15% IRR Deficiency with respect to either such Member.

B. 109B109B109B109B109B109BUUUUSecond Level

.UUUU  The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsection A above shall be distributed to BREA, Columbia and ESC, as follows:  (1) 85% to BREA, Columbia and ESC in accordance with their respective relative Company Percentages; and (2) the remaining 15% to ESC; until there shall have been distributed to each of BREA and Columbia from such Distributable Cash under this subsection B an amount sufficient to eliminate the then “20% IRR Deficiency” (as defined in the IRR Exhibit) applicable to such Members; and there shall be no distributions of Distributable Cash under subsection C or D below at any time when there is a positive 20% IRR Deficiency with respect to either such Member;

C. 110B110B110B110B110B110BUUUUThird Level

.UUUU  The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsections A and B above shall be distributed to BREA, Columbia and ESC, as follows:  (1) 80% to BREA, Columbia and ESC in accordance with their respective relative Company Percentages; and (2) the remaining 20% to ESC; until there shall have been distributed to each of BREA and Columbia from such Distributable Cash under this subsection C an amount sufficient to eliminate the then “25% IRR Deficiency” (as defined in the IRR Exhibit) applicable to such Members; and there shall be no distributions of Distributable Cash under subsection D below at any time when there is a positive 25% IRR Deficiency with respect to either such Member; and

D. 111B111B111B111B111B111BUUUUFourth Level

.UUUU  The balance, if any, of such Distributable Cash remaining after the distributions pursuant to subsections A, B and C above shall be distributed to BREA, Columbia and ESC, as follows:  (1) 75% to BREA, Columbia and ESC in accordance with their respective Company Percentages; and (2) the remaining 25% to ESC.

Distributable Cash shall be distributed in accordance with the levels provided above, with each Member entitled to payment under a level receiving the entire amount of such cash until the sum payable under such level shall have been discharged in cash.

Section 4.2. 33B33B33B33B33B33BUUUUTiming of Distributions

.UUUU  Except for distributions of Distributable Cash with respect to a sale, financing or other capital event (which shall be distributed within five business day after such capital event or as soon thereafter as is reasonably practicable), distributions of Distributable Cash shall be made on a quarterly basis concurrently with the date the “Periodic Report” (as hereinafter defined) for such month is required to be delivered pursuant to this Agreement, unless otherwise agreed by BREA and ESC.  At BREA’s request, distributions of proceeds from a capital event shall be made directly from the closing (whether through a closing escrow or otherwise) of such capital event.  Each Periodic Report coinciding with the end of a calendar quarter shall include a calculation by Administrative Member of the amount of Distributable Cash for such quarter and a calculation by Administrative Member of the respective distributions to the Members pursuant to this Article IV.  Notwithstanding the foregoing, there shall be no distributions under the Promote Clauses during the period, if any, from the date a notice of default is given to Administrative Member or ESC in its capacity as property manager under a Management Agreement, until the date such default is cured, and from the date a Termination Notice is given to the date the Termination Notice becomes effective (or the arbitrator determines that it is not effective) and any amounts that would have otherwise been distributed under the Promote Clauses shall be distributed to the Members in accordance with their respective Company Percentages.

Section 4.3. 34B34B34B34B34B34BUUUUDistributions of Capital

.UUUU  Except as expressly provided in this Agreement or as otherwise agreed by the Members, no Member shall be entitled to withdraw capital or to receive distributions of or against capital without the prior written consent of, and upon the terms and conditions agreed upon by, the Members.  Each Member shall look solely to the assets of the Company for return of such Member’s capital contributions.

Section 4.4. 35B35B35B35B35B35BUUUULimitation on Distributions

.UUUU  Notwithstanding any other provision of this Agreement, neither the Company, nor the Administrative Member on behalf of the Company, shall make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

Section 4.5. 36B36B36B36B36B36BUUUUAdjustment to Promote Clauses

.UUUU  Notwithstanding the provisions of XXXXXXSection 4.1XXXXXX to the contrary, in the event of a sale of fifty percent (50%) or more of BREA’s membership interests in the Company in which ESC does not invoke its “tag along” rights under XXXXXXSection 10.3XXXXXX (a “BREA Sale”), BREA shall be deemed to have sold its membership interest in the Company, or a portion thereof (in the event of a sale of less than all of its membership interest), and ESC shall be deemed to have sold its right to receive distributions pursuant to the Promote Clauses, or a portion thereof (in the event of a sale of less than all of BREA’s membership interest), and the net proceeds of the BREA Sale shall be paid to BREA and ESC as follows: (i) the net proceeds from the BREA Sale shall be “grossed up” (the “Grossed Up Sale Price”) by dividing such amount by the Company Percentage transferred by BREA (the “Transferred Percentage”), (ii) ESC shall receive an amount equal to the Transferred Percentage multiplied by the amount ESC would have received in respect of the Promote Clauses if the Grossed Up Sale Price were then distributed as Distributable Cash pursuant to XXXXXXSection 4.1XXXXXX, and (iii) BREA shall receive the balance of the net proceeds of the BREA Sale.  Thereafter, (i) any transferee of BREA’s membership interest in the Company shall be entitled to receive the Transferred Percentage of all distributions of Distributable Cash, and (ii) all remaining Distributable Cash shall then be distributed to BREA, Columbia and ESC pursuant to XXXXXXSection 4.1XXXXXX.

ARTICLE V                         4B4B4B4B4B4BUUUUPOWERS, RIGHTS AND DUTIES OF MEMBERS

.

Section 5.1. 37B37B37B37B37B37BUUUUAuthority of Members

.UUUU  Management of the Company shall be vested in the Members in accordance with this Agreement.

A. 112B112B112B112B112B112BUUUUAuthority of Administrative Member

.UUUU  Except as otherwise provided in this Agreement, the Administrative Member shall have the duty and authority, on behalf of the Company, to do all things appropriate to the accomplishment of the purposes of the Company, subject to and in accordance with the Requirements.  ESC shall deliver an initial Budget for (i) BREA and Columbia’s review and (ii) BREA’s approval within ninety (90) days after the Closing.

B. 113B113B113B113B113B113BUUUUMajor Decisions

.UUUU  The Administrative Member shall use diligent efforts to keep each of the other Members fully informed regarding all material matters relating to the Company, each Company Subsidiary and their respective operations and assets (and such other specific matters as any Member may reasonably request from time to time).  The Administrative Member shall consult on a monthly basis and at all reasonable times requested by BREA, and without limitation on the foregoing, shall promptly inform BREA and Columbia with respect to any major or significant matters, including “Major Decisions” (as hereinafter defined), so that the Members may exercise their rights under this Agreement.  Subject to Section 5.1C, each of the following matters (“Major Decisions”) shall require the prior written approval of the Administrative Member and BREA (and may be proposed by either):

(1) 159B159B159B159B159B159BSubject to XXXXXXSection 5.1XXXXXXXXXXXXBXXXXXXXXXXXX(3)XXXXXX, the adoption of, and any supplement to, revision of, or deviation from the Budget in any material respect, and any activity by the Company or any Company Subsidiary which is inconsistent with the Budget in any material respect and (except as provided in clause (3) below) any expenditure by the Company or any Company Subsidiary which is inconsistent with the Budget.

(2) 160B160B160B160B160B160BWithout limitation on subsection B(1) above, the adoption of, and any supplement to, or revision of, each Budget.

(3) 161B161B161B161B161B161BWithout limitation on subsection B(1) above, but subject to this subsection B(3), any deviation from or expenditure inconsistent with the Operating Budget and  Capital Budget (or the entry into any agreement requiring such deviation or expenditure).  The consent of BREA to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Operating Budget shall not be required in any of the following circumstances:  (a) Administrative Member, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the assets of the Company or any Company Subsidiary or to avoid property damage or personal injury or to preserve the well being of residents in the Property (b) such expenditure would not cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the Operating Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the Operating Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (c) expenditures for real property taxes and assessments and utilities.  The provisions of clause (b) above are intended to be in lieu of any contingency category that covers, in whole or in part, costs of the types described in any of the other categories under the Operating Budget (so that excess costs in a specific category might be covered by such contingency category) and accordingly, there shall be no such contingency line item in the Operating Budget; the provisions of clause (b) above are not intended, however, to be in lieu of a contingency category for unanticipated costs that are not of the types described in other categories under the Operating Budget.  Notwithstanding the foregoing, if the Administrative Member reasonably believes that any Budget excess related to variable expenses shall be corrected prior to the end of the applicable fiscal year, or that such excess is proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then such excess shall not be considered for the purposes of Default under this section or any other section until such fiscal year is concluded and reconciled. In the event the reconciliation demonstrates that the Budget excess related to variable expenses was corrected prior to the end of the such fiscal year, or was proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then any penalty or default under this Agreement related to such excess shall be waived by BREA or any other Member seeking to enforce such provisions.  Administrative Member shall promptly notify BREA, both by telephone and in writing, of each permitted Budget deviation made pursuant to this subsection (3) and shall promptly supply BREA with such information with respect thereto as BREA may reasonably request.

(4) 162B162B162B162B162B162BExcept as expressly provided in the Budget, the entry into any construction, development or other agreement which provides for a term greater than three (3) months (unless terminable by the Company or the applicable Company Subsidiary without cause or penalty upon thirty (30) days’ notice to the other party) or contemplates an aggregate amount to be spent by the Company or a Company Subsidiary under such agreement in excess of $50,000 for each individual Property that the construction, development or other agreement relates to (and a series of related agreements for amounts less than $50,000 shall be construed as a single agreement for purposes of this subsection (4)); or any termination or material modification to any of the foregoing.

(5) 163B163B163B163B163B163BExcept as expressly provided in the Budget or in the applicable Management Agreement, any lease of space in a Property and the terms thereof; or any termination or material modification of any such lease.

(6) 164B164B164B164B164B164BAny transaction or matter that is not in the ordinary course of the Company’s or any Company Subsidiary’s business relating to the Property, including (a) any action or agreement with respect to any new projects or acquisition of any property by the Company or any Company Subsidiary other than the Property; (b) subject to Section 2.8, any capital transaction (including any sale, financing or refinancing of the assets of the Company or any Company Subsidiary or any portion thereof) and the terms thereof; (c) any pledge, mortgage, encumbrance, or grant of a security interest in, any assets of the Company or any Company

Subsidiary; or (d) any activity, that is not contemplated by, or is materially inconsistent with, the Budget.

(7) 165B165B165B165B165B165BAny agreement or other transaction or allocation among two or more of the Company and the Company Subsidiaries; and any agreement, compensation or reimbursement to, or other transaction with any Affiliate of Administrative Member or any other person or entity with which Administrative Member or any of its Affiliates has a significant business relationship.

(8) 166B166B166B166B166B166BThe amount of, whether and when to make, contributions to the Company or any Company Subsidiary and distributions by the Company or any Company Subsidiary, including the determination of the amount of reserves to be maintained by the Company or any Company Subsidiary.

(9) 167B167B167B167B167B167BAny litigation, arbitration or settlement involving the Company’s or a Company Subsidiary’s assets, other than for the purpose of managing non-material condemnation, eviction and easement proceedings.

(10) 168B168B168B168B168B168BAll income tax elections, tax returns and tax audits.

(11) 169B169B169B169B169B169BAny construction within the Property, including the establishment of and any material amendment or supplement to the plans and specifications for such construction work.

(12) 170B170B170B170B170B170BThe engagement of attorneys, accountants, consultants and other professionals, other than for the purpose of managing non-material matters in connection with the ongoing operation of the relevant Property.

(13) 171B171B171B171B171B171BThe determination of what zoning, variances, map approvals, entitlements, permits or other governmental approvals to obtain for the Property and what payments and obligations (including concessions by, and restrictions on, the Company, any Company Subsidiary or any of their respective assets or the Property) will be incurred in connection therewith.

(14) 172B172B172B172B172B172BThe insurance program for the Company or any Company Subsidiary, including insurers, coverages and policy amounts; provided that, in the event of a disagreement, the Company or any Company Subsidiary shall implement the insurance program proposed by BREA.

(15) 173B173B173B173B173B173BAny modification or termination of any Management Agreement.

(16) 174B174B174B174B174B174BExtension of the term of the Company or any Company Subsidiary.

(17) 175B175B175B175B175B175BAny act in contravention of this Agreement or which would make it impossible to carry on the business of the Company or any Company Subsidiary.

(18) 176B176B176B176B176B176BPossession of any Company or Company Subsidiary assets or assignment of the rights of the Company in specific assets of the Company or any Company Subsidiary for other than the purpose of the Company or such Company Subsidiary.

(19) 177B177B177B177B177B177BAdmission of a person or entity as a Member, manager or otherwise to the Company or a Company Subsidiary, except as expressly permitted in this Agreement or as contemplated by Section 2.6 of the Purchase Agreement.

(20) 178B178B178B178B178B178BThe merger or consolidation of the Company or any Company Subsidiary with any other entity.

(21) 179B179B179B179B179B179BAny assignment by the Company or any Company Subsidiary for the benefit of creditors or any guarantee, indemnity bond or surety bond by the Company or any Company Subsidiary.

(22) 180B180B180B180B180B180BA loan by the Company or any Company Subsidiary to any Member or third party or the extension of credit to any person, firm or corporation, on behalf of the Company or any Company Subsidiary.

(23) 181B181B181B181B181B181BConfession of any judgment on behalf of the Company or any Company Subsidiary.

(24) 182B182B182B182B182B182BThe filing on behalf of the Company or any Company Subsidiary of any petition, or consent to the appointment of a trustee or receiver or any judgment or order, under state or federal bankruptcy laws.

(25) 183B183B183B183B183B183BDistribution of any property in kind to any Member.

(26) 184B184B184B184B184B184BThe employment of employees of the Company or any Company Subsidiary (it being understood that ESC is to have its own employees).

(27) 185B185B185B185B185B185BAny action outside the purposes specified in Section 1.4.

(28) 186B186B186B186B186B186BPress releases for the Property, the Company or any Company Subsidiary, subject to ESC’s disclosure obligations as a public company, provided that ESC shall consult with BREA as to content before making any such press releases related to the Company, any Company Subsidiary, or any Property.

(29) 187B187B187B187B187B187BAny other decision or action which requires the approval of BREA or the Members as provided elsewhere in this Agreement or which materially affects the Company, any Company Subsidiary or any of their respective assets or operations thereof.

Any matter that is included under any of the foregoing clauses under this subsection B shall be a Major Decision even if it is not covered by (or excluded from) any other clause under this subsection B (so that, for example, if a Budget contemplating a $200,000 construction contract for an individual Property is approved under subsection B(2) above, then the contract remains subject to approval under subsection B(4) above).

C. 114B114B114B114B114B114BUUUUBREA Override Rights

.UUUU  In the event that BREA and the Administrative Member do not agree in writing on any Major Decision for a period of five (5) business days (but if a decision must be made in order to meet a deadline or BREA otherwise determines in its good faith judgment that a matter is urgent, then such period shall be reduced to one (1) business day) after written notice from BREA, the decision of BREA regarding such Major Decision shall be final and binding on the Company and any applicable Company Subsidiary (and BREA shall have the right, acting alone, to implement such Major Decision on behalf of the Company and any applicable Company Subsidiary and the Administrative Member shall take such action as BREA reasonably requests in connection with the same), provided that in the event the action is contrary to the Administrative Member’s written recommendation based upon the Administrative Member’s good faith judgment, BREA will waive any claims it may have against such the Administrative Member with regard to any adverse impacts or effects resulting solely from the Administrative Member’s taking such action at BREA’s insistence.  Notwithstanding the foregoing, BREA shall not have the right to cause the decision of BREA to bind the Company with respect to the Major Decision described in XXXXXXSection 5.1XXXXXXXXXXXXBXXXXXX(6)(a) (except with respect to properties owned by the Seller and its Affiliates).

D. 115B115B115B115B115B115BUUUURequired Signatures

.UUUU  BREA’s signature (or a written consent granting Administrative Member sole authority to sign) shall be required for all contracts (including documents related to the sale, financing or transfer of any portion of the assets of the Company or any Company Subsidiary) entered into by or on behalf of the Company or any Company Subsidiary; provided, however, that only Administrative Member’s signature will be required for contracts and agreements that are provided for in the Operating Budget or Capital Budget, in addition to ordinary and customary regulatory and corporate filings related to obtaining and maintaining healthcare licenses, and operating licenses and permits, and are permitted to be entered into without the consent of BREA under this Agreement.

E. 116B116B116B116B116B116BUUUUAffiliate Transactions

.UUUU  Notwithstanding anything to the contrary herein (but without limitation on the approval rights under Section 5.1B), if there is a contract between the Company or any Company Subsidiary, on the one hand, and BREA or an Affiliate (a “BREA Affiliate Contract”) or the CP Group or an Affiliate (a “CP Group Affiliate Contract”), on the other hand, then (i) ESC shall have the right unilaterally (but not the obligation) to make any decision by the Company with respect to a BREA Affiliate Contract (as party to the contract or as the sole member of such Company Subsidiary) to exercise any right or remedy by reason of a default, terminate, extend, modify or agree to a waiver or forbearance and (ii) BREA shall have the right unilaterally (but not the obligation) to make any decision by the Company with respect to a CP Group Affiliate Contract (as party to the contract or as the sole member of such Company Subsidiary) to exercise any right or remedy by reason of a default, terminate, extend, modify or agree to a waiver or forbearance.  Any other approval, consent or other determination to be made by the Company or such Company Subsidiary under such contract shall be subject to the approval of all Members.  BREA shall not cause the Company to enter into any BREA Affiliate Contract except on terms which are no less favorable to the Company than those available in an arm’s length transaction with a third party, without ESC’s prior written consent.

F. 117B117B117B117B117B117BUUUUAuthorization of Acquisition

.UUUU  The Company and, as applicable, the Company Subsidiaries are authorized and directed to execute and deliver appropriate conveyance instruments in connection with the consummation of the acquisition of the Properties contemplated by the Purchase Agreement (the “Conveyance Documents”).  The execution and delivery of the Conveyance Documents by the Company and, as applicable, the Company Subsidiaries, are hereby ratified and confirmed as the duly authorized action of the Company and, as applicable, the Company Subsidiaries.

Section 5.2. 38B38B38B38B38B38BUUUUCompensation

.UUUU  Except for the LC Costs and fees or other sums payable as provided under the Management Agreement, no Member, nor any Affiliate thereof shall receive any fee or other compensation in connection with the performance by it of its obligations under this Agreement, it being the intent of the Members that the distributions to ESC under the Promote Clauses shall be full compensation to ESC for its duties as Administrative Member under this Agreement.  Investment Maintenance Costs and Administrative Member Costs shall be at the sole expense of the Company and shall be reimbursed promptly by the Company to BREA and ESC (or their respective Affiliates), as applicable, provided such third party expenses are without duplication of any other amounts paid or reimbursable by the Company.  LC Costs shall be the sole expense of the Company and shall be reimbursed promptly by the Company to BREA.  All third party expenses incurred by ESC (or its Affiliates) on behalf of or relating to the Company are reimbursable by the Company only to the extent, if any, specifically enumerated and payable under the Operating Budget, this Agreement or the Management Agreement.

Section 5.3. 39B39B39B39B39B39BUUUUCertain Obligations of Administrative Member

.

A. 118B118B118B118B118B118BUUUUGenerally

.UUUU  The Administrative Member shall fully and faithfully discharge its obligations and responsibilities, shall devote such time and attention to affairs of the Company and the Company Subsidiaries as may be reasonably necessary for the proper management and supervision of the business of the Company and the Company Subsidiaries and the discharge of its duties under this Agreement.  The Administrative Member shall, at all times, exercise good faith and shall use diligent and professional efforts to promote and protect the best interests of the Company and the Company Subsidiaries (without consideration being made to the separate interests of any particular Member, including the effect of any action or omission upon the distributions provided for in Article IV).  The Administrative Member shall diligently and continuously pursue the operation of the Properties consistent with the Budget and in accordance with its reasonable professional business judgment.

B. 119B119B119B119B119B119BUUUUProject Administration

.UUUU  Without limitation of the foregoing or other provisions of this Article V, the Administrative Member shall use commercially reasonable efforts to coordinate and manage the operation, leasing, and marketing of the Properties to prospective residents within the time schedules set forth in, and in full compliance with, all Requirements.  The Administrative Member’s obligations shall include the obligations set forth in Exhibit “E” (the “Administrative Obligations Exhibit”).

C. 120B120B120B120B120B120BUUUUBooks and Records

.UUUU  The Administrative Member shall cause to be kept proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relating to the business of the Company or the Company Subsidiaries as are usually entered into such records and books of account kept for businesses of a like character.  The records and books of the Company or the Company Subsidiaries shall be kept on an accrual basis in accordance with generally accepted accounting principles (“GAAP”), except as BREA may otherwise determine.  At all times, such books and records shall be available at the Administrative Member’s principal place of business for inspection, examination, photocopying or audit by BREA, or the duly authorized representative thereof, during reasonable business hours and upon reasonable advance notice.

D. 121B121B121B121B121B121BUUUUReports

.UUUU  The Administrative Member shall provide the Members with reports as follows (with a breakdown for each Company Subsidiary, if applicable):

(1) 188B188B188B188B188B188BAnnual financial statements (balance sheet and income statement) in a format acceptable to BREA including a combining schedule for each of the Company Subsidiaries within ninety (90) days of the end of the fiscal year, audited by the “Company’s Accountants” (i.e., KPMG or another independent nationally recognized accounting firm approved by the Members).

(2) 189B189B189B189B189B189BCopies of the Company’s annual federal and state income tax returns as prepared by the Company’s Accountants together with a copy of that certain IRS form commonly referred to as a “Schedule K-1,” (if applicable) plus a copy of any applicable state equivalents, within one hundred and twenty  (120) days following the end of each fiscal year.

(3) 190B190B190B190B190B190BA monthly report for each calendar month, certified by Administrative Member to be true, accurate and complete in all material respects, and submitted to BREA within thirty (30) days of the end of each such calendar month (the “Periodic Report”).  Each Periodic Report shall be in accordance with GAAP and consistent with the financial statement format to be delivered under subsection D(1) above, unless a deviation is approved by BREA, and shall include the following:  (a) an operating statement and report of financial condition of the Company and each Company Subsidiary for such period, including combining financial statements for each of the Company Subsidiaries; (b) a statement containing Administrative Member’s estimate of the amount needed to be contributed by the Members pursuant to Article III for the succeeding month; (c) a variance report, comparing actual costs and expenses and revenues with budgeted costs and expenses and revenues on a category basis along with a reasonably detailed explanation of all material or significant variances and all changes in any time schedules relating thereto; (d) an occupancy report, and a current rent roll; and (e) if applicable, a calculation by Administrative Member of the amount of Distributable Cash for the preceding calendar month and a calculation by Administrative Member of the respective distributions if any, to Members pursuant to Article IV, including a calculation of the IRR Deficiency amounts, if any.

(4) 191B191B191B191B191B191BThe reports described on the Administrative Obligations Exhibit “E.”

(5) 192B192B192B192B192B192BSuch other reports as may be required by the lenders of the Company or any Company Subsidiaries.

(6) 193B193B193B193B193B193BSuch other reports as BREA shall reasonably require, provided that the cost  of preparing same shall be borne by the Company and shall be included in Administrative Member Costs.

E. 122B122B122B122B122B122BUUUUWorking Capital Reserve and Other Reserves

.UUUU  The Administrative Member shall cause  and maintain reasonable reserves as set forth in the applicable approved Operating Budget for future costs, expenses and payments or for substantial costs (including capital repairs, improvements and replacements), to the extent the payment of such costs is not contemplated by other reserves maintained by or on behalf of the Company, any Company Subsidiary or any Project Lender and the amount of such reserves is approved by BREA.

F. 123B123B123B123B123B123BUUUUCompany Accounts

.UUUU  All funds of the Company shall be deposited by the Administrative Member into one or more federally insured operating accounts (collectively, the “Operating Accounts”).  The Administrative Member shall transfer portions of the balance of the Operating Accounts which are not immediately needed to pay for operations of the Company (whether in order to make a contribution to any Company Subsidiary or otherwise) from time to time to a bank controlled investment account (that invests in high grade commercial paper) in accordance with sound cash management principles (“Money Market Account”).  If there are Company Subsidiaries, subject to the terms of any applicable Project Financing Documents, each shall deposit, or cause to be deposited, the revenues of the Properties into one of the Operating Accounts. The Operating Accounts and Money Market Account (collectively, the “Accounts”) shall be maintained in the name of the Company with a money center financial institution approved by BREA.  The funds within the Accounts shall be segregated from, and not commingled with any accounts of any Member or Affiliate thereof, or any other accounts that the Members may hereafter establish for the Company or any Company Subsidiary from time to time.  The investment of the funds within the Accounts shall be directed by the Administrative Member, subject to the approval by BREA.  Withdrawals from the Accounts shall be made upon such signature or signatures as the Administrative Member may designate (provided that such signatories are approved by BREA), and shall be made only in connection with expenses related to the Company assets (including contributions to a Company Subsidiary) which are in conformance with the Requirements.

Section 5.4. 40B40B40B40B40B40BUUUUOther Activities

.

A. 124B124B124B124B124B124BUUUUGenerally

.UUUU  Except as otherwise provided in this Agreement or in any agreement among one or more of the Members or their Affiliates:  (1) each Member recognizes that the other Members have an interest in investing in, developing, constructing, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and that each will make other investments consistent with such interests; (2) neither the Company nor any Company Subsidiary nor any Member shall have any right by virtue of this Agreement or the relationship created hereby in or to any other ventures or activities in which any Member is involved or to the income or proceeds derived therefrom; (3) the pursuit of other ventures and activities by any Member, even if competitive with the business of the Company or any Company Subsidiary, is hereby consented to by the other Members and shall not be deemed wrongful or improper; (4) no Member and no Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company or any Company Subsidiary, could be taken by the Company or any Company Subsidiary; and (5) each Member and each Affiliate of a Member shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity. Without limiting the foregoing, each of BREA and ESC acknowledges that certain Affiliates of Columbia are lender-participants under the CS-20 Loan and the CS-27 Loan (each, as defined in the Purchase Agreement) (such Affiliates, the “Columbia Lender Affiliates”).  Nothing contained herein or as otherwise provided under applicable law shall limit, modify or affect the rights or remedies of the

Columbia Lender Affiliates, any of the other lender-participants under  the CS-20 Loan or CS-27 Loan or their respective Affiliates, successors or assigns, under the documents evidencing and/or securing the CS-20 Loan or CS-27 Loan or otherwise at law or in equity.

B. 125B125B125B125B125B125BUUUUAnti-Competition Covenant

.UUUU  After the date hereof, ESC shall not attempt, either directly or through an Affiliate, to (1) except in connection with a Permitted Portfolio Acquisition or the Existing Competing Projects, acquire an interest in, develop, operate or manage any property that is or will be in competition with the Properties in its immediate marketing area, except for the benefit of the Company or any Company Subsidiary so long as the Company or any Company Subsidiary owns any portion of the Properties; (2) except with respect to any Existing Competing Projects, develop any property within a 15-mile radius of the Properties in competition with the Properties; (3) divert any person that is a then existing or potential resident at any of  the Properties or treat any Existing Competing Projects or any properties acquired as part of a Permitted Portfolio Acquisition in a manner which is less favorable to the Properties or the Company or (4) acquire an interest in any debt that is secured, directly or indirectly, by any of the Properties.  Neither Columbia nor any Affiliate of Columbia shall (i) engage ESC or any Affiliate of ESC as a manager, operator or lessee for any property which competes with the Properties in violation of the foregoing provisions of this Section 5.4B, or (ii) develop any senior housing property within a 15 mile radius of the Properties.  BREA shall not develop any senior housing property within a 15 mile radius of the Properties in competition with the Properties.

Section 5.5. 41B41B41B41B41B41BUUUULiability of Members

.UUUU  Subject to the provisions of any other agreement to which the Members are parties, and except for the obligations to a Member or Members or the Company or any Company Subsidiary imposed under such other agreement, no Member shall be liable, responsible or accountable in damages or otherwise to the Company or any Company Subsidiary or the other Member for any action taken or failure to act by such Member in its business judgment on behalf of the Company within the scope of the authority conferred on it by this Agreement unless such action or omission constitutes a matter as to which such Member is obligated to indemnify the Company under Section 5.7.  Unless otherwise agreed upon in writing by the Members, to the fullest extent permitted by the Act:  (1) no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company or a Company Subsidiary, (2) the Members shall be liable to make contributions (or, if applicable, loans) only to the extent required under this Agreement, (3) and, without limitation, except as approved by the Members, any indemnification obligation of the Company hereunder shall be limited to the assets of the Company, and (4) no Member shall have personal liability for the repayment of the contributions or loans of any other Member, except as may be expressly required under this Agreement.  Except as expressly provided in this Agreement, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Members and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.  Without limitation on the foregoing, to the fullest extent permitted by the Act,  no third party shall have any right to enforce any contribution obligation on a Member.  In no event shall any Member have any fiduciary duty to the Company or to any other Member, except for ESC’s fiduciary duty to the Members, the Company and the Company Subsidiaries in its capacity as property manager for the Properties.

Section 5.6. 42B42B42B42B42B42BUUUUIndemnity of Members

.UUUU  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold each Member harmless from and against any Claims suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions by such Member on behalf of the Company within the scope of authority conferred on it by this Agreement or arising from the fact that such Member is a Member of the Company; provided that the acts or omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were in good faith in accordance with its business judgment and did not constitute a matter as to which such Member is obligated to indemnify the Company under Section 5.7.

Section 5.7. 43B43B43B43B43B43BUUUUIndemnification by Members

.UUUU  Each Member shall, to the fullest extent permitted by applicable law, indemnify, defend and hold the Company, each Company Subsidiary, the other Members, and the assets of the Company and each Company Subsidiary, harmless from and against any and all Claims suffered or sustained by it by reason of any act or omission constituting (a) breach or default by such Member or any Affiliate under this Agreement or any Collateral Agreement (including a breach of any representation or warranty by such Member or any Affiliate under this Agreement or any Collateral Agreement) or (b) gross negligence or willful misconduct by such Member or any Affiliate.

Section 5.8. 44B44B44B44B44B44BUUUUContractual Duties Prevail

.UUUU  To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Company Subsidiary or to the other Member, a Member acting pursuant to this Agreement shall not be liable to the Company or any Company Subsidiary or to any other Member except to the extent provided in Section 5.5.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member.

Section 5.9. 45B45B45B45B45B45BUUUUBREA Review

.

A. 126B126B126B126B126B126BUUUUDevelopment Consultant

.UUUU  BREA reserves the right to retain a consultant (“Consultant “), at the Company’s expense, as BREA’s consultant in connection with the Properties (including any remediation, development or construction with respect to the Properties), in order to advise BREA in connection with all approvals requested of BREA under this Agreement, and the administration of all Contribution Requests.  If Consultant is retained, he shall be furnished with copies of all information, reports, documents, notices and other materials required to be provided to BREA pursuant to this Agreement, at the same time furnished to BREA.  In addition, BREA shall have the right by written notice to ESC to cause ESC to furnish certain of such information, reports, documents, notices or other materials solely to Consultant.

B. 127B127B127B127B127B127BUUUUBREA Approvals

.UUUU  BREA’s approval of any matter in connection with this Agreement shall be for the sole purpose of protecting BREA’s investment in the Company, and shall not constitute a waiver of any default by Administrative Member or its Affiliates under this Agreement or any Collateral Agreement (unless such waiver is expressly made by BREA in writing with specific reference to such default and agreement) or a representation by BREA of any kind with regard to the matter being approved; provided, however, that the foregoing shall not limit Administrative Member’s right to rely on any written approval of BREA under this Agreement as constituting BREA’s approval under this Agreement.  BREA is under no duty to visit any portion of the Properties or to supervise or observe construction or to examine any books or records.  No site visit, observation or examination by BREA shall impose any liability on BREA, result in any waiver of any default by Administrative Member under this Agreement, or constitute a representation that any of the assets of the Company or any Company Subsidiary complies or will comply with any of the Requirements or that any construction is free from defective materials or workmanship.  Neither Administrative Member nor any other party is entitled to rely on any site visit, observation or examination by BREA, and BREA assumes no personal responsibility for any negligent or defective design or construction.  BREA shall have the right to contact representatives of the local, state and other governmental authorities having jurisdiction over any part of the Properties, or engineers, architects, contractors, suppliers or other third parties involved with the Properties, in order to verify compliance by Administrative Member with this Agreement.

Section 5.10. 46B46B46B46B46B46BUUUUManagement Agreement

.UUUU  The Members hereby approve of the form of Management Agreement (the “Management Agreement “) attached as Exhibit “F.”  A separate Management Agreement in such form shall be executed with respect to each Property with ESC in its capacity as property manager for the applicable Property.

Section 5.11. 47B47B47B47B47B47BUUUULicensing

.UUUU  Administrative Member shall cause ESC in its capacity as property manager to obtain all applicable healthcare or other licenses (the “Operating Licenses “) recommended by the Company’s healthcare counsel, or otherwise required to permit the operation of the Properties.  In the event that the Operating Licenses are not obtained by the Closing Date, the Company, Company Subsidiaries and ESC in its capacity as property manager pursuant to the Management Agreements, acting directly or through their Affiliates and subsidiaries, as necessary, shall enter into sale/leasebacks or other similar temporary arrangements acceptable to the Members with Seller and Seller’s affiliates, as recommended by the Company’s healthcare counsel, to permit the acquisition and continued operation of the Properties pending issuance of the Operating Licenses.

ARTICLE VI                                   5B5B5B5B5B5BUUUUTRANSFER OF COMPANY INTERESTS

.

Section 6.1. 48B48B48B48B48B48BUUUURestrictions on Transfer

.

A. 128B128B128B128B128B128BExcept as expressly provided to the contrary in this Section, no sale, exchange, delivery, assignment, transfer, encumbrance, pledge, hypothecation or other disposition, whether voluntary, involuntary, directly or indirectly, by operation of law or otherwise (a “Transfer “) shall be made by a Member of the whole or any part of its interest in the Company (including its interest in the capital or profits of the Company) without the prior written consent of BREA.  Without limiting the foregoing, any change in the ultimate beneficial ownership of a Member. including as a result of a merger, consolidation, recapitalization or other business combination, shall be deemed a Transfer for purposes of this Agreement.

B. 129B129B129B129B129B129BBREA may make a Transfer (i) to any Affiliate of BREA, (ii) with respect to indirect Transfers of its interests in the Company, to any other person or entity, so long as following such Transfer, BREA remains an Affiliate of BREP VI, or (iii) subject to the provisions of XXXXXXARTICLE XXXXXXX and the CP Group’s rights thereunder, in connection with the sale of all or a portion of its interests to a third party.  BREA represents that as of the date hereof, BREA is wholly-owned, directly or indirectly, by BREP VI.

C. 130B130B130B130B130B130BWithout obtaining the prior consent of BREA, ESC may make a Transfer to any Affiliate of ESC.  ESC represents that as of the date of this Agreement, ESC is a qualified organization for purposes of Code Section 514(c)(9).

D. 131B131B131B131B131B131BWithout obtaining the prior consent of BREA, Columbia may make a Transfer (i) to any Affiliate of Columbia, or (ii) with respect to indirect Transfers of its interests in the Company, to any other person or entity, so long as following such transfer, Columbia remains an Affiliate of Columbia Pacific.  Notwithstanding the foregoing, if BREA exercises its rights under Section 5.1(C) with respect to implementing a Major Decision described in Sections 5.1(B)(6), (8), (15), (16), (19), (20), (21), (23) or (24) and Columbia provides notice to BREA that it is in disagreement with respect thereto, BREA shall not unreasonably withhold, condition or delay its consent to a Transfer of Columbia’s interests.  Columbia represents that as of the date of this Agreement, Columbia is an Affiliate of Columbia Pacific.

E. 132B132B132B132B132B132BNo Transfer in violation of the provisions hereof shall be valid or effective for any purpose, and no consent to one or more of the same shall be deemed consent to any other of the same.

Section 6.2. 49B49B49B49B49B49BUUUUEffect of Assignment; Documents

.UUUU  In the event of any Transfer permitted hereunder of a direct interest in the Company, subject to Article VIII, the Company shall not be dissolved but instead shall continue as before, with, however, the addition or substitution of such transferee or assignee as a Member of the Company.  No such Transfer shall relieve the assignor from any of its obligations under this Agreement.  Notwithstanding the foregoing, as a condition to any such Transfer by a Member of a direct interest in the Company, the assignee must execute and deliver to the Company an assumption (in form reasonably satisfactory to the non-assigning members) of all the obligations of the assignor under this Agreement arising from and after the date of such assignment.  Upon execution and delivery of such assumption, the Members shall execute a document in form reasonably satisfactory to all Members evidencing the admission of such transferee.

ARTICLE VII                                   6B6B6B6B6B6BUUUUCERTAIN REMEDIES

.

Section 7.1. 50B50B50B50B50B50BUUUUIntentionally Omitted
.

Section 7.2. 51B51B51B51B51B51BUUUUTermination of Administrative Member Rights

.

A. 133B133B133B133B133B133BUUUUTermination Notice

.UUUU  BREA may deliver a termination notice to ESC (“Termination Notice “) removing ESC as Administrative Member upon the occurrence of any of the following events:

(1) 194B194B194B194B194B194BAny gross negligence or willful misconduct by ESC or any of its Affiliates related to the Properties.

(2) 195B195B195B195B195B195BAny material breach of this Agreement or any Collateral Agreement (including, but not limited to, any Management Agreement) by ESC or any of its Affiliates

(including the failure to timely make a required contribution under Article III or a breach of Article VI or a breach of a representation or warranty by ESC or its Affiliates hereunder or under a Collateral Agreement) which is not cured within the Cure Period (or, without limitation on the foregoing, the Company, any Company Subsidiary, or any Member has not been made whole prior to the expiration of the Cure Period).

(3) 196B196B196B196B196B196BThe failure by ESC to provide reasonably effective management of the Company, each Company Subsidiary, and their respective Company assets in its capacity as Administrative Member pursuant to Article V hereof in a manner substantially consistent with prevailing commercial practices for the development, operation, marketing and sale of property similar to the assets of the Company and the Company Subsidiaries (and such failure has or is reasonably expected to have a material and adverse effect upon the Company, any Company Subsidiary or their respective assets), and the failure to correct such deficiencies within the Cure Period.

(4) 197B197B197B197B197B197BThe occurrence of a Bankruptcy/Dissolution Event with respect to ESC.

B. 134B134B134B134B134B134BUUUUProcedure; Arbitration

.UUUU  The Termination Notice shall specify the basis for the same and shall become effective (1) ten (10) days after the date of the Termination Notice in connection with a termination described in subsection A(1), A(2) or A(3) above, and (2) immediately in connection with a termination described in subsection A(4) above.  However, ESC, may dispute the existence of grounds for the termination described in subsection A(1), A(2) or A(3) (but not subsection A(4)) by written notice (“Arbitration Notice“) to BREA within ten (10) days after its receipt of the Termination Notice.  If ESC fails to provide an Arbitration Notice within such ten (10) day period, then notwithstanding anything to the contrary herein, ESC shall have no right to dispute the effectiveness of the Termination Notice, which shall be conclusive.  In the event an Arbitration Notice is given within the period set forth above, then (a) the dispute shall be resolved by arbitration as provided in Section 7.3, and (b) if the arbitrator upholds the grounds for termination, then the Termination Notice shall thereupon become effective.

C. 135B135B135B135B135B135BUUUUEffect of Termination Notice

.UUUU  If a Termination Notice becomes effective, then:

(1) 198B198B198B198B198B198BBREA or its designee shall become the Administrative Member with all the power and authority previously possessed by ESC as Administrative Member; and ESC shall remain a Member in the Company, but with no power, authority or right to vote, approve or act for or bind the Company with respect to any matter in connection with the Company or its operation (and, without limitation, ESC shall have no further rights under Section 5.1).

(2) 199B199B199B199B199B199BESC shall execute and acknowledge any required amendments to this Agreement reflecting the foregoing, in such form and content as BREA may reasonably prescribe.

(3) 200B200B200B200B200B200BSubject to the transfer of any Operating Licenses, ESC shall not be responsible for any obligation of the Administrative Member under this Agreement first accruing after the Termination Notice becomes effective (other than obligations that would apply to ESC under this Agreement regardless of its status as Administrative Member, including contribution obligations).

(4) 201B201B201B201B201B201BThe distributions under the “Promote Clauses” (i.e., clause (2) of Section 4.1B, clause (2) of Section 4.1C and clause (2) of Section 4.1D) shall thereafter be distributed to the Members in accordance with their respective Company Percentages; and no further fees or reimbursements shall be payable to ESC as Administrative Member.

(5) 202B202B202B202B202B202BESC shall forthwith:  (a) deliver to BREA a final accounting; (b) surrender and deliver to BREA all rents and income, including tenant security deposits, of the Properties and other monies of the Company or any Company Subsidiary held by, or under the control of ESC; (c) deliver to BREA, as received, any monies due the Company or any Company Subsidiary received after such removal; (d) deliver to BREA or its designee, all materials and supplies, keys, leases, contracts and documents, all other accounting papers and records of the Company or any Company Subsidiary, and all books and records, receipts for deposits, bills and other materials in ESC’s possession that relate to the Properties; and (e) execute and deliver to BREA a notice to third parties directly involved with the Properties in form reasonably satisfactory to BREA to the effect that ESC is no longer Administrative Member.

(6) 203B203B203B203B203B203BESC shall cooperate with the Company and each Company Subsidiary to allow the Company and each Company Subsidiary to effectively and productively continue the operation, marketing and other activities of the Company.  Without limitation on the foregoing, ESC shall deliver to the Company such information and documentation in ESC’s control or possession at the time of removal as BREA may reasonably request concerning the Properties, including any potential residents for the Properties known by ESC at the time of removal.

D. 136B136B136B136B136B136BUUUUReplacement Administrative Member

.UUUU  In the event that ESC is removed as or otherwise ceases to be the Administrative Member, BREA shall have the right to admit a new Member to the Company to function as a replacement administrative member and to receive fees and reimbursements as reasonably determined by BREA so long as the distributions to all Members are diluted proportionately; and provided that in no event shall the replacement administrative member be entitled to receive fees and reimbursements in excess of (i) a 6% management fee under a management agreement or (ii) fees and reimbursements otherwise payable to ESC under the Promote Clauses and the other provisions of this Agreement.  Notwithstanding anything  to the contrary herein, all Members shall execute and deliver such amendments to this Agreement as BREA may reasonably request in order to implement the foregoing.

Section 7.3. 52B52B52B52B52B52BUUUUArbitration of Disputes

.UUUU  Any dispute among the Members under Section 7.2 as to the effectiveness of a termination notice (other than a Termination Notice given under Section 7.2A(4)) shall be resolved and finally determined by arbitration as set forth in this Section 7.3.  Any arbitration pursuant to this Section shall, to the fullest extent permitted by law, be held in New York, New York.  If the parties do not mutually agree upon an arbitrator within five (5) business days after notice from one party to the other, then any party may apply to the Chancery or Superior Court in Wilmington, Delaware for an order appointing an arbitrator.  In connection with any such application, any party may propose one or more persons to act as the arbitrator provided that any such person or persons shall be independent and shall be (x) a licensed attorney with at least ten (10) years’ experience in connection with the development and operation of real estate similar to the property or (y) a retired judge of any Chancery or Superior Court, Appellate Court or United States District Court.  After the appointment of the arbitrator, the parties shall have the right to take depositions and to obtain discovery by other means regarding the subject matter of the arbitration as if the matter were pending in any Chancery or Superior Court in Wilmington, Delaware, although the arbitrator may, for good cause shown, limit the nature and extent of such discovery and establish or modify the schedule relating to any discovery requests or applications relating thereto.  The arbitrator shall have the power to decide all other procedural issues, including the following:  the date, time and place of any hearing; the form, timing, and subject matter of any pre-hearing documents to be submitted by the parties; and any evidentiary or procedural issues that may arise at or in connection with any arbitration hearing.  The award of the arbitrator shall be conclusive and binding, and any party may seek to have the award confirmed by way of a court order.  All fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne initially by the members equally (i.e., 33.3% for each member), but ultimately shall be borne by the non-prevailing party in the arbitration.  The arbitration shall be limited to the effectiveness or ineffectiveness of a Termination Notice (including determining whether one of the events under Section 7.2A has occurred).  Nothing contained herein shall be construed as to prevent any party from seeking provisional or equitable relief from a Court on the basis that, unless such relief is obtained, any award that the arbitrator may make will be ineffectual.

Section 7.4. 53B53B53B53B53B53BUUUUNo Partition

.UUUU  Each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any of the assets of the Company or any Company Subsidiary.

Section 7.5. 54B54B54B54B54B54BUUUUCumulative Remedies

.UUUU  Subject to the limitations expressly herein set forth, no remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

Section 7.6. 55B55B55B55B55B55BUUUUAttorneys’ Fees

.UUUU  Subject to Section 7.3, if the Company or any Member obtains a judgment against any other Member in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), such party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees (including the reasonable value of in-house attorney services) and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.

Section 7.7. 56B56B56B56B56B56BUUUUNo Waiver

.UUUU  No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature, and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance.  No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

Section 7.8. 57B57B57B57B57B57BUUUUNo Suretyship Defenses

.UUUU  Each Member hereby waives any guarantor or suretyship defense that may otherwise apply with respect to this Agreement (including Sections 4.4, 5.7, and 7.2C(2)).

ARTICLE VIII                                   7B7B7B7B7B7BUUUUDISSOLUTION OF THE COMPANY

.

Section 8.1. 58B58B58B58B58B58BUUUUEvents Giving Rise to Dissolution

.UUUU  No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company; except that the happening of any one of the following events (individually, a “Dissolution Event”) shall work an immediate dissolution of the Company.

A. 137B137B137B137B137B137BIntentionally deleted.

B. 138B138B138B138B138B138BIntentionally deleted.

C. 139B139B139B139B139B139BThe sale of all of the real estate assets of the Company and each Company Subsidiary (provided, however, that if a portion of the purchase price of such sale is evidenced by a promissory note, the Company shall not be dissolved by reason of such sale so long as the Company or a Company Subsidiary is the holder of such promissory note).

D. 140B140B140B140B140B140BThe agreement in writing by BREA and ESC to dissolve the Company.

E. 141B141B141B141B141B141BThe entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

F. 142B142B142B142B142B142BThe occurrence of the event described in Section 2.6.

Without limitation on the other provisions hereof, the resignation, expulsion or dissolution of any Member, the occurrence of a Bankruptcy/Dissolution Event with respect to a Member, the assignment of all or any part of a Member’s interest in the Company, the occurrence of any event that terminates the continued membership of a Member under the Act or the admission of a new Member shall not dissolve the Company and the business of the Company shall continue.  Except as otherwise provided in this Agreement:  (i) without the consent of the Members, no Member may retire or withdraw from the Company; and (ii) a withdrawing Member shall not be entitled to receive any distributions and shall not otherwise be entitled to receive the fair value of its membership interest in the Company.

Section 8.2. 59B59B59B59B59B59BUUUUProcedure

.UUUU  In the event of the dissolution of the Company for any reason, the “Winding-Up Member” (i.e., (1) BREA if BREA gives the Members written notice of its election to be the Winding-Up Member, and (2) otherwise the Administrative Member) shall commence to wind up the affairs of the Company and Company Subsidiaries and to liquidate their respective investments.  The Members shall continue to share profits, losses, gain or loss on sale or disposition, and Distributable Cash during the period of liquidation in the same manner and proportion as though the Company had not dissolved (subject, however, to any adjustments hereunder that may apply whether by reason of Section 7.2A(4) or otherwise).  Subject to the prior written approval of BREA, which approval shall not be unreasonably withheld, conditioned or delayed, the Winding-Up Member shall have discretion to determine in good faith the time, manner and terms of any sale or sales of the assets of the Company and the Company

Subsidiaries pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

A. 143B143B143B143B143B143BFollowing the satisfaction of all debts and liabilities of the Company and the Company Subsidiaries and all expenses of liquidation (whether by payment or the making of reasonable provision for payment thereof), the proceeds of the liquidation and any other funds of the Company shall be distributed in accordance with Section 5.1 of Exhibit “G” (the “Tax Exhibit”) (after deducting from the distributive share of a Member any sum such Member owes the Company).

B. 144B144B144B144B144B144BEach Member shall look solely to the assets of the Company for all distributions with respect to the Company and its capital contribution thereto and share of profits or losses thereof and shall have no recourse therefor (in the event of any deficit in a Member’s capital account or otherwise) against any other Member; provided that nothing herein contained shall relieve any Member of such Member’s obligation to make the capital contributions herein provided or to pay any liability or indebtedness owing the Company by such Member, and the Company and the other Members shall be entitled at all times to enforce such obligations of such Member.  No holder of a Company interest shall have any right to demand or receive property other than cash upon dissolution of the Company.

C. 145B145B145B145B145B145BUpon the completion of the winding up of the Company and the distribution of all Company funds, the Winding-Up Member shall have the authority to execute and record a certificate of cancellation of the certificate of formation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company, and the Company shall terminate.

ARTICLE IX                                   8B8B8B8B8B8BUUUUCERTAIN INCORPORATED MATTERS

.

Section 9.1. 60B60B60B60B60B60BUUUUTax and Accounting

.UUUU  Each and all of the provisions of the Tax Exhibit are incorporated herein and shall constitute part of this Agreement.  The Tax Exhibit provides for, among other matters, the establishment and maintenance of capital accounts, and the allocation of profits and losses of the Company.

ARTICLE X                         9B9B9B9B9B9BUUUURIGHT OF FIRST OPPORTUNITYUUUU.

Section 10.1. 61B61B61B61B61B61BUUUURight of First Opportunity

.UUUU  In the event that BREA desires to (i) cause the Company to sell one or more Properties but not more than 25 Properties whether directly or through the sale of one or more Company Subsidiaries or Properties (a “Property Sale”), (ii) cause the Company to sell all or a portion of the Company’s interests in more than 25 Properties or Company Subsidiaries owning more than 25 Properties (collectively, a “Portfolio/Company Interest”), whether directly or indirectly through a sale of interests in one or more Company Subsidiaries (including through an initial public offering or merger) or otherwise (a “Portfolio Sale”) or (iii) sell substantially all of its direct or indirect interest in the Company (“BREA’s Membership Interest “, and a sale of BREA’s Membership Interest, a “BREA Membership Sale”) to an unaffiliated third party, then, prior to BREA commencing marketing with respect to any such Property Sale, Portfolio Sale or BREA Membership Sale,  BREA shall send the

Administrative Member a written notice informing the Administrative Member that BREA intends to commence marketing for such transaction (an “Intent to Sell Notice “).

A. 146B146B146B146B146B146BUUUUProperty Sale

.UUUU

(1) 204B204B204B204B204B204BUUUUPurchase OfferUUUU.  With respect to a Property Sale, subject to Section 10.5, the Administrative Member shall have thirty (30) days from the date of receipt of the Intent to Sell Notice to either (a) send BREA a Purchase Offer, or (b) notify BREA in writing that the Administrative Member is not prepared to purchase the applicable Property or Properties.  Failure of the Administrative Member to respond in writing to the Intent to Sell Notice within such thirty (30) day period, as applicable, shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the Property or Properties.

(2) 205B205B205B205B205B205BUUUUAcceptance and Deposit.UUUU                                           In the event that the Administrative Member delivers a Purchase Offer with respect to a Property Sale, BREA shall have a twenty (20) day period in which to elect either to accept or reject the Purchase Offer.  If BREA delivers an Acceptance Notice that it accepts the Purchase Offer with respect to a Property Sale, then the Company shall sell the applicable Property or Properties to the Administrative Member, and the Administrative Member shall be obligated to purchase the applicable Property or Properties for a purchase price equal to the Administrative Member’s Price, on the Purchase Date that is sixty (60) days after the delivery date of the Acceptance Notice, provided that the Administrative Member shall have the right to extend the Purchase Date for an additional thirty (30) days upon prior notice to BREA accompanied by the Additional Deposit.  In the event that the Administrative Member becomes obligated to purchase the applicable Property or Properties as provided above, then the Administrative Member shall transmit via wire transfer into an account specified by BREA, or by a certified check from a bank reasonably acceptable to BREA, the Purchase Deposit payable to the Company, within five (5) business days after the Purchase Offer is accepted.  The Purchase Deposit, if made, shall be non-refundable to the Administrative Member in all events other than (i) the failure of the closing of the sale of the applicable Property or Properties to occur by reason of the default by BREA or the Company as directed by BREA, (ii) the failure to execute a ROFO Purchase Agreement or (iii) one or more closing conditions which have been agreed to by the parties (other than as a result of a default by the Administrative Member) are not satisfied or waived (and in each such case the Purchase Deposit and the Additional Deposit, if applicable, shall be promptly refunded to the Administrative Member).  Upon the closing of the sale on the Purchase Date, the Purchase Deposit and the Additional Deposit, if applicable, shall be a credit against the Administrative Member’s Price.

(3) 206B206B206B206B206B206BUUUUClosing Mechanics.UUUU With respect to a Property Sale, if the Purchase Offer is accepted and the Administrative Member timely deposits the Purchase Deposit (and the Additional Deposit, if applicable), the Administrative Member and BREA shall use commercially reasonable efforts to execute a ROFO Purchase Agreement, which shall include the terms of the Property Sale.  Failure by the Administrative Member and BREA to execute a ROFO Purchase Agreement shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the applicable Property or Properties in response to the Intent to Sell Notice and the Purchase Deposit and the Additional Deposit, if applicable, shall be refunded to the Administrative Member.  The sale of the applicable Property or Properties as provided hereunder shall take place in accordance with the ROFO Purchase

Agreement at a closing conference held on the Purchase Date at the principal office of the Company or at such other location as may be agreed upon by BREA and the Administrative Member.  At such closing conference, the Company shall be authorized and directed to retain the Purchase Deposit and the Additional Deposit, if applicable, and any interest accrued thereon as a portion of the Administrative Member’s Price, and the remaining portion of the Administrative Member’s Price shall be paid in immediately available funds.  The Company and Administrative Member shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the applicable Property or Properties, pursuant to the terms hereof, including, any sale/leaseback agreements and transition services agreements necessary to allow Administrative Member to operate a Property pending Administrative Member obtaining licensure therefore, which agreements shall be on forms reasonably acceptable to the parties.

(4) 207B207B207B207B207B207BUUUUFailure to Accept or ElectUUUU.  If (a) BREA delivers a written notice that it rejects the Purchase Offer with respect to a Property Sale, (b) the Administrative Member fails to deposit the Purchase Deposit within five business days after a Purchase Offer with respect to the Property Sale is accepted, or (c) the Administrative Member elects or is deemed to have elected not to purchase the applicable Property or Properties, then, in any such event, BREA may market  the applicable Property or Properties, and cause the Company to sell the applicable Property or Properties at any time during  the Marketing Period.  If the Administrative Member did not deliver a Purchase Offer or if the Administrative Member fails to deposit the Purchase Deposit within ten (10) days after a Purchase Offer is accepted, then, in either case, BREA may cause the Company to sell the applicable Property or Properties during the Marketing Period for any price that is acceptable to BREA.  If the Administrative Member delivers a Purchase Offer with respect to the Property Sale and such Purchase Offer is (1) rejected by BREA or (2) accepted by BREA and the Purchase Deposit is delivered by the Administrative Member on a timely basis but the parties do not enter into a ROFO Purchase Agreement,  then BREA may cause the Company to sell the applicable Property or Properties for a purchase price that is not less than 95% of the Administrative Member’s Price.  If BREA desires to cause the Company to sell the applicable Property or Properties for a purchase price that is less than 95% of the Administrative Member’s Price, then, prior to agreeing to sell the applicable Property or Properties to a third party for such price, BREA must deliver a Supplemental Notice, which Supplemental Notice shall identify the Third Party Price.  The Administrative Member shall have five business days from the date of receipt of the Supplemental Notice to notify BREA in writing that either (a) the Administrative Member is prepared to purchase the applicable Property or Properties at a purchase price equal to the Third Party Price, or (b) the Administrative Member is not prepared to purchase the applicable Property or Properties.  Failure of the Administrative Member to respond in writing to the Supplemental Notice within such five business day period shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the applicable Property or Properties.  If the Administrative Member elects not to, or is deemed to elect not to purchase the applicable Property or Properties, then BREA may sell the applicable Property or Properties to a third party at the Third Party Price.  If the Administrative Member elects to purchase the applicable Property or Properties for the Third Party Price, then the sale of the applicable Property or Properties shall take place in accordance with the terms of Section 10.1A(2) and 10.1A(3) hereof, except that the terms shall be modified to reflect a purchase price equal to the Third Party Price.

B. 147B147B147B147B147B147BUUUUPortfolio Sale

.UUUU

(1) 208B208B208B208B208B208BUUUUPurchase OfferUUUU.  With respect to a Portfolio Sale, subject to Section 10.5, the Administrative Member shall have sixty (60) days from the date of receipt of the Intent to Sell Notice to either (a) send BREA a Purchase Offer, or (b) notify BREA in writing that the Administrative Member is not prepared to purchase the Portfolio/Company Interest.  Failure of the Administrative Member to respond in writing to the Intent to Sell Notice within such sixty (60) day period, as applicable, shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the Portfolio/Company Interest.

(2) 209B209B209B209B209B209BUUUUAcceptance and DepositUUUU. In the event that the Administrative Member delivers a Purchase Offer with respect to a Portfolio Sale, BREA shall have a twenty (20) day period in which to elect either to accept or reject the Purchase Offer.  If BREA delivers an Acceptance Notice that it accepts the Purchase Offer with respect to a Portfolio Sale, then the Company shall sell the Portfolio/Company Interest to the Administrative Member and the Administrative Member shall be obligated to purchase the Portfolio/Company Interest for a purchase price equal to the Administrative Member’s Price, on the Purchase Date that is ninety (90) days after the delivery date of the Acceptance Notice, provided that the Administrative Member shall have the right to extend the Purchase Date for an additional thirty (30) days upon prior notice to BREA accompanied by the Additional Deposit.  In the event that the Administrative Member becomes obligated to purchase the Portfolio/Company Interest as provided above, then the Administrative Member shall transmit via wire transfer into an account specified by BREA, or by a certified check from a bank reasonably acceptable to BREA, the Purchase Deposit payable to the Company, within five business days after the Purchase Offer is accepted.  The Purchase Deposit and the Additional Deposit, if applicable, if made, shall be non-refundable to the Administrative Member in all events other than (i) the failure of the closing of the sale of the applicable Portfolio/Company Interest to occur by reason of the default by BREA or the Company as directed by BREA, (ii) the failure to execute a ROFO Purchase Agreement, or (iii) one or more closing conditions which have been agreed to by the parties (other than as a result of a default by the Administrative Member) are not satisfied or waived (and in each such case the Purchase Deposit and the Additional Deposit, if applicable, shall be promptly refunded to the Administrative Member).  Upon the closing of the sale on the Purchase Date, the Purchase Deposit and the Additional Deposit, if applicable, shall be a credit against the Administrative Member’s Price.

(3) 210B210B210B210B210B210BUUUUClosing MechanicsUUUU.  With respect to a Portfolio Sale, if the Purchase Offer is accepted and the Administrative Member timely deposits the Purchase Deposit (and the Additional Deposit, if applicable), the Administrative Member and BREA shall use commercially reasonable efforts to execute a ROFO Purchase Agreement, which shall include the terms of the Portfolio Sale.  Failure by the Administrative Member and BREA to execute a ROFO Purchase Agreement shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the Portfolio/Company Interest in response to the Intent to Sell Notice and the Purchase Deposit and the Additional Deposit, if applicable, shall be refunded to the Administrative Member.  The sale of the Portfolio/Company Interest as provided hereunder shall take place in accordance with the ROFO Purchase Agreement at a closing conference held on the Purchase Date at the principal office of the Company or at such other location as may be agreed upon by BREA and the Administrative Member.  At such closing conference, the Company shall be authorized and directed to retain the Purchase Deposit  and the Additional Deposit, if applicable, and any interest accrued thereon as a portion of the Administrative Member’s Price, and the remaining portion of the Administrative Member’s Price shall be paid in immediately available funds.  The Company and Administrative Member shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Portfolio/Company Interest pursuant to the terms hereof, including, any sale/leaseback agreements and transition services agreements necessary to allow Administrative Member to operate a Property pending Administrative Member obtaining licensure therefore, which agreements shall be on forms reasonably acceptable to the parties.

(4) 211B211B211B211B211B211BUUUUFailure to Accept or ElectUUUU.  If (a) BREA delivers a written notice that it rejects the Purchase Offer with respect to a Portfolio Sale, (b) the Administrative Member fails to deposit the Purchase Deposit within five (5) business days after a Purchase Offer with respect the Portfolio Sale is accepted, or (c) the Administrative Member elects or is deemed to have elected not to purchase the Portfolio/Company Interest, then, in any such event, BREA may market  the Portfolio/Company Interest, and cause the Company to sell the Portfolio/Company Interest at any time during  the Marketing Period.  If the Administrative Member did not deliver a Purchase Offer or if the Administrative Member fails to deposit the Purchase Deposit within ten (10) days after a Purchase Offer is accepted, then, in either case, BREA may cause the Company to sell the Portfolio/Company Interest during the Marketing Period for any price that is acceptable to BREA.  If the Administrative Member delivers a Purchase Offer with respect to the Portfolio Sale and such Purchase Offer is (1) rejected by BREA or (2) accepted by BREA and the Purchase Deposit is delivered by the Administrative Member on a timely basis but the parties do not enter into a ROFO Purchase Agreement, then BREA may cause the Company to sell the Portfolio/Company Interest for a purchase price that is not less than 95% of the Administrative Member’s Price.  If BREA desires to cause the Company to sell the Portfolio/Company Interest for a purchase price that is less than 95% of the Administrative Member’s Price, then, prior to agreeing to sell the Portfolio/Company Interest to a third party for such price, BREA must deliver a Supplemental Notice, which Supplemental Notice shall identify the Third Party Price.  The Administrative Member shall have five business days from the date of receipt of the Supplemental Notice to notify BREA in writing that either (a) the Administrative Member is prepared to purchase the Portfolio/Company Interest at a purchase price equal to the Third Party Price, or (b) the Administrative Member is not prepared to purchase the Portfolio/Company Interest.  Failure of the Administrative Member to respond in writing to the Supplemental Notice within such five business day period shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase the Portfolio/Company Interest.  If the Administrative Member elects not to, or is deemed to elect not to purchase the Portfolio/Company Interest, then BREA may sell the Portfolio/Company Interest to a third party at the Third Party Price.  If the Administrative Member elects to purchase the Portfolio/Company Interest for the Third Party Price, then the sale of the Portfolio/Company Interest shall take place in accordance with the terms of Section 10.1B(2) and 10.1B(3) hereof, except that the terms shall be modified to reflect a purchase price equal to the Third Party Price.

C. 148B148B148B148B148B148BUUUUBREA Membership Sale

.UUUU

(1) 212B212B212B212B212B212BUUUUPurchase OfferUUUU.  With respect to a BREA Membership Sale, subject to Section 10.5, the Administrative Member shall have sixty (60) days from the date of receipt of the Intent to Sell Notice to either (a) send BREA a Purchase Offer, or (b) notify BREA in writing that the Administrative Member is not prepared to purchase BREA’s Membership Interest.  Failure of the Administrative Member to respond in writing to the Intent to Sell Notice within such sixty (60) day period, as applicable, shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase BREA’s Membership Interest.

(2) 213B213B213B213B213B213BUUUUAcceptance and DepositUUUU.  In the event that the Administrative Member delivers a Purchase Offer with respect to a BREA Membership Sale, then BREA shall have a twenty (20) day period in which to elect either to accept or reject the Purchase Offer.  If BREA delivers an Acceptance Notice that it accepts the Purchase Offer with respect to a BREA Membership Sale, then BREA shall sell BREA’s Membership Interest and the Administrative Member shall be obligated to purchase BREA’s Membership Interest for a purchase price equal to the Administrative Member’s Price, on the Purchase Date that is ninety (90) days after the delivery date of the Acceptance Notice, provided that the Administrative Member shall have the right to extend the Purchase Date for an additional thirty (30) days upon prior notice to BREA accompanied by the Additional Deposit.  In the event that the Administrative Member becomes obligated to purchase BREA’s Membership Interest as provided above, then the Administrative Member shall transmit via wire transfer into an account specified by BREA, or by a certified check from a bank reasonably acceptable to BREA, readily available funds the Purchase Deposit payable to the Company, within five business days after the Purchase Offer is accepted.  The Purchase Deposit and the Additional Deposit, if applicable, if made, shall be non-refundable to the Administrative Member in all events other than (i) the failure of the closing of the sale of BREA’s Membership Interest to occur by reason of the default by BREA or the Company as directed by BREA, (ii) the failure to execute a ROFO Purchase Agreement, or (iii) one or more closing conditions which have been agreed to by the parties (other than as a result of a default by the Administrative Member) are not satisfied or waived (and in each such case the Purchase Deposit and the Additional Deposit, if applicable, shall be promptly refunded to the Administrative Member).  Upon the closing of the sale on the Purchase Date, the Purchase Deposit and the Additional Deposit, if applicable, shall be a credit against the Administrative Member’s Price.

(3) 214B214B214B214B214B214BUUUUClosing MechanicsUUUU.  With respect to a BREA Membership Interest Sale, if the Purchase Offer is accepted and the Administrative Member timely deposits the Purchase Deposit (and the Additional Deposit, if applicable), the Administrative Member and BREA shall use commercially reasonable efforts to execute a ROFO Purchase Agreement, which shall include the terms of the BREA Membership Interest Sale.  Failure by the Administrative Member and BREA to execute a ROFO Purchase Agreement shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase BREA’s Membership Interest in response to the Intent to Sell Notice and the Purchase Deposit and the Additional Deposit, if applicable, shall be refunded to the Administrative Member.  The sale of the Portfolio/Company Interest as provided hereunder shall take place in accordance with the ROFO Purchase Agreement at a closing conference held on the Purchase Date at the principal office of the Company or at such other location as may be agreed upon by BREA and the Administrative Member.  At such closing conference, BREA shall be authorized and directed to retain the Purchase Deposit and the Additional Deposit, if applicable, and any interest accrued thereon as a portion of the Administrative Member’s Price, and the remaining portion of the Administrative Member’s Price shall be paid in immediately available funds, provided however, the Administrative Member’s Price actually paid to BREA shall be reduced by the amount that ESC would receive pursuant to Section 4.5 if BREA’s Membership Interests were sold to a third party for the Administrative Member’s Price.  The Company and Administrative Member shall execute such documents and instruments as may be necessary or appropriate to effect the sale of BREA’s Membership Interest pursuant to the terms hereof, including, any sale/leaseback agreements and transition services agreements necessary to allow Administrative Member to operate a Property pending Administrative Member obtaining licensure therefore, which agreements shall be on forms reasonably acceptable to the parties.

(4) 215B215B215B215B215B215BUUUUFailure to Accept or ElectUUUU.  If (a) BREA delivers a written notice that it rejects the Purchase Offer with respect to a BREA Membership Sale, (b) the Administrative Member fails to deposit the Purchase Deposit within five business days after a Purchase Offer with respect the BREA Membership Sale is accepted, or (c) the Administrative Member elects or is deemed to have elected not to purchase BREA’s Membership Interest, then, in any such event, BREA may market  BREA’s Membership Interest and sell BREA’s Membership Interest at any time during  the Marketing Period.  If the Administrative Member did not deliver a Purchase Offer or if the Administrative Member fails to deposit the Purchase Deposit within ten (10) days after a Purchase Offer is accepted, then, in either case, BREA may sell BREA’s Membership Interest during the Marketing Period for any price that is acceptable to BREA.  If the Administrative Member delivers a Purchase Offer with respect to the Portfolio Sale and such Purchase Offer is (1) rejected by BREA or (2) accepted by BREA and the Purchase Deposit is delivered by the Administrative Member on a timely basis but the parties do not enter into a ROFO Purchase Agreement, then BREA may sell BREA’s Membership Interest for a purchase price that is not less than 95% of the Administrative Member’s Price.  If BREA desires to sell BREA’s Membership Interest for a purchase price that is less than 95% of the Administrative Member’s Price, then, prior to agreeing to sell BREA’s Membership Interest to a third party for such price, BREA must deliver a Supplemental Notice, which Supplemental Notice shall identify the Third Party Price.  The Administrative Member shall have five (5) business days from the date of receipt of the Supplemental Notice to notify BREA in writing that either (a) the Administrative Member is prepared to purchase BREA’s Membership Interest at a purchase price equal to the Third Party Price, or (b) the Administrative Member is not prepared to purchase BREA’s Membership Interest.  Failure of the Administrative Member to respond in writing to the Supplemental Notice within such five business day period shall be deemed an election by the Administrative Member that the Administrative Member is not prepared to purchase BREA’s Membership Interest.  If the Administrative Member elects not to, or is deemed to elect not to purchase BREA’s Membership Interest, then BREA may sell BREA’s Membership Interest to a third party at the Third Party Price.  If the Administrative Member elects to purchase BREA’s Membership Interest for the Third Party Price, then the sale of BREA‘s Membership Interest shall take place in accordance with the terms of Section 10.1C(2) and 10.1C(3) hereof, except that the terms shall be modified to reflect a purchase price equal to the Third Party Price.

Section 10.2. 62B62B62B62B62B62BUUUUDefault

.UUUU  In the event of a default in any material respect by the Administrative Member in connection with the execution of a Property Sale, Portfolio Sale or a BREA Membership Sale pursuant to Sections 10.1A(2), 10.1A(3), 10.1B(2), 10.1B(3), 10.1C(2), or 10.1C(3) BREA may terminate such sale, and if deposited, the Purchase Deposit and the Additional Deposit, if applicable, shall be retained as liquidated damages and (i) with respect to a Property Sale or a Portfolio Sale, distributed to all Members (other than the Administrative Member) proportional to their respective Company Percentages and (ii) with respect to a BREA Membership Sale, distributed to BREA.  In the event of such default, then the acceptance of the applicable Purchase Offer shall be cancelled, the Administrative Member shall lose its rights to purchase the Properties, the Portfolio/Company Interest or BREA’s Membership Interest, as applicable, pursuant to the Purchase Offer, the Administrative Member shall thereafter have no right to deliver any further Purchase Offers (whether for a Property Sale, a Portfolio/Company Interest Sale or a BREA Membership Sale), and BREA shall have the right thereafter to sell the Properties, the Portfolio and/or BREA’s Membership Interest to a third party for any price that is acceptable to BREA.

Section 10.3. 63B63B63B63B63B63BUUUUTag Along Rights

.UUUU  If BREA elects to sell BREA’s Membership Interest within a Marketing Period, ESC and Columbia each shall have the right to elect to “tag along” with said sale on a pro rata basis in accordance with the terms and conditions negotiated by BREA for the sale of BREA’s Membership Interest; and failure by ESC or Columbia to make such election within ten (10) business days of receipt of notice from BREA regarding same shall be deemed an election by such Member to not tag along on such sale.

Section 10.4. 64B64B64B64B64B64BUUUUDrag Along Rights

.UUUU  If BREA elects to sell BREA’s Membership Interest within a Marketing Period, BREA shall have the right to require ESC and Columbia to sell ESC and Columbia’s interests which represents the same percentage of the interests held by ESC or Columbia as the interests being disposed of by BREA represent, in each case on a pro rata basis in accordance with the terms and conditions negotiated by BREA for the sale of BREA’s Membership Interest.  BREA shall notify ESC and Columbia of its election to “drag along” ESC and Columbia at least 30 days’ prior to such proposed sale.  If BREA elects to exercise its rights under this Section 10.4, ESC and Columbia shall take such actions as may be reasonably required and otherwise cooperate in good faith with BREA in connection with the completion of the proposed sale (including, without limitation, the voting of any interests to approve such proposed sale).

Section 10.5. 65B65B65B65B65B65BUUUUUnsolicited Offers to Purchase

.UUUU  If BREA receives an unsolicited offer to sell all or substantially all of the Properties, any Property, BREA’s Membership Interest, or the Portfolio/Company Interest to a third party that is not an Affiliate of BREA, then the thirty (30) day period in the case of a Property Sale and the sixty (60) day period in the case of Portfolio Sale or a BREA Membership Sale set forth in Sections 10.1A(1), 10.1B(1) and 10.1C(1) for the Administrative Member to respond to an Intent to Sell Notice shall be reduced to fifteen (15) days and thirty (30) days, respectively.

Section 10.6. 66B66B66B66B66B66BUUUUFailure to Sell

.UUUU  If BREA is unable to sell BREA’s Membership Interest, the Portfolio/Company Interest or the applicable Property within a Marketing Period, then, prior to any further marketing or any subsequent marketing of BREA’s Membership Interest, the Portfolio/Company Interest or the applicable Property, BREA must send Administrative Member a new Intent to Sell Notice, and the process set forth in Section 10.1 through this Section 10.5 shall be applicable.

Section 10.7. 67B67B67B67B67B67BUUUUMethod of Sale

.UUUU  The sale of a Property or the Portfolio/Company Interest to a third party may be accomplished, in the sole and absolute discretion of BREA, as a sale of such Property or as a sale of the Company’s interest in the Company Subsidiary that has a direct or indirect interest in such Property.

Section 10.8. 68B68B68B68B68B68BUUUUDesignation of Rights

.UUUU  Notwithstanding anything herein to the contrary, Administrative Member may from time to time assign its rights under this Article X or designate Columbia as the holder of such rights (and Columbia may assign or designate such rights to ESC), in each case with prior written notice to BREA, so long as at any time only ESC or Columbia (and not both) is the holder of such rights.  The Members acknowledge that ESC and Columbia may enter into a side letter with respect to the assignment or exercise of the rights under this Article X.

ARTICLE XI                                   10B10B10B10B10B10BUUUUMISCELLANEOUSUUUU.

Section 11.1. 69B69B69B69B69B69BUUUUNotices

.UUUU  Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above.  Any such notice to a party shall be addressed at the address set forth below the name of such party on the signature pages at the end of this Agreement (subject to the right of a party to designate a different address for itself by notice similarly given).  Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile (provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m.  (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery.  No communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

Section 11.2. 70B70B70B70B70B70BUUUUContribution Agreement

.UUUU

A. 149B149B149B149B149B149BIf any Project Lender or any other party (collectively, “Indemnitee”) collects from any Member or its Affiliate (the “Paying Member”) all or any part of any amounts due under any Project Financing, or any replacement thereof (the “Unpaid Liabilities”) pursuant to any letter of credit, guaranty or environmental indemnity agreement, the amount of which Unpaid Liabilities is not reimbursed to the Paying Member by the Company within five (5) business days after the Company’s receipt of written demand for such reimbursement (a

“Guaranty Payment”), then the Paying Member shall give a written demand to the other Members (the “Non-Paying Members”) specifying the amount of the Guaranty Payment and providing reasonable evidence of such Guaranty Payment by the Paying Member to Indemnitee (a “Demand Notice”).Within five (5) business days after its receipt of a Demand Notice from the Paying Member, each Non-Paying Member shall remit to the Paying Member an amount equal to the Guaranty Payment multiplied by such Non-Paying Member’s Company Percentage (a “Liability Percentage”) of the Guaranty Payment.  Each Member agrees to consult with the other Members prior to making any Guaranty Payment and, upon request, to advise the other Members of the aggregate amount the Paying Member has paid under any guaranty or environmental indemnity agreement.

B. 150B150B150B150B150B150BIf any Member shall fail to make any payment required to be made pursuant to this Agreement within the time period specified in XXXXXXSection 11.2XXXXXXA, then interest will accrue on such unpaid amount from the date of the relevant Demand Notice until paid or otherwise satisfied at a rate equal to Default Rate, and the same shall be due and payable to the Paying Member along with any costs of collection incurred by the Paying Member, including reasonable attorneys’ fees and expenses.

C. 151B151B151B151B151B151BNotwithstanding anything to the contrary contained in this Agreement, in the event that Indemnitee is entitled to enforce the Unpaid Liabilities of the Company against the Company or one of the Members due to the fraud, grossly negligent actions, or intentional misconduct by another Member (such Member, the “Liable Member”), or such Liable Member’s direct and indirect members, partners, shareholders, officers, directors, employees or agents, or actions by such Liable Member outside the scope of its authority under this Agreement (such acts being herein referred to as the “Recourse Acts”), then such Liable Member shall be 100% liable to the Company and the other Members for any Claim arising in connection with the Recourse Acts, and such Liable Member shall indemnify, protect, defend and hold the Company and such other Members harmless from and against any and all Claims suffered or sustained by it by reason of such Liable Member’s Recourse Acts.

D. 152B152B152B152B152B152BIf the assets of the Company are inadequate to fully satisfy any Unpaid Liabilities, and BREA, Columbia or Administrative Member is required to make any Guaranty Payment, then, except with respect to payments made due to the Recourse Acts, which shall be made in accordance with the provisions of Paragraph C above, the parties agree as follows:

(1) 216B216B216B216B216B216BUntil the Project Financing, or any replacement thereof has been repaid in full, and the Property has been sold to a third party, in the event distributions have been made under the Promote Clause, any amounts the Members are obligated hereunder (or otherwise agree in writing) to pay with respect to any Guaranty Payments shall, notwithstanding anything to the contrary herein, be made as follows:

(a) 221B221B221B221B221B221Binitially, in accordance with the allocations under the Promote Clauses (up to an amount equal to the amount previously distributed under the Promote Clauses), and

(b) 222B222B222B222B222B222Bthereafter, the balance, if any, of the Guaranty Payments shall be made by the Members pari passu in accordance with their Company Percentages.

(2) 217B217B217B217B217B217BAny payments made by BREA, whether a Guaranty Payment to Indemnitee or a payment to the Paying Member for BREA’s Liability Percentage of a Guaranty Payment, shall be deemed to be a contribution by BREA under this Agreement.

(3) 218B218B218B218B218B218BAny payment made by ESC, whether a Guaranty Payment to Indemnitee or a payment to the Paying Member for ESC’s Liability Percentage of a Guaranty Payment, shall be deemed to be a contribution by ESC under this Agreement.

(4) 219B219B219B219B219B219BAny payment made by Columbia, whether a Guaranty Payment to Indemnitee or a payment to the Paying Member for Columbia’s Liability Percentage of a Guaranty Payment, shall be deemed to be a contribution by Columbia under this Agreement.

(5) 220B220B220B220B220B220BThe Company shall be deemed to have made the Guaranty Payments to the Indemnitee.

Section 11.3. 71B71B71B71B71B71BUUUUAcknowledgement by Members

.UUUU  Each Member acknowledges the following:  (A) it is familiar with the business proposed to be conducted by the Company and the Company Subsidiaries; (B) it has been advised that its interest in the Company may not be sold, transferred, or otherwise disposed of except as provided herein; (C) it understands that its interest in the Company has not been registered under the Securities Act of 1933 as amended (the “Securities Act”), or any State securities laws, in reliance on an exemption for private offerings or the fact that it is not a security and if its interest in the Company is a security, such Member may not be able to resell it unless it is registered under the Securities Act and applicable State securities laws or unless an exemption from such registration is available; (D) it is a “sophisticated investor” with substantial prior experience in high-risk business investments of the type described in this Agreement and is aware of and familiar with the risks associated with a private limited liability company and would qualify as an “accredited investor” as such is defined in Rule 501 of Regulation D, as enacted pursuant to Sections 3(b) and 4(2) of the Securities Act; (E) it is acquiring its interest in the Company for its own account, for investment only and with no present intention of distributing, reselling, pledging, or otherwise disposing of its interest; and (F) that it is familiar with the type of investment which its interest in the Company constitutes and has reviewed the acquisition of such interest with its tax and independent legal counsel and investment representatives to the extent it deems necessary.

Section 11.4. 72B72B72B72B72B72BUUUUREIT

.UUUU  Notwithstanding anything contained herein to the contrary, BREA, may without the consent of any other member convert one or more Company Subsidiaries into  real estate investment trusts (each a “REIT”) and thereafter, the Company’s business shall be conducted in such a manner as to permit each such REIT at all times to be qualified as a REIT for federal income tax purposes (including refraining from taking actions inconsistent with such qualification), including the creation of taxable REIT subsidiaries, execution of operating leases between Company Subsidiaries and such taxable REIT subsidiaries.

Section 11.5. 73B73B73B73B73B73BUUUUConstruction

.UUUU  Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party).

Section 11.6. 74B74B74B74B74B74BUUUUTime is of the Essence

.UUUU  Subject to Section 11.15, time is of the essence with respect to this Agreement.

Section 11.7. 75B75B75B75B75B75BUUUUEntire Agreement

.UUUU  This Agreement constitutes the entire agreement between the parties.  This Agreement supersedes any prior agreement or understandings between the parties.

Section 11.8. 76B76B76B76B76B76BUUUUAmendments

.UUUU  This Agreement may be amended only by written agreement of amendment executed and delivered by each of the  Members, provided Columbia’s agreement to such amendments shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, the Members agree to execute and acknowledge any amendments and/or restatements to this Agreement contemplated by Section 2.6 of the Purchase Agreement, in such form and content as required by the Purchase Agreement or as the Members otherwise agree.

Section 11.9. 77B77B77B77B77B77BUUUUGoverning Law

.UUUU  This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (without regard to conflicts of laws).  Subject to Section 7.3, each of the parties hereto irrevocably and unconditionally agrees (1) to be subject to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (b) that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (2)(a) or (b) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party within the State of Delaware.

Section 11.10. 78B78B78B78B78B78BUUUUSuccessors and Assigns

.UUUU  Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, successors and assigns.

Section 11.11. 79B79B79B79B79B79BUUUUCaptions

.UUUU  Captions contained in this Agreement in no way define, limit or extend the scope or intent of this Agreement.

Section 11.12. 80B80B80B80B80B80BUUUUSeverability

.UUUU  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to the persons or circumstances, shall not be affected thereby.

Section 11.13. 81B81B81B81B81B81BUUUUCounterparts

.UUUU  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

Section 11.14. 82B82B82B82B82B82BUUUUCertain Terminology

.

A. 153B153B153B153B153B153BWhenever the words “including,” “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words,” without limitation,” immediately followed the same.

B. 154B154B154B154B154B154BExcept as otherwise indicated, all Article, Section and Exhibit references in this Agreement shall be deemed to refer to the Sections and Articles in, and the Exhibits to, this Agreement.

C. 155B155B155B155B155B155BWherever the words “herein” or “hereunder” appear in this Agreement, they shall be interpreted to mean “in this Agreement” or “under this Agreement,” respectively.

D. 156B156B156B156B156B156BAs used herein, “good faith” means “honesty in fact” as such phrase is used in the Uniform Commercial Code, as adopted in the State of Delaware as of the date of this Agreement.

Section 11.15. 83B83B83B83B83B83BUUUUNon-Business Days

.UUUU  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of New York or Delaware), then such period or date shall be extended until the immediately following business day.

Section 11.16. 84B84B84B84B84B84BUUUUIncorporation of Exhibits

.UUUU  All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

Section 11.17. 85B85B85B85B85B85BUUUUEffectiveness

.UUUU  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

Section 11.18. 86B86B86B86B86B86BUUUUConfidentiality

.UUUU  By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company, (i) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining the Administrative Member and BREA’s consent, which shall not be unreasonably withheld, (ii) not to publicize detailed financial information concerning the Company and (iii) not to disclose the Company’s affairs generally without using reasonable efforts to consult with the other Members prior to such disclosure; provided, however, the foregoing shall not restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates, prospective or existing lenders to such Member or its Affiliates, or prospective purchasers of such Member’s interests in the Company, provided any such prospective purchasers shall agree to treat such information confidentially in accordance with this Agreement.  The provisions of this Section shall survive the termination of the Company.  Notwithstanding anything to the contrary provided elsewhere herein,  any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, (x) the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure (however, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities law) or (y) any other information to the extent necessary to comply with an order of a court of competent jurisdiction, applicable federal or state securities laws or other applicable laws or in connection with the required accounting for a Member’s interest in the Company under generally accepted accounting principles.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

[Remainder of page intentionally left blank; signatures follow]

BREA’s Signature Page for Limited Liability Company Agreement
for BRE/SW Portfolio LLC
effective as of the date and year first above written

UUUUBREAUUUU:

BRE/SW MEMBER LLC,
a Delaware limited liability company

By:           _/s/ David Roth______________
Name:           David Roth ________________________
Title:           Managing Director__________________

UUUUAddressUUUU:

c/o The Blackstone Group
345 Park Avenue
New York, New York  10154
Attention:   Mr. David Roth
Telephone:                      (212) 583-5885
Facsimile:                      (212) 583-5202

UUUUWith Copy ToUUUU:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Gregory J. Ressa
Telephone:                      (212) 455-7430
Facsimile:                      (312) 455-2502

ESC’s Signature Page for Limited Liability Company Agreement
for BRE/SW Portfolio LLC
effective as of the date and year first above written

UUUUESCUUUU:

EMERITUS CORPORATION,
a Washington corporation

By:           /s/ Eric Mendelsohn _
Name:           Eric Mendelsohn
Title:           SVP Corporate Development

UUUUAddressUUUU:

3131 Elliott Avenue, Suite
Seattle, Washington  98121
Attention:   Eric Mendelsohn
Telephone:                      (206) 301-4493
Facsimile:                      (206) 357-7388

UUUUWith Copy toUUUU:

Riddell Williams P.S.
1001 Fourth Avenue, Suite 4500
Seattle, WA 98154
Attention: David D. Buck
Telephone:                      (206) 389-1581
Facsimile:                      (206) 389-1708

Columbia’s Signature Page for Limited Liability Company Agreement
for BRE/SW Portfolio LLC
effective as of the date and year first above written

UUUUCOLUMBIAUUUU:

CPDF II, LLC,
a Washington limited liability company

By:           Columbia Pacific Advisors LLC, a Washington limited liability company, its manager

By:           /s/ Alexander Washburn _
Name:                      Alexander Washburn
Title:           Manager

UUUUAddressUUUU:

c/o Columbia Pacific Management, Inc.
1910 Fairview Avenue, Suite 202
Seattle, WA  98102
Attention:   Stan Baty
Telephone:                      (206) 728-9063
Facsimile:                      (206) 728-9327

UUUUWith Copy toUUUU:

Sidley Austin LLP
787 Seventh Avenue
21st Floor
New York, New York 10019
Attention: Robert L. Boyd, Esq.
Telephone: (212) 839-7352
Fax: (212) 839-5599

UUUULimited Liability Company Agreement

BREA Emeritus LLC

UUUUEXHIBITS

A – Intentionally Omitted

B – Properties

C – Existing Competing Projects

D – Certain IRR Deficiency Calculations

E – Certain Obligations of Administrative Member

F – Form of Property Management Agreement

G – Certain Tax and Accounting Matters

H – Form of Management Rights Letter

UUUUEXHIBIT “A”

Intentionally Omitted

UUUUEXHIBIT “B”

PROPERTIES

UEXHIBIT “C”

EXISTING COMPETING PROJECTS

EXHIBIT “D”

UCERTAIN IRR DEFICIENCY CALCULATIONS

This Exhibit describes the internal rate of return calculation contemplated by Section 4.1 of the limited liability company agreement (this “Agreement”) to which this Exhibit is attached and of which this Exhibit forms a part.  Except as otherwise indicated in this Exhibit, each capitalized term used herein shall have the meaning given to the same elsewhere in this Agreement.

A. 157B157B157B157B157B157BUCERTAIN DEFINITIONSU.

“Contributions” means the sum of all contributions made under this Agreement by BREA or Columbia, as applicable, to the Company on or after Time 0.  If an escrow is used or advances are made by BREA or an affiliate prior to the date the Properties are acquired by the Company (or any Company Subsidiary) and later treated as, or credited against, BREA’s contributions, then Contributions shall be deemed made on the date amounts are so deposited into escrow or advanced.

“Distributions” for a particular IRR Rate means all distributions made to BREA or Columbia, as applicable, under the applicable subsections of Section 4.1 on or after Time 0.  The applicable subsections are as follows:  if the IRR Rate is 15% per annum, then the applicable subsection is 4.1A; if the IRR Rate is 20% per annum, then the applicable subsections are 4.1A and 4.1B; and if the IRR Rate is 25% per annum, then the applicable subsections are 4.1A, 4.1B and 4.1C.

“IRR Rate” means 15% per annum, 20% per annum or 25% per annum, as applicable

“Time 0” means the date the Properties are acquired by the Company (or any Company Subsidiary).  However, if an escrow is used or BREA or an Affiliate otherwise advanced funds for the Company prior to the date the Properties are acquired by the Company (or any Company Subsidiary) (Ue.g.U, for a portion of a deposit), then Time 0 shall mean the date BREA or such Affiliate deposits funds in such escrow or makes such advance.

B. 158B158B158B158B158B158BUDEFINITION AND CALCULATION OF IRR DEFICIENCYU.  With respect to the applicable IRR Rate, the “IRR Deficiency” as of any particular date means the amount by which (1) the future value as of such date at such IRR Rate, compounded annually, of all Contributions made on or before such date (which shall include both such Contributions themselves and an annually compounded return on such Contributions using such IRR Rate), exceeds (2) the future value (as of such date) at such IRR Rate, compounded annually, of all Distributions for such IRR Rate (excluding, however, any Distribution to be made on such date and with respect to which such calculation is being made) made on or before such date (which shall include both such Distributions themselves and an annually compounded return on such Distributions using such IRR Rate).  The “15% IRR Deficiency” is the IRR Deficiency using an IRR Rate of 15% per annum, the “20% IRR Deficiency” is the IRR Deficiency using an IRR

Rate of 20% per annum, and the “25% IRR Deficiency” is the IRR Deficiency using an IRR Rate of 25% per annum.

UEXHIBIT “E”

CERTAIN OBLIGATIONS OF ADMINISTRATIVE MEMBER

Subject to Section 5.1, Administrative Member’s responsibilities include:

•	Maintain/manage or cause to be maintained and managed at company expense LLC level documentation and procedures

•
Preparing an Operating Budget and Capital Budget) for BREA’s review and approval at least forty-five (45) days prior to commencement of each calendar year and making such changes thereto as the Members may approve

•	Coordinating and facilitating and/or causing the preparation of financial and operational reports, disclosures and statements required under the terms of any loan documents at company expense.

•	Monitor lender relationship

•	Prepare distribution recommendations

•	Prepare and deliver capital calls for approval

PROPERTY OPERATIONS

•
Determine and recommend to the Company and each Company Subsidiary most effective manner for property operations including internal management, third-party property management, third-party facilities management

•	Oversee third-party property, facilities, and/or financial managers, if any

INSURANCE

Administrative Member shall cause the Company and the Company Subsidiaries, at a minimum, to obtain and maintain, without interruption, the insurance or self insurance coverages stipulated hereunder for the benefit of the Company and the Company Subsidiaries and each Member, but only to the extent of such party’s interest in the Property:

(a) 223B223B223B223B223B223BUPropertyU.  The Company or the applicable Company Subsidiary shall, at a minimum, obtain and maintain, without interruption, the insurance coverages stipulated hereunder for the benefit of the Company and the applicable Company Subsidiary and each Member, but only to the extent of such party’s interest in the Property:

(i) 230B230B230B230B230B230BUReplacement CostU.  The Property shall be insured on a Full Replacement Cost basis.  Full Replacement Cost is defined as the cost of replacing all improvements, together with appurtenances and betterments in compliance with prevailing building codes, without deduction for physical depreciation thereof, at the time of replacement of the Property, following a loss.  If the Property is vertically improved, full Replacement Cost shall be determined by an appraisal made at least once every three (3) years, by an appraiser, appraisal company or insurance company.  The value so determined shall be binding and conclusive.  The policy shall further provide that, in the event of a total or constructive total loss, the Company and the applicable Company Subsidiaries shall not be unreasonably restricted from applying the proceeds to the re-building of the improvements at such other location as the Company and the applicable Company Subsidiaries shall elect.  The Property shall be insured on an All Risk basis, and such policy shall include coverage for losses due to the peril of windstorm.  The policy shall be endorsed to provide coverage for demolition and increased cost of construction to conform to local ordinance.

(ii) 231B231B231B231B231B231BURent Loss/Business InterruptionU.  If applicable, the Company or the applicable Company Subsidiary shall maintain, after substantial completion of the improvements, rent loss/business interruption insurance sufficient to prevent the Company and the applicable Company Subsidiaries from being a coinsurer under the terms of the policy, and in an amount equal to either twelve months’ projected gross income from the Property, or for the length of time it would take to demolish and rebuild all improvements.

(iii) 232B232B232B232B232B232BUBuilder’s RiskU.  During the period of any construction, repair, renovation, restoration or replacement of the improvements or the Property, the Company or the applicable Company Subsidiary shall obtain and maintain a completed value “All Risk” Builder’s Risk policy in an amount equal to one hundred percent (100%) of the replacement cost of the Property.  Coverage should include, but not be limited to, collapse, soft costs, transit, earthquake, flood, windstorm, off-site storage, expediting expenses, demolition and increased cost of construction (for renovation and/or additions to existing structures), water damage, permission for partial occupancy, and automatic reinstatement.  The policy is to be written on a non-reporting basis, and in an amount not less than the total value of the Property (less the value of such uninsurable items as land, site preparation, grading, paving, parking lots).  The coverage may be provided as an extension to the property policy in force if the requirements herein are satisfied, subject to approval by the Members.

(iv) 233B233B233B233B233B233BUFloodU.  If at any time the Property is in an area that has been identified by the Federal Insurance Administration as having special flood and/or mudslide hazards, and in which the sale of flood insurance has been made available under the National Flood Insurance Act of 1968, the Company or the applicable Company Subsidiary shall purchase and maintain a flood insurance policy.  In the event that the Property is in an area identified as subject to flood and/or mudslide hazards, the Company or the applicable Company Subsidiary shall obtain a certificate or letter stating that the Property is insured for losses arising out of these perils.

(v) 234B234B234B234B234B234BUEarthquakeU.  If the Property is in an area identified by any governmental, engineering or any hazard underwriting agencies as being subject to the peril of earthquake, with a Maximum Probable Loss (MPL) of between ten percent (10%) and twenty percent (20%), the Company or the applicable Company Subsidiary shall obtain earthquake insurance equal to fifty percent (50%) of the replacement cost of the Property.

(b) 224B224B224B224B224B224BULiabilityU.

(i) 235B235B235B235B235B235Bthe Company shall obtain and maintain Commercial General Liability insurance on the broadest forms available for similar risks, written on an “occurrence policy form,” against all claims for bodily injury, disease or death, property damage, personal injury and contractual liability (deleting any exclusion restricting coverage for contractual obligations for claims occurring on, in or about the Property and adjoining premises, explosion, collapse, and underground property damage) in an amount of not less than $1,000,000 arising out of any one occurrence.  Such insurance may be provided under a primary and an umbrella policy or policies.  If liability coverage for the Property is included under any blanket policy written on an aggregate form, then the annual aggregate limit of insurance must not be less than $1,000,000.  The policy shall be endorsed to include the Company, each Company Subsidiary and each Member as an additional insured subject to the benefits stipulated under subsection (i)(v) hereof.

(ii) 236B236B236B236B236B236BDuring any period of construction, repair, restoration, renovation or replacement of the Property, the Company or the applicable Company Subsidiary shall cause the general contractor to maintain commercial liability insurance (or the Company’s and contractor’s protective liability insurance in the name of the Company, each Company Subsidiary and each Member), with extension for, but not limited to, products/completed operations, with limits of not less than $5,000,000 per occurrence.  The Company or the applicable Company Subsidiary shall also cause the general contractor to require its subcontractors of any tier to provide confirmation of commercial liability coverage (including products/completed operations, if applicable) with a limit of not less than $1,000,000.  The general contractors and the subcontractors shall have the Company and each Company Subsidiary included on the insurance required herein as additional insureds.

(c) 225B225B225B225B225B225BUWorkers’ CompensationU.  The Company and each Company Subsidiary will maintain Workers’ Compensation and Employer’s Liability insurance, or their equivalent, for all its employees (if any), and will cause any of its agents, contractors and subcontractors of any tier to maintain similar insurance for all their respective employees, to the fullest extent required under the laws of the jurisdiction in which the Property is located.

(d) 226B226B226B226B226B226BUErrors and OmissionU.  The Company and each Company Subsidiary will cause any professional consultants, including architects and engineers, to maintain coverage in limits of not less than $1,000,000.

(e) 227B227B227B227B227B227BUOther InsuranceU.  In addition to the above, the Company and each Company Subsidiary shall maintain all insurance, Directors and Officers Insurance and surety and fidelity bonds in amounts and for such periods that are deemed to be prudent, or are customarily maintained by persons or entities operating properties of like kind, construction and occupancy in the locality of the Property.

(f) 228B228B228B228B228B228BUAll InsuranceU.  Unless specified on any of the policies required above, and such specification is reciprocated on other corresponding policies, all insurance required herein will be primary and not excess over, contributory or participating with any other insurance carried by individual Members or their respective affiliates or agents.

(g) 229B229B229B229B229B229BUOther Requirements With Respect to InsuranceU.  The following provisions shall apply with respect to all insurance coverage required above:

(i) 237B237B237B237B237B237BUInsurance CompaniesU:  All insurance required herein shall be issued by insurance companies of recognized good standing, with a rating of at least A in Best’s Key Rating Guide, and must be licensed to do business in the state in which the Property is located.  Coverage under blanket policies may be extended by endorsements provided the insurers meet the requirements stipulated herein.  Each policy shall not have more than a commercially reasonable deductible for any occurrence, except for mandatory deductibles where required under local regulations, or when required by insurers for specific catastrophic perils.

(ii) 238B238B238B238B238B238BUEvidence of InsuranceU:  The Company and each Company Subsidiary shall obtain, before the expiration date of each such policy, certificates or binders evidencing such insurance, or endorsements, thereof acceptable to BREA.

(iii) 239B239B239B239B239B239BUCancellationU:  The Company and each Company Subsidiary shall within 30 days notify each Member of any cancellation of, non-renewal, or such material change as may adversely affect any insurance policy or coverage in force.  Each policy shall contain a provision obligating the insurer to send at least thirty (30) days’ prior written notice to each Member and any party included as an additional insured or loss payee notifying them of the intent to cancel or make such change, and that any loss otherwise payable to them thereunder shall be paid notwithstanding any act or negligence on their part or that of the Company or any Company Subsidiary which might, absent such provision, result in a forfeiture of all or part of such insurance payment.

(iv) 240B240B240B240B240B240BUSeparate InsuranceU:  Without the prior written consent of the Members, neither the Company nor any Company Subsidiary shall not purchase separate insurance concurrent in form or contributing in the event of loss, with the insurance required hereunder.

(v) 241B241B241B241B241B241BUPayment of PremiumU:  The Company and each Company Subsidiary shall be solely responsible for, and promptly pay when due, any and all premiums on all such insurance to be carried by the Company and each Company Subsidiary.

(vi) 242B242B242B242B242B242BUWaiver of SubrogationU:  The Members, the Company and each Company Subsidiary waive any claims against one another with respect to the insurance actually carried to the extent of the proceeds realized from such insurance coverage.

GENERAL

•	Conducting or causing to be conducted the day-to-day business and affairs of the Company in accordance with the Requirements, including all matters which do not constitute Major Decisions

•	Implementing the Major Decisions of the Company

•	Monitoring and supervising the performance of the Property

•
Paying approved expenses, including principal and interest payments under the Project Financing and all taxes, assessments and other impositions applicable to the Property payable by the Company or any Company Subsidiary

•
Executing on behalf of and in the name of the Company or the applicable Company Subsidiary all agreements that do not constitute Major Decisions that are required for the day-to-day operations of the business of the Company and each Company Subsidiary

•	Suing, prosecuting, settling or compromising all claims by or against third parties subject and in accordance with the Requirements

•	Requiring contractors providing services in connection with the Property to maintain adequate insurance and, to the extent reasonably appropriate, sufficient bonds and similar items

•	Protecting and preserving the title and interest of the Company, each Company Subsidiary and their respective assets

•	Filing all disclosure documents related to the Property required by law and taking any other actions necessary or advisable in order to comply with the Requirements

•	Performing all business functions and otherwise operating and managing the Property in accordance with the Requirements

•	Overseeing third party providers’ services to ensure that Property is managed to yield optimal returns

•	Performing such other duties as may be reasonably requested from time to time by BREA

*   *   *

EXHIBIT “F”

 MANAGEMENT [AND OPERATING] AGREEMENT
([Individual property])

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the ___ day of ___________, 2010 (the “Effective Date”), by and between [Property Owner], a Delaware limited liability company (“Owner”), and EMERITUS CORPORATION/ EMERICARE INC1, a Washington corporation (“Manager”) in connection with the [assisted living and/or memory care/skilled nursing facility] known as “[___]” located at [____] (“Facility”).

WITNESSETH THAT:

WHEREAS, Owner has acquired the Facility as of the date of this Agreement.

WHEREAS, in connection with the ownership of the Facility, Owner desires to engage Manager as its property manager for the Facility pursuant to the terms hereof.

WHEREAS, Manager is the licensed operator of the Facility.F2

NOW, THEREFORE, in consideration of the promises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed as follows:

AGREEMENT

The parties agree as follows:

1.	0BRetention of Services

1.1	16BRetention

Subject to the terms and conditions contained herein, Owner hereby retains and engages Manager, as Owner’s exclusive agent for these purposes, to supervise, manage, operate, lease, and maintain the Facility in the name and for the account of Owner.  Manager accepts such retention and engagement and agrees that, as the licensed operator of the Facility it shall have ultimate responsibility for the care provided at the Facility and for the compliance of the Facility with applicable law.  Manager further agrees that, to the extent not inconsistent with the terms and conditions hereof or with Manager’s status as the licensed operator of the Facility, it shall comply with such written instructions as may from time to time be given by Owner.  In furtherance and not in limitation of the foregoing, Manager agrees to be bound by the following general operating covenants:

(a)	55BManager will perform the duties and responsibilities of Manager as set forth in this Agreement;

1 EmeriCare will be the Manager for the SNFs.

2 Form to be revised and conformed in Georgia in case Owner is the licensee; to be revised to reflect that Owner and Manager are the licensee in the case of the CA RCFEs

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(b)	56BManager will use its Best Efforts (as defined in Section 4.1 hereof) to supervise and direct the management and operation of the Facility in a cost-effective and efficient manner; and

(c)	57BManager will consult with Owner and keep Owner advised of all major policy matters relating to the Facility.

Provided, however, although ultimate responsibility for the day to day operations at the Facility will be and remain with Manager, Owner shall retain sole ownership of, and nothing herein shall be construed to give Manager any interest in (other than such limited rights to possession or use as may be required to allow Manager to perform its obligations under this Agreement): (i) the Facility; or (ii) any assets (including, without limitation, any furnishings, fixtures, trade fixtures, equipment, supplies, consumables, inventories, tangible and intangible personal property, accounts and accounts receivable, Resident Agreements and other contracts or agreements relating to the Facility, and insurance and condemnation proceeds) necessary or convenient to the ownership, use, and operation of the Facility and acquired with Owner’s funds or revenues of the Facility.  Except as otherwise specifically provided herein, all expenses incurred by Manager in the operation and management of the Facility in accordance with this Agreement, including without limitation Manager’s Fee (as defined below), but specifically excluding any expenses incurred by Manager in the event it has liability to Owner under the indemnity provisions of this Agreement, shall be paid from revenues of the Facility or from the funds deposited by Owner in the Facility’s Operating Account pursuant to Section 6.2(f).

1.2	17BServices

The management services to be provided by Manager with respect to the Facility are as follows:

(a)
58BManager shall enter into agreements with the residents of the Facility (the “Resident Agreements”) and other agreements (the “Leases” and together with the Resident Agreements, the “Occupancy Agreements”), if any, for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires, permissive use arrangement, subtenants, or otherwise) and perform, as and when due, the duties and responsibilities imposed on Manager under the terms thereof;

(b)
59BManager shall comply with the annual budgeting process as set forth more fully in Section 3, shall conduct the ongoing operation of the Facility in compliance with the Approved Annual Budget (as defined below) subject to such deviation therefrom as may be authorized under Section 3 and shall diligently monitor the Facility’s profitability;

(c)
60BManager shall develop and implement such operational policies and procedures as may be necessary to ensure the ongoing licensure of the Facility and for the efficient and effective operation thereof and shall from time to time during the term hereof develop such new policies and procedures as shall be reasonably necessary to ensure the establishment and maintenance of operations standards

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appropriate for the nature of the Facility, all with the goal of meeting the requirements of Section 4 with respect to the  compliance of the Facility with applicable law and third party payor reimbursement programs;

(d)
61BManager shall develop and implement an [assisted living and/or memory care/skilled nursing] program approved by Owner for the Facility, which shall include the use of a Resident Agreement in the form provided by Manager to Owner, reflecting rates which are consistent with those set forth in the Approved Annual Budget, and quality assurance monitoring with respect to the Facility’s compliance with all applicable laws, statutes, regulations, ordinances, rules, requirements (including, without limitation license and permit requirements), and guidelines of any governmental or quasi-governmental authority, and their designated agents, lawfully asserting jurisdiction with respect to an [assisted living/skilled nursing] facility as well as compliance with all public and private programs through which the Facility receives payment, reimbursement, or other compensation for services provided by or at the Facility, and Manager covenants that Manager shall use its Best Efforts to avoid citations or complaints by any such governmental authority, or any resident or resident’s family member, with regard to patient care or the operation and maintenance of the Facility;

(e)	62BManager shall provide services necessary to promote customer, resident, and employee satisfaction;

(f)	63BManager shall develop and implement a system for the diligent monitoring and assurance of physical plant maintenance and housekeeping at the Facility;

(g)	64BManager shall develop, implement and diligently monitor marketing plans and marketing materials for the Facility;

(h)
65BManager shall provide human resources functions, to include, without limitation, implementation and oversight of policies and procedures that ensure compliance with all applicable federal, state, and local laws pertaining to employment taxes, workers’ compensation, and other employment-related matters, including, without limitation, diligent guidance and support relative to all employee issues;

(i)
66BManager shall provide the accounting function to the Facility, which function shall include without limitation: (i) collecting revenues (including, without limitation, Gross Operating Revenues (as defined below)) generated by or in connection with the operation of the Facility, including issuing bills and collecting accounts and monies owed for goods and services furnished to the Facility, including, but not limited to, enforcing the rights of the Facility as a creditor under any contract to which Manager may be a party in connection with the operation of the Facility or in connection with the rendering of any services, (ii) establishing and maintaining bank accounts at such financial institutions, in such names, and with such restrictions on withdrawals, as shall be expressly approved by Owner (collectively, the “Operating Account”), into which Operating Account Manager covenants to deposit all such revenues, as well as

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any funds provided by Owner pursuant to Section 6.2(f), (iii) establishing the schedules of recommended charges, including special charges for services rendered to the [residents/patients] at the Facility, (iv) preparing and filing any required cost reports, if and to the extent the Facility participates in Medicare and/or Medicaid and (v) providing, using generally accepted accounting principles (“GAAP”), the general ledger, accounts receivable, accounts payable, and payroll functions, as well as financial statements and data processing in accordance with Section 4, below;

(j)
67BNotwithstanding any other provision of this Agreement to the contrary, Manager shall operate the Facility in accordance with and in compliance with all terms and conditions of any loan or other financing arrangement of Owner with respect to the Facility (“Owner’s Loan”), including all obligations to insure the Facility and the operation of the Facility thereon;

(k)
68BManager shall manage the Facility and oversee all related operations in accordance with all applicable laws and regulations.  Manager shall use its Best Efforts to permit no act or omission which results in any loss, suspension, revocation, de-licensure, or discipline actions or fines against the Facility, Manager or Owner;

(l)
69BManager shall purchase supplies and non-capital equipment needed to operate the Facility within the budgetary limits set forth in the Approved Annual Budget. In purchasing said supplies and equipment, if possible, Manager shall take advantage of any national or group purchasing agreements to which Manager may be a party and of all discounts available thereunder.

All of the costs incurred by Manager in providing the services contemplated by this Agreement shall be paid from funds in the Facility’s Operating Account.

1.3	18BTerm

The term of this Agreement (“Term”) shall be for one (1) year, commencing on the Effective Date, and thereafter, the Term shall be automatically renewed for successive one (1) year periods, upon all of the same terms and conditions as are in effect during the then current term of the Agreement, unless (i) notice of non-renewal is given by either party ninety (90) days prior to the expiration of the then current term, or (ii) otherwise cancelled pursuant to Section X6X of this Agreement.

2.	1BManager’s Compensation
        (a)           As compensation for the services to be rendered by Manager during the term of this Agreement, Manager shall be paid a monthly management fee (“Fee”) equal to five percent (5%) of the Gross Operating Revenues of the Facility, actually collected for such calendar month.  “Gross Operating Revenues” shall include all payments received in connection with Occupancy Agreements or other payments for the use or occupancy of space in the Facility (whether by residents, licensees, concessionaires,

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permissive use arrangement, or otherwise), including, without limitation, any such payments received pursuant to any sublease or assignment of Occupancy Agreements, any lease, license, concession, or other permissive use arrangement; all payments made by any third-party payors under any third-party payor program (including, without limitation, to the extent applicable to the Facility, Medicare, Medicaid (however denominated under State law), CHAMPUS, Blue Cross and/or Blue Shield, managed care plans, or other private insurance plans or employee assistance programs), parking revenues, income from vending machines, photocopy machines, and other such devices, late charges, interest on past due rentals, payments under any licenses, concessions, or other agreements for advertising signs, telecommunications services, antennas, or disks, all lease modification, amendment, surrender, or cancellation payments, all proceeds in lieu of rental revenues from any business interruption insurance policies; all escalation payments; and all payments made by residents, or other users of the Facility for extra services, including, without limitation, the use of any personal property used in connection with the Facility and the provision of any healthcare or other personal services.  For the avoidance of doubt, the parties acknowledge and agree that the “Gross Operating Revenues” of the Facility shall not include income derived from interest on investments or otherwise (except for business interruption insurance proceeds as set forth above), proceeds of claims on account of insurance policies, abatement of taxes awards arising out of takings by eminent domain, discounts and dividends on insurance policies, sale or refinancing proceeds, monies paid for capital expenditures, all purchase discounts, and security deposits.

(b)           Payment of the Fee with regard to a given calendar month shall be made on the twenty-fifth (25th) day of such calendar month during the term, commencing with the calendar month in which Owner acquires the Facility, and may be paid even if the revenue from the Facility is insufficient to pay the other operating expenses of the Facility.

(c)           Within twenty (20) days after the end of each fiscal year during the Term, Manager shall provide to Owner a year end reconciliation of the Fee for Owner’s review and approval, and to the extent such approved reconciliation discloses a discrepancy between the Fee owed to, and the Fee actually paid to, Manager, such discrepancy shall be paid to Manager, or reimbursed to Owner, as the case may be, within five (5) days after such reconciliation is approved by Owner.

3.	2BAnnual Budget

3.1 3BPreparation of Budget; Contents

4BWithin ninety (90) days of Owner’s acquisition of the Facility, with respect to the balance of calendar year 2010 and, at least forty-five (45) days prior to the first day of each calendar year thereafter during the Term, Manager shall prepare and submit to Owner for its approval, a detailed line item budget (the “Annual Budget”) which shall be in a form and with content acceptable to Owner.  The Annual Budget shall include, among other matters, anticipated income, expenditures (including capital expenditures and any corresponding capital expenditure budget), leasing/room rates for Facility beds/units and reserves for such year.  The Annual

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Budget shall not contain expenses or allocations for home office expenses, general corporate or administrative charges, or payroll or other accounting expenses, or any other costs or expenses for which Manager is not entitled to reimbursement hereunder.  The Annual Budget shall include a separate line item specifically identifying all fees payable to Manager and any Affiliate of Manager, with respect to the Facility, including any fees payable under this Agreement.

3.2 5BApproval of Budget

6BManager may proceed in accordance with the Annual Budget only if the same is approved by Owner in accordance with the provisions hereof.  Upon the receipt of the proposed Annual Budget from Manager, Owner shall have thirty (30) days to approve or disapprove in writing (specifying with reasonable particularity the reasons for such disapproval) the Annual Budget.  If Owner does not approve the Annual Budget in writing within this thirty (30) day period, then the submitted Annual Budget shall be deemed disapproved.  The Annual Budget or a revision thereof shall be deemed finally approved by Owner only if it is approved in writing by Owner.  Owner’s approval shall not be unreasonably withheld.  Within ten (10) days of receiving a written response from Owner disapproving (with reasons) the Annual Budget (the “Response”), Manager shall re-submit a revised Annual Budget to Owner addressing the concerns of Owner contained in the Response.  Owner shall thereafter have ten (10) days to approve the Annual Budget, and if not approved or disapproved within such time period, such proposed Annual Budget shall be deemed provisionally approved.  Manager and Owner shall continue with this process until the Annual Budget is finally approved.  As used herein, the “Approved Annual Budget” means (A) the Annual Budget for the then current year as approved by Owner in accordance with the provisions of this Section 3.2 or (B) if the Annual Budget for the then current year has not yet been so approved by Owner, then during the interim period until such time as Owner approves the Annual Budget for such year, a temporary Annual Budget shall take effect which shall be equal to the prior year’s approved Annual Budget increased by five percent (5%) for all line items, except for taxes, insurance premiums and utilities included in the prior year’s approved Annual Budget, each of which shall equal the amount actually incurred for each such item.

3.3 7BObligation and Authority to Implement Budget

8BManager shall implement the Approved Annual Budget in accordance with the foregoing provisions and shall be authorized, without the need for further approval by Owner, to make the specified expenditures and incur the specified obligations provided for in the Approved Annual Budget (but only if (a) the entry into any agreement provides for a term of less than three (3) months, unless terminable by Manager without cause or penalty upon thirty (30) days’ notice to the other party), (b) the specified expenditure or obligation is for a sum less than Fifty Thousand Dollars ($50,000) (and a series of related expenditures for amounts less than $50,000 shall be construed as a single agreement for purposes of this subsection (b)), and (c) Manager acts in strict conformance with the Approved Annual Budget in all respects (including the nature, amount and timing of each such expenditure or obligation) except as provided in Section 3.4 below, and subject to the other provisions of this Agreement). The Manager shall use diligent efforts to keep the Owner fully informed regarding all material matters relating to the Facility and its operations and assets (and such other specific matters as the Owner may reasonably request from time to time) and shall so consult on a monthly basis and at all reasonable times

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requested by the Owner.  In addition, the Manager shall, and shall cause any party retained by it or its Affiliates to implement the matters set forth in any approved Annual Budget to periodically consult with the Owner regarding the implementation of the Approved Annual Budget.

3.4 9BPermitted Deviations from Budget

10BAny deviation from or expenditure inconsistent with the Annual Budget (or the entry into any agreement requiring such deviation or expenditure) shall require the prior written approval of Owner.  The consent of Owner to an expenditure payable to an unrelated third party exceeding the amount specified for such expenditure in the Annual Budget shall not be required in any of the following circumstances:  (a) Manager, in its reasonable judgment, deems there to be an emergency requiring such expenditures to effectuate immediate action necessary for the protection of the assets of the Facility or to avoid property damage or personal injury or to preserve the well being of residents in the Facility or to avoid impairment of the Facility operating licenses, (b) such expenditure would not cause the aggregate amount of the expenses (excluding the expenses described in clause (c) below) within the Annual Budget to exceed 105% of the entire amount of budgeted expenses (excluding the expenses described in clause (c) below) in the Annual Budget (taking into account the amounts expended to date and reasonably anticipated expenses); or (c) expenditures for real property taxes and assessments and utilities.  The provisions of clause (b) above are intended to be in lieu of any contingency category that covers, in whole or in part, costs of the types described in any of the other categories under the Annual Budget (so that excess costs in a specific category might be covered by such contingency category) and accordingly, there shall be no such contingency line item in the Annual Budget; the provisions of clause (b) above are not intended, however, to be in lieu of a contingency category for unanticipated costs that are not of the types described in other categories under the Annual Budget.  Notwithstanding the foregoing, if the Manager reasonably believes that any Annual Budget excess related to variable expenses shall be corrected prior to the end of the applicable fiscal year, or that such excess is proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then such excess shall not be considered for the purposes of Default under this Agreement until such fiscal year is concluded and reconciled. In the event the reconciliation demonstrates that the Annual Budget excess related to variable expenses was corrected prior to the end of the such fiscal year, or was proportionately offset by non-forecasted revenue gains (without any decrease in applicable profit margins), then any penalty or default under this Agreement related to such excess shall be waived by Owner.  Manager shall promptly notify Owner, both by telephone and in writing, of each permitted Budget deviation made pursuant to this Section 3 and shall promptly supply Owner with such information with respect thereto as Owner may reasonably request.

4.	11BDuties of Manager

4.1	19BGeneral Duty and Relationship

20BManager shall use its Best Efforts (as hereinafter defined) in the management and operation of the Facility to be in compliance with all applicable statutes, regulations, ordinances, rules, requirements (including, without limitation license and permit requirements), and guidelines of any governmental or quasi-governmental authority, and their designated agents, lawfully asserting jurisdiction with respect to the Facility as well as compliance with all public

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and private programs through which Owner, or Manager on behalf of Owner, receives payment, reimbursement, or other compensation for services provided by or at the Facility and otherwise consistent with similarly situated [senior housing/assisted living/skilled nursing facilities] of comparable standard. Manager further covenants that Manager shall use its Best Efforts to avoid citations or complaints by any such governmental authority, or any resident or resident’s family member, with regard to patient care or the operation and maintenance of the Facility, including any citations or complaints which results in a loss, suspension, revocation, de-licensure, or other disciplinary action or fines against the licensee or the Facility.  As used in this Agreement, “Best Efforts” shall mean diligent efforts consistent with reasonable business judgment and prevailing commercial practices of institutional property managers that manage properties similar to the Facility in the same market area as the Facility.  Except to the extent required to perform its duties under this Agreement or by applicable law or pursuant to court order or judicial process, Manager shall not reveal or give out any information in connection with the Facility, the Resident Agreements or the accounts of the Facility to any person without obtaining Owner’s prior written authorization, which shall not be unreasonably withheld.

4.2	21BBooks and Records

22BManager shall maintain records, books and accounts with respect to the management and operation of the Facility and shall retain those records during the Term and, to the extent the subsequent licensed operator of the Facility elects not to take possession of the same upon termination of the Term, for a period of three (3) years thereafter.  Manager shall maintain all required records pertaining to the care of individual residents in accordance with all pertinent requirements with respect to maintaining the privacy of such records of care provided to the individual residents under applicable state law as well as Federal Law, including, but not limited to, the Privacy and Security rules in the Federal Health Insurance Portability and Accountability Act of 1996 (collectively, the “Patient Confidentiality Laws”). Subject to the requirements of the Patient Confidentiality Laws, Owner shall have the right, during Manager’s normal business hours, to inspect and copy such records and audit the monthly reports required by Section 5.6 hereof.  Such books and records will include all canceled checks (if canceled checks are provided by the bank to Manager), a separate set of books and records relating to the operation of the Facility maintained on a cash and accrual basis, and monthly summaries of all accounts receivable and accounts payable (to be delivered no later than fifteen (15) days after each month).  Manager will hold all such files, books, records and checks (the “Records”) in a secure location and separate from records relating to other purposes.

23BSubject to the requirements of the Patient Confidentiality Laws, during the Term, Owner and its agents, representatives, employees, and auditors may, at such reasonable times as Owner may determine, inspect, audit, and copy any of the Manager’s records, files, reports, and related materials pertaining to the Facility or to Manager’s performance under this Agreement.  If an audit by Owner discloses any sum due Owner by Manager or any overpayment to Manager, Manager will promptly reimburse Owner for any amounts due.  If the audit discloses a shortfall variance of more than five percent (5%) in the aggregate of amounts due Owner by Manager, Manager will bear the reasonable cost of the audit.  Otherwise, the audit will be at Owner’s expense.

4.3	24BEmployment of Personnel

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25BManager shall use its Best Efforts to have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Facility.  Subject to the foregoing, all matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager, with respect to which Manager shall exercise reasonable care.  Manager is in all respects the employer of such employees, including all on-site and certain off-site personnel.  Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom.  Manager shall comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer employee related subjects.  Manager represents that it is and will continue to be an equal opportunity employer and must advertise as such.  Manager shall have the power to hire, discipline, dismiss or transfer the employees of the Facility, including, but not limited to, the administrator/executive director of the Facility; provided, however, Manager shall keep Owner reasonably informed with respect to the Manager’s desire to transfer or terminate the administrator/executive director, and shall consult with Owner with respect to the hiring of the position, it being understood, however, that any final decisions made in this regard shall be made by Manager.  If Owner becomes dissatisfied with the performance of the administrator/executive director, Owner shall have the right to confer with representatives of Manager in charge of operating the Facility to express such dissatisfaction and to discuss the possible consideration of replacing the administrator/executive director or otherwise placing the administrator/executive director on a performance action plan; it being understood, however, that any final decisions made in this regard shall be made by Manager.  All employment arrangements are therefore solely Manager’s responsibility and Owner shall have no liability with respect thereto.  Nothing contained herein, however, shall be deemed to permit Manager to charge Owner, or to use the income of the Facility to pay, for the services of Manager’s employees (except to the extent provided in the Approved Annual Budget).

4.4	26BMaintenance and Repairs

27BManager shall make periodic inspections of the Facility, including, without limitation, the resident apartments, parking areas, and common areas, to determine necessary and appropriate repairs, maintenance and replacements.  Manager shall keep and maintain the Facility in a good, orderly, clean, safe, sanitary and sightly condition and shall perform all repairs, maintenance and changes, do all decorating, and purchase all supplies, necessary, within the parameters of the Approved Annual Budget, for the proper operation of the Facility.

4.5	28BFinancial Statements

Manager shall deliver or cause to be delivered to Owner statements as follows:

(a)	70BAnnual unaudited financial statements (balance sheet and income statement) in a format acceptable to Owner within ninety (90) days of the end of the calendar year.

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(b)
71BA monthly report (which shall include balance sheet, income statement, rent roll and a year-to-date operating statement) for each calendar month, certified to be true, accurate and complete in all material respects, and submitted to Owner within thirty (30) days of the end of each such calendar month (the “Periodic Report“).  Each Periodic Report shall be in accordance with GAAP except for the manner in which they account for resident move in fees.

(c)
72BAt Owner’s request, audited financial statements (balance sheets and income statements) audited by the “Facility’s Accountants” (i.e., KPMG or another independent nationally recognized accounting firm approved by Owner). Such audit by the Facility’s Accountants may be conducted at a level that consolidates the Facility with other similar properties managed by Manager and owned by affiliates of Owner.  In addition, upon Owner’s request, Manager will deliver with the audited financial statements its forecasts or other analysis for the then current fiscal year.

All costs and expenses incurred in connection with the preparation of any statements, schedules, computations and other reports required under Sections 4.5(a) and (b) shall be borne by Manager.  All costs of tax return preparation and audited financial statements pursuant to Section 4.5(c) shall be at Owner’s expense.  Manager shall have no liability for errors in the financial statements prepared during the term of this Agreement which arise from errors in starting accounting balances created from the financial statements of the prior operator of the Facility.

4.6	29BThird Party Reports

Provided Owner has given reasonable prior written notice to Manager of such reporting requirements, Manager shall prepare all reports and financial statements required by any third party to which Owner is required by law or contract to report, including any lender or mortgagee under an Owner’s Loan, and deliver the same to Owner within a time period such that Owner will be able to satisfy its reporting obligations to such third party under the documents or regulations requiring such reporting, such as loan documents evidencing an Owner’s Loan.  Additionally, Manager shall supply the information and reports required to prepare any other financial reports required by Owner in good faith.  Any reports or financial statements required under this Section 4.6 that are in excess of those required under Section 4.5 shall be prepared at Owner’s expense.

4.7	30BData Processing

Manager shall, at its own expense, directly or through an affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Facility.

4.8 31BHealth Care Licenses

32BThe parties acknowledge and agree that as of the Effective Date, [Manager/Owner] has obtained all licenses and certifications, including, but not limited to, Medicare and Medicaid, if applicable, required for the lawful operation of the Facility. [Manager/Owner] shall use its Best

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Efforts to maintain all such licenses and certifications in full force and effect during the term of this Agreement.

4.9	33BInsurance

It is the intention of the parties hereto to secure the broadest and most cost-effective insurance available to cover Owner and Manager in the protection, operation and enhancement of the Facility, which is usually accomplished when both principal parties are insured under the same policies.  In any event, such insurance shall, at all times, be required to satisfy the requirements of Owner’s Loan. Thus, Manager, Owner and Owner’s lenders are (1) to be included as insureds (or additional insureds in the case of a lender under an Owner’s Loan) under Owner’s general liability insurance obtained by Owner or, if requested by Owner, by Manager covering inherent and operational hazards associated with the management of the Facility, and (2) to receive a waiver, to the extent necessary, of all direct damage insurers’ rights of subrogation against Manager and Owner under all direct damage insurance policies covering the Facility.  Manager shall not be required to obtain separate coverage except to the extent Manager is no longer covered under Owner’s policies, and in such event, any claims made under such Manager’s coverage shall include Owner as an additional insured and waive Manager’s insurer’s rights of subrogation against Owner where such waivers are possible.

All insurance policies required of either party under this Section 4.9 shall be maintained as an expense of the Facility (and not of Manager)  and shall (1) be issued by reputable, financially sound companies licensed to do business in the state in which the Facility is located, and which have an A.M. Best rating of A-VIII, or better; and (2) require at least thirty (30) days’ unconditional notice to the other party of cancellation of coverage (except that ten (10) days’ notice of cancellation for non-payment of premium may be given).  Owner’s or Manager’s, as applicable General Liability Insurance policy shall be endorsed to be primary insurance in its coverage of both parties, and any General Liability Insurance policy maintained separately by Manager shall be endorsed to be excess and non-contributory with policies carried by Owner.

Notwithstanding anything to the contrary contained in this Section 4.9, to the extent permitted by Owners’ Loan, the obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Manager; provided, however, that the coverage afforded Owner and Owner’s lender will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Section 4.9  are otherwise satisfied, and provided further that Manager maintains specific allocations acceptable to Owner.

Notwithstanding anything to the contrary herein, with the exception of losses, damages, liability or expenses incurred due to the gross negligence or willful misconduct of the other, neither Manager nor Owner shall assert against the other, and each does hereby waive with respect to each other, any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of injury to persons or damage to property arising out of the ownership, operation and maintenance of the Facility to the extent that the same are covered by the insurance carried under this Section 4.9.  Each party shall

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cause its respective insurance companies to waive subrogation against the other on account thereof.

5.	12BDefault

In the event that either party is in default of any of the obligations hereunder (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) shall give the Defaulting Party written notice of such default (the “Notice of Default”).  The Defaulting Party shall thereafter have ten (10) days after receipt of such written Notice of Default to cure a monetary default and thirty (30) days after receipt of such written Notice of Default to cure a non-monetary default, provided that if due to the nature of a non-monetary default the Defaulting Party cannot reasonably cure such default within such thirty (30) day period, then the Defaulting Party shall have such additional period of sixty (60) days to cure such default if the Defaulting Party commences the cure within said initial thirty (30) day period and thereafter diligently pursues the same to completion.

6.	13BTermination Rights

This Agreement may be terminated and, except as to liabilities or claims of either party hereto which may have arisen before such termination, the obligations of Manager and Owner under this Agreement may be terminated, by mutual agreement of Manager and Owner or otherwise upon the written notice of the party terminating this Agreement to the other party, after the occurrence of any of the events described in this Section 6.

6.1	34BTermination by Owner

Owner may, at its option, terminate this Agreement at any time for any of the reasons set forth in Section 6.1(a) through 6.1(f):

       (a) 73BDefault.  Default by Manager under this Agreement and Manager’s failure to cure the same within the applicable cure period set forth in Section X5X.

       (b) 74BBankruptcy or Dissolution and Certain Other Events.  The occurrence of any Bankruptcy/Dissolution Event with respect to Manager.  For purposes of this Section 6.1(b), a “Bankruptcy/Dissolution Event with respect to Manager” shall mean the commencement or occurrence of any of the following:  Manager shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Manager’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager as bankrupt or insolvent or approving a petition seeking reorganization of Manager, or appointing a receiver, trustee, or liquidator with respect to all or a substantial part of Manager’s assets, and such order, judgment, or decree shall continue for any period of ninety (90) consecutive days.

       (c) 75BSuspension or Termination of Licensure.  If any license for the operation for the Facility is suspended, terminated, or revoked for any reason other than a cause

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which is outside the control of Manager, or, to the extent applicable, the Facility is decertified from participation in Medicare or Medicaid, if applicable, and such suspension, termination, revocation, or involuntarily decertification shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted.

      (d) 76BTortious Acts By Manager.  Any act by Manager that constitutes fraud, willful misconduct or gross negligence.

       (e) 77BCasualty or Condemnation.  In the event Owner permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

       (f) 78BTermination Upon Transfer.  If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are directly or indirectly sold to a third party.

6.2	35BTermination by Manager

Manager may, at its option, terminate this Agreement upon sixty (60) days’ notice with cause at any time, subject to providing notice to Owner as set forth below, and for any of the reasons set forth in Section 6.2(a) through 6.2(f):
           (a) Default.                      Default by Owner under this Agreement and Owner’s failure to cure the same within the applicable cure period set forth in Section 5.

         (b) Suspension or Termination of Licensure.  If any license for the operation of the Facility that has been issued in the name of Owner is at any time suspended, terminated, or revoked due to the fault of Owner and such suspension, termination or revocation shall continue in effect for a period of thirty (30) consecutive days after all appeals have been exhausted.

         (c) Bankruptcy or Dissolution.  The occurrence of any Bankruptcy/ Dissolution Event with respect to Owner.  For purposes of this Section 6.2(c), a “Bankruptcy/Dissolution Event with respect to Owner” shall mean the commencement or occurrence of any of the following:  if Owner shall apply for or consent to the appointment of a receiver, trustee, or liquidator of all or a substantial part of Owner’s assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Owner as bankrupt or appointing a receiver, trustee, or liquidator of Owner with respect to all or a substantial part of Owner’s assets, and such order, judgment or decree shall continue in effect for any period of ninety (90) consecutive days.

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(d) Termination Upon Transfer.  If Owner sells or otherwise transfers its interest in the Facility, or if all of the membership interests in Owner are directly or indirectly sold to a third party.

(e) Casualty or Condemnation.  Owner permanently discontinues the operation of the Facility on account of damage to or destruction of, or a taking by (or sale under threat of) eminent domain of, a substantial part of the Facility or pursuant to Section 8.8.

             (f) Insufficient Funds.  The Facility is not generating sufficient revenue to pay the costs and expenses of the Facility, and there are insufficient funds in the Operating Account, and Owner fails, within ten (10) days after receipt of a written request from Manager, to place sufficient funds in the Operating Account, to pay same, provided that Manager gives at least thirty (30) days’ prior written notice of termination to Owner.

6.3	36BEffect of Termination

Termination of this Agreement shall terminate all rights and obligations of the parties hereunder, except for any provision of this Agreement which is expressly described as surviving any expiration or termination of this Agreement.  Such termination, however, shall not terminate the rights and obligations of the parties (including any compensation due to Manager under Section X2X) which accrued prior to the effective date of termination nor shall it prejudice the rights of either party against the other for any breach of this Agreement.  Upon termination, the payment of any compensation to Manager shall be offset by any damages (including reasonable attorneys’ fees) incurred by Owner by reason of any act or omission by Manager that is a breach of this Agreement or constitutes gross negligence, willful misconduct, or fraud (as determined by final non-appealable decision of a court of competent jurisdiction).  Upon termination of this Agreement, Owner, in its sole discretion, may select another entity to succeed Manager, subject to approval by any applicable regulatory authorities.  Without limitation on the generality of the foregoing, provided Owner or Owner’s designee is duly licensed to operate the Facility as of the date on which this Agreement is terminated, either party’s termination of this Agreement in accordance with the terms hereof shall terminate any and all rights of Manager to act on behalf of or with respect to the Facility (and Manager shall, if Owner so requests, execute a notice to third parties, in form reasonably satisfactory to Owner, to the effect that Manager’s rights have been so terminated).

6.4	37BFinal Accounting

Upon the expiration of the Term or any other termination of this Agreement as herein provided, Manager shall (a) deliver to Owner a final accounting within thirty (30) days of such expiration or termination; (b) surrender and deliver up to Owner possession of the Facility and all rents and income, including resident security deposits, of the Facility and other monies of Owner on hand and in any bank account as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); (c) deliver to Owner, as received, any monies due Owner under this Agreement but received after such termination as soon as reasonably practicable (but no later than two (2) business days after receipt); (d) deliver to Owner all materials and supplies, keys, contracts and documents, and such other accounting

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papers and records pertaining to this Agreement as Owner shall request as soon as reasonably practicable; (e) assign any right Manager may have in and to any existing contracts relating to the operation and maintenance of the Facility as Owner shall require as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration); and (f) deliver to Owner, or Owner’s duly appointed agent, all books and records, contracts, leases, resident’s agreements, receipts for deposits and unpaid bills relating to the Facility as soon as reasonably practicable (but no later than five (5) business days after such termination or expiration).

6.5	38BCooperation

If at any time during the term of this Agreement, Owner, in its sole discretion, elects by written notice to Manager to become the licensed operator and, if applicable, Medicare and/or Medicaid certified provider of the Facility, Manager shall use its Best Efforts to assist Owner in its efforts to expeditiously apply for, acquire, and obtain and thereafter maintain, health care licenses required under applicable law for the operation of the Facility in the name of the Owner and shall keep Owner fully informed of all efforts and status of said applications.  In such event, Owner and Manager will also enter into such amendments to this Management Agreement as may be reasonably necessary to allow Owner, rather than Manager, to be the licensed operator of the Facility.

In the event this Agreement is terminated, Manager shall reasonably cooperate with Owner to ensure that operational responsibility for the Facility is transferred to Owner or such other entity as may be designated by Owner, in each instance subject to either Owner or such transferee being duly licensed to operate the Facility upon termination of this Agreement; provided, however, in the event that neither Owner nor such transferee is not duly licensed by the date on which this Agreement terminates, then, to the extent required and permitted by applicable law, Manager shall enter into an interim operating agreement, on terms and conditions reasonably acceptable to Manager and either Owner or such transferee under which either Owner or such transferee shall be permitted to operate the Facility under Manager’s license until such time as a new license is issued to Owner or such transferee; provided, further, such interim operating agreement shall, at a minimum, include an appropriate indemnity to Manager from a creditworthy entity from any liability Manager may incur as a result of the operation of the Facility under its license.  Without limitation of the foregoing, Manager shall, for a period of thirty (30) days after such expiration or termination, make itself reasonably available, at no cost to Owner, to consult with and advise Owner and/or the new licensee regarding the operation and maintenance of the Facility and the transfer of accounts and accounting systems.

7.	14BIndemnification

Manager shall indemnify, defend and hold harmless Owner and its members, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful misconduct or fraud of Manager or its agents or employees, or acts by Manager outside the scope of its authority under this Agreement.  Owner agrees to indemnify, defend and hold harmless Manager and its shareholders, directors, officers and employees from any and all Claims sustained or incurred by or asserted against any one or more of them caused by the grossly negligent or willful

15

misconduct or fraud of Owner or its agents (other than Manager) or employees or acts by Owner outside the scope of its authority under this Agreement.  As used in this Section 7, “Claims” means any third party claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorneys’ fees and court costs (except to the extent covered by insurance carried or required to be carried by the indemnified persons pursuant to this Agreement). Notwithstanding any other provision of this Agreement to the contrary, each party’s obligation to indemnify, defend and hold harmless the other party shall survive termination of this Agreement.

8.	15BMiscellaneous

8.1	39BNotices

All notices required or permitted hereunder shall be given in writing by actual delivery or by facsimile transmission, with a concurrent copy sent by certified U.S. mail, postage prepaid, addressed to the recipient as follows:

If to Owner:                                                      [___]
c/o The Blackstone Group
345 Park Avenue
New York, New York  10154
Attention:   Mr. David Roth
Telephone:                    (212) 583-5885
Facsimile:                      (212) 583-5202

With Copy To:                                                      Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Gregory J. Ressa
Telephone:                    (212) 455-7430
Facsimile:                      (212) 455-2502

If to Manager:                                                      [Emeritus Corporation/Emericare Inc]
3131 Elliott Avenue, Suite 500
Seattle, Washington  98121
Attention:   Eric Mendelsohn
Telephone:                    (206) 301-4493
Facsimile:                      (206) 357-7388

With Copy To:                                                      The Nathanson Group PLLC
600 University Street, Suite 2000
Seattle, Washington 98101
Attention: Randi S. Nathanson
Telephone:                    (206) 623-6239
Facsimile:                      (206) 299-9335

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or to such other address or to such other person as may be designated by notice given from time to time during the term hereof by one party to the other.  Any notice hereunder shall be deemed given upon actual receipt by the intended recipient if delivered by hand or by a facsimile transmission of which receipt is confirmed the recipient telephonically, or five (5) business days after depositing with the U.S. Postal Service in the manner described above.

8.2	40BAttorneys’ Fees and Costs

In the event of a default hereunder which is not cured within any cure period provided for herein, if the nondefaulting party employs an attorney to enforce its rights hereunder, the defaulting party shall be liable for all reasonable attorneys’ fees, court costs, and other expenses incurred by the nondefaulting party regardless of whether a lawsuit is filed.

8.3	41BAssignment

Owner may assign all or part of this Agreement without the prior written approval of Manager to any third party purchaser of (i) the Facility or (ii) all of the membership interests in Owner, subject to Manager’s termination rights set forth in Section 6.2 above.  Subject to the terms and conditions of Owner’s Loan, Manager may not assign its interest in this Agreement except to a wholly owned subsidiary of [Manager/Emeritus Corporation].  Notwithstanding anything in this Section 8.3, any assignment of interest must be in accordance with the terms and conditions of Owner’s Loan.  This Agreement shall be binding upon and inure to the benefit of Owner and Manager, as well as to their respective successors and, to the extent permitted hereunder, their assigns.

8.4.	42BTime of Essence

Time is of the essence of this Agreement.

8.5.	43BCumulative Remedies

The rights and remedies of the parties hereto shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

8.6.	44BNo Waiver

No waiver by either party of any default of the other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the Non-Defaulting Party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default, or as a modification in any respect of the provisions of this Agreement.  The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a Defaulting

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Party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the Non-Defaulting Party’s knowledge of the preceding default or the preceding event, circumstance or condition, at the time of accepting such payment or performance, nor shall the Non-Defaulting Party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the Non-Defaulting Party.

8.7.	45BApprovals and Consents

Except as otherwise expressly provided herein, any approval or consent provided to be given by Owner hereunder shall not be unreasonably withheld but must be contained in a writing signed by Owner in order to be effective.

8.8.	46BCondemnation

In the event that at any time or times prior to the termination of this Agreement, the Facility or any part thereof shall be condemned or shall be voluntarily sold (Owner hereby expressly reserving the right and power to do so, notwithstanding any other provision hereof) for a purpose for which the same could be acquired by the purchaser pursuant to eminent domain proceedings, then the interests of Manager hereunder in the portion or portions of the same so condemned or sold shall forthwith terminate, and all compensation and damages awarded or paid by reason of such condemnation or sale shall be paid and belong solely to Owner and, if and to the extent required, the residents shall be discharged, and the Facility shall be closed, in accordance with the requirements of applicable law.  In the event that less than all of the real property then included in the Facility shall be so condemned or sold but such condemnation or sale shall injure the Facility to such extent that the remaining portion thereof cannot be made effectively usable for a [senior living/assisted living/skilled nursing] facility, then either party may terminate this Agreement as to the Facility by written notice to the other party given within ten (10) days after the transfer of title to the condemning authority and the Facility shall be closed, in accordance with the requirements of applicable law.  Unless this Agreement is terminated in its entirety due to casualty or condemnation, all of the terms and provisions hereof shall continue in full force and effect with respect to the remaining portion of the Facility.

8.9.	47BViolations of Laws: Environmental Liabilities

If Manager obtains knowledge of any Violations of Laws (as hereinafter defined) or Environmental Liabilities (as hereinafter defined) relating to the Facility, Manager shall promptly advise Owner.  “Laws” herein shall mean all federal, state, county and local governmental or municipal laws, ordinances, regulations, judgments, orders, rules and other such requirements, decisions by courts in cases where such decisions are binding precedents in the state in which the Facility is located, and decisions of federal courts applying the Laws of such state, at the time in question, including but not limited to all Environmental Laws (as hereinafter defined) and those pertaining to fair employment, fair credit reporting, health, safety, building code, rent control, taxes, equal access or fair housing, including, but not limited to, any law prohibiting, or making illegal, discrimination on the basis of race, sex, creed, color, religion,

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national origin, economic or governmentally subsidized status, or physical, mental or other disability or condition, and any labor laws.  “Environmental Laws” herein shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C §6901 et seq., Clean Air Act, 42 U.S.C. §7401 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time.  “Environmental Liabilities” herein shall mean conditions that involve the presence (whether actual or alleged) of any Hazardous Substance, conditions that are subject to any Environmental Laws, and all claims relating thereto.  The term “Hazardous Substance” for purposes of this paragraph shall mean any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material or waste or component thereof including, without limitation, all items now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, liquid, gas, device, form of energy, pathogen, material or waste or component thereof by any federal, state or local governing body or agency having jurisdiction.  “Violations of Laws” herein shall mean all written notices given by a governmental authority having jurisdiction over the Facility of an actual or alleged violation of any Laws and any violation of licensing statutes and administrative rules applicable to the Facility.

8.10.	48BSeverability

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, by invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to the persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and, each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.11.	49BGoverning Law

This Agreement has been made and executed in, and shall be governed by the laws of, the State of New York.

8.12.	50BCONSENT TO JURISDICTION

THE MANAGER HEREBY IRREVOCABLY SUBMITS AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK OR ANY COUNTY IN WHICH THE FACILITY IS LOCATED FOR ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS AGREEMENT. THE MANAGER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.

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THE MANAGER AGREES NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST THE OWNER OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT OR PROPERTY OF THE OWNER, CONCERNING ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A STATE OR FEDERAL COURT HAVING JURISDICTION OVER NEW YORK COUNTY, NEW YORK.

THE MANAGER AND THE OWNER HEREBY CONSENT TO SERVICE OF PROCESS BY THE OWNER OR MANAGER IN ANY MANNER AND IN ANY JURISDICTION PERMITTED BY LAW.  NOTHING HEREIN SHALL AFFECT OR IMPAIR THE MANAGERS’S AND THE OWNER’S RIGHT TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW.

8.13.	51BOperational and Property Reporting

Without prejudice to the other rights provided to Owner under this Agreement, Manager agrees to periodically (at least quarterly) provide Owner with information and reports regarding Manager’s operation and management of the Facility and the performance of its duties under this Agreement and with respect to renovations, alterations, general maintenance, repairs and development activities that Manager has engaged in or intends to engage in with respect to the Facility and its surroundings as set forth in this Agreement.

8.14.	52BHeadings

The article and section headings used in this Agreement are for convenience only, and the parties hereto agree that such headings are not to be construed to define, limit or extend the meaning of any part of this Agreement.

8.15.	53BCounterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  This Agreement may be delivered by facsimile or email transmission.  This Agreement shall be effective if each party hereto has executed and delivered at least one counterpart hereof.

8.16.	54BEntire Agreement

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained, and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the change or modification is sought.

[Signature Page Follows]

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EXECUTED as of the first date first above written.

MANAGER:	[EMERITUS CORPORATION/EMERICARE INC],
a Washington corporation

By:
Name:	Eric Mendelsohn
Title: SVP Corporate Development

OWNER:	[____]
a Delaware limited liability company

[By:	BRE/SW PORTFOLIO LLC,
a Delaware limited liability company,
its sole member

By:	EMERITUS CORPORATION,
a Washington corporation,
its administrative member

By:
Name: Eric Mendelsohn
Title: SVP Corporate Development]

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EXHIBIT “G”U

CERTAIN TAX AND ACCOUNTING MATTERS

ARTICLE I                      UDEFINITIONSU.

Capitalized terms used in this Exhibit have the meanings set forth below or in the Section of this Exhibit referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Exhibit.  All terms defined in this Article I in the singular have the same meanings when used in the plural and vice versa.  Accounting terms used but not otherwise defined shall have the meanings given to them under generally accepted accounting principles.  References to Sections and Articles refer to sections and articles of this Exhibit, unless the context requires otherwise.  Capitalized terms that are not defined in this Exhibit shall have the meaning ascribed to them in the Limited Liability Company Agreement to which this Exhibit is attached (the “LLC Agreement”).

Section 1.1  “Adjusted Capital Account Deficit” means with respect to any Member, the negative balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, determined after giving effect to the following adjustments:  (a) credit to such Capital Account any portion of such negative balance which such Member (i) is treated as obligated to restore to the Company pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(UcU), or (ii) is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(UdU)(U4U), (U5U) and (U6U).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(UdU) and 1.704-2 and shall be interpreted consistently therewith.

Section 1.2 “Book Gain” or “Book Loss” means the gain or loss recognized by the Company for Code Section 704(b) book purposes in any Fiscal Year by reason of the sale or other disposition of any of the assets of the Company.  Such Book Gain or Book Loss shall be computed by reference to the Carrying Value of such property or assets as of the date of such sale or disposition (determined in accordance with Section 1.5), rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to “gain” or “loss” shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

Section 1.3 “Capital Account” has the meaning ascribed thereto in Section 2.1.

Section 1.4 “Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Member.

Section 1.5 “Carrying Value” means (a) with respect to property contributed to the Company by a Member, the fair market value of such property, as determined in good faith by BREA, reduced (but not below zero) by all Depreciation with respect to such property charged to the Members’ Capital Accounts and (b) with respect to any other property of the Company, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall, subject to Section 3.2E(2), be adjusted in accordance with Section 2.3 from time to time (including, without limitation, at such times provided in Section 2.3B) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company property, as deemed appropriate by BREA.

Section 1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

Section 1.7 “Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in a Company Minimum Gain, for a Company taxable year shall be determined in accordance with the rules of such Treasury Regulations.

Section 1.8 “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Carrying Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by BREA.

Section 1.9 “Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

Section 1.10 “Fiscal Year” means the fiscal year of the Company, which shall be the same as its taxable year, as determined pursuant to Section 4.2.

Section 1.11 “Losses” has the meaning ascribed thereto in Section 2.2.

Section 1.12 “Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

Section 1.13 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

Section 1.14 “Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

Section 1.15 “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

Section 1.16 “Nonrecourse Liabilities” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

Section 1.17 “Profits” has the meaning ascribed thereto in Section 2.2.

Section 1.18 “Qualified Organization” means any “qualified organization” within the meaning of Code Section 514(c)(9)(C).

Section 1.19 “Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

Section 1.20 “UBTI” means unrelated business taxable income as defined in Code Sections 512-514.

Section 1.21 “15% IRR Allocation” means, with respect to BREA and Columbia, as of any date, the amount, if any, by which (a) the sum of (i) the cumulative amount of Distributable Cash distributed to BREA or Columbia (as applicable) pursuant to Section 4.1A of the LLC Agreement as of such date and (ii) the 15% IRR Deficiency (as defined in Exhibit “D”) as of such date exceeds (b) the aggregate amount of all Capital Contributions by BREA or Columbia (as applicable) as of such date.

Section 1.22 “20% IRR Allocation” means, with respect to BREA and Columbia, as of any date, the amount, if any, by which (a) the sum of (i) the cumulative amount of Distributable Cash distributed to BREA or Columbia (as applicable) pursuant to Section 4.1B of the LLC Agreement as of such date and (ii) the 20% IRR Deficiency (as defined in Exhibit “D”) as of such date exceeds (b) the 15% IRR Deficiency (as defined in Exhibit “D”) as of such date.

Section 1.23 “25% IRR Allocation” means, with respect to BREA and Columbia, as of any date, the amount, if any, by which (a) the sum of (i) the cumulative amount of Distributable Cash distributed to BREA or Columbia (as applicable) pursuant to Section 4.1C of the LLC Agreement as of such date and (ii) the 25% IRR Deficiency (as defined in Exhibit “D”) as of such date exceeds (b) the 20% IRR Deficiency (as defined in Exhibit “D”) as of such date.

ARTICLE II                      UCAPITAL ACCOUNTSU.

Section 2.1 General.  “Capital Account” means, with respect to any Member, the Capital Account established and maintained for such Member in accordance with the following provisions:

(1)           to each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits allocated pursuant to Section 3.1A, any items in the nature of income or gain which are specially allocated to such Member pursuant to Article III, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member, in each case, as determined for Code Section 704(b) book purposes;

(2)           to each Member’s Capital Account there shall be debited the amount of cash and the Carrying Value of any property distributed to such Member pursuant to any provision of the LLC Agreement, such Member’s distributive share of Losses allocated pursuant to Section 3.1B, any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Article III, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(3)           in the event all or a portion of a Member’s interest in the Company is transferred in accordance with the terms of the LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest;

(4)           in determining the amount of any liability for purposes of this definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations; and

(5)           if the Members’ Company Percentages are adjusted pursuant to Section 3.3D of the LLC Agreement, then to the extent consistent with the requirements of Code Section 514(c)(9)(E), the Capital Account balances of the Members shall be adjusted so that they equal an amount such that if all of the Company’s property were sold for an amount of cash equal to its Carrying Value, all of the liabilities of the Company were satisfied according to their terms (except that if a nonrecourse liability exceeds the book value of the asset securing such liability such calculation shall be made assuming such asset were transferred to the lender in satisfaction of the liability), all Company Minimum Gain and Member Nonrecourse Debt Minimum gain were properly taken into account, and the net proceeds were distributed to the Members in accordance with the provisions of Section 4.1, all Capital Accounts would equal zero after such distribution.

Any other Company item which is required or authorized under Code Section 704(b) to be reflected in Capital Accounts shall be so reflected.  The Capital Account established for each Member shall at all times during the term of the Company be maintained in accordance with this Exhibit and the capital accounting rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv).  If at any time during the term of the Company it is determined that the Capital Accounts shall not have so been maintained, the Capital Accounts shall be retroactively adjusted to conform to such requirements.

Section 2.2 Profits and Losses.  “Profits” and “Losses” means, for purposes of computing the amount of Profits or Losses to be reflected in the Members’ Capital Accounts, for each Fiscal Year or other period for which allocations to Members are made, an amount equal to the Company’s “overall partnership income” (in the case of Profits) or “overall partnership loss” (in the case of Losses) for such period determined in accordance with federal income tax principles and with “overall partnership income” and “overall partnership loss” being defined in Treasury Regulations Section 1.514(c)-2(c)(1), but excluding in such calculation items specially allocated under Article III and disregarded in the determination of “overall partnership income” or “overall partnership loss” under Treasury Regulations Section 1.514(c)-2(d) or (g), with the following adjustments:

(1)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this provision shall be added to such taxable income or loss;

(2)           any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this provision, shall be subtracted from such taxable income or loss;

(3)           in the event the Carrying Value of any Company asset is adjusted pursuant to this Exhibit, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses, and shall be allocated in accordance with the provisions of Section 3.1;

(4)           Book Gain or Book Loss from the sale or other disposition of any Company asset shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such sale or other disposition;

(5)           in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed as provided in this Exhibit;

(6)           to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in Liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Company asset) or loss (if the adjustment decreases the basis of the Company asset) from the disposition of the Company asset and shall be taken into account for purposes of computing Profits or Losses; and

(7)           notwithstanding any other provision of this Section 2.2, any items specially allocated pursuant to Section 3.3, 3.4 or 3.6 shall not be taken into account in computing Profits and Losses.

(8)           If the Company’s taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profits for such Fiscal Year or other period; and if a negative amount, such amount shall be the Company’s Losses for such Fiscal Year or other period.

Section 2.3 Adjustments to Carrying Values

A.           Consistent with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 2.3B, the Carrying Value of each Company asset shall be adjusted upward or downward to reflect any Book Gain or Book Loss attributable to such Company asset, as of the times of the adjustments provided in Section 2.3B hereof, as if such Book Gain or Book Loss had been recognized on an actual sale of each such Company asset and allocated pursuant to Section 3.1.

B.           Unless the Members otherwise agree, such adjustments shall be made as of any of the following times:  (i) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; (iii) in connection with the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) the grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or in anticipation of being a Member; and (v) under generally accepted industry accounting practices within the meaning of Treasury Regulations Section 1.704-l(b)(2)(iv)(f)(5).

C.           In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of each Company asset distributed in kind shall be adjusted upward or downward to reflect any Book Gain or Book Loss attributable to such Company asset, as of the time such asset is distributed.

Section 2.4 No Liability for Capital.  No Member shall have any liability for the return of the Capital Contribution of any other Member.

ARTICLE III                                ALLOCATION OF PROFITS, LOSSES AND DEDUCTIONS

FOR BOOK AND TAX PURPOSES.

Section 3.1 Allocations of Profits and Losses

A. Except as otherwise provided in this Article III, Profits for each Fiscal Year shall be allocated as follows:

(1) First, to BREA, ESC, and Columbia in accordance with their respective relative Company Percentages, until the aggregate amount of Profits allocated to BREA pursuant to this Section 3.1A(1) for the current and all previous Fiscal Years is equal to the aggregate amount of Losses allocated to BREA pursuant to Section 3.1B(5) for all previous Fiscal Years;

(2) Second, to BREA, ESC and Columbia in accordance with their respective relative Company Percentages, until the aggregate amount of Profits allocated to BREA and Columbia pursuant to this Section 3.1A(2) for the current and all previous Fiscal Years is equal to the sum of:  (i) BREA’s 15% IRR Allocation and Columbia’s 15% IRR Allocation as of end of the Fiscal Year for which the allocation under this Section 3.1A(2) is being made and (ii) the aggregate amount of Losses allocated to BREA and Columbia pursuant to Section 3.1B(4) for all previous Fiscal Years;

(3) Third, (a) 15% to ESC and (b) the balance to BREA, ESC and Columbia in accordance with their respective relative Company Percentages until the aggregate amount of Profits allocated to BREA and Columbia pursuant to this Section 3.1A(3) for the current and all previous Fiscal Years is equal to the sum of:  (i) BREA’s 20% IRR Allocation and Columbia’s 20% IRR Allocation as of end of the Fiscal Year for which the allocation under this Section 3.1A(3) is being made and (ii) the aggregate amount of Losses allocated to BREA and Columbia pursuant to Section 3.1B(3) for all previous Fiscal Years;

(4) Fourth, (a) 20% to ESC and (b) the balance to BREA, ESC and Columbia in accordance with their respective relative Company Percentages until the aggregate amount of Profits allocated to BREA and Columbia pursuant to this Section 3.1A(4) for the current and all previous Fiscal Years is equal to the sum of:  (i) BREA’s 25% IRR Allocation and Columbia’s 25% IRR Allocation as of end of the Fiscal Year for which the allocation under this Section 3.1A(4) is being made and (ii) the aggregate amount of Losses allocated to BREA and Columbia pursuant to Section 3.1B(2) for all previous Fiscal Years; and

(5) Fifth, (a) 25% to ESC and (b) the balance to BREA, ESC and Columbia in accordance with their respective relative Company Percentages.

B. Except as otherwise provided in this Article III, Losses for each Fiscal Year shall be allocated to the Members as follows:

(1) First, to BREA, ESC and Columbia (pro rata in accordance with the amount of Losses allocable to BREA, ESC and Columbia for such Fiscal Year pursuant to this Section 3.1B(1)), until the aggregate amount of Losses allocated to each of BREA, ESC and Columbia pursuant to this Section 3.1B(1) for the current and all previous Fiscal Years is equal to the aggregate amount of Profits allocated to each of BREA, ESC and Columbia pursuant to Section 3.1A(5) for all previous Fiscal Years;

(2) Second, to BREA, ESC and Columbia (pro rata in accordance with the amount of Losses allocable to BREA, ESC and Columbia for such Fiscal Year pursuant to this Section 3.1B(2)), until the aggregate amount of Losses allocated to each of BREA, ESC and Columbia pursuant to this Section 3.1B(2) for the current and all previous Fiscal Years is equal to the aggregate amount of Profits allocated to each of BREA, ESC and Columbia pursuant to Section 3.1A(4) for all previous Fiscal Years;

(3) Third, to BREA, ESC and Columbia (pro rata in accordance with the amount of Losses allocable to BREA, ESC and Columbia for such Fiscal Year pursuant to this Section 3.1B(3)), until the aggregate amount of Losses allocated to each of BREA, ESC and Columbia pursuant to this Section 3.1B(3) for the current and all previous Fiscal Years is equal to the aggregate amount of Profits allocated to each of BREA, ESC and Columbia pursuant to Section 3.1A(3) for all previous Fiscal Years;

(4) Fourth, to BREA, ESC and Columbia (pro rata in accordance with the amount of Losses allocable to BREA, ESC and Columbia for such Fiscal Year pursuant to this Section 3.1B(4)), until the aggregate amount of Losses allocated to each of BREA, ESC and Columbia pursuant to this Section 3.1B(4) for the current and all previous Fiscal Years is equal to the aggregate amount of Profits allocated to each of BREA, ESC and Columbia pursuant to Section 3.1A(2) for all previous Fiscal Years; and

(5) Fifth, any remaining Losses shall be allocated to BREA, ESC and Columbia in accordance with their respective relative Company Percentages.

C. Notwithstanding anything to the contrary contained in this Exhibit, if a Termination Notice becomes effective, the percentages in Section 3.1A(3)(a), Section 3.1A(4)(a) and Section 3.1A(5)(a) of this Exhibit shall be reduced to zero.

D. From and after a BREA Sale (as defined in Section 4.5 of the LLC Agreement), (i) each BREA Transferee shall be allocated its Company Percentage of all Profits and Losses and (ii) all remaining Profits and Losses shall then be allocated to BREA, ESC and Columbia pursuant to Sections 3.1A and 3.1B.

Section 3.2 Tax Allocations

A. Except as otherwise provided in this Section 3.2, items of Company income, gain, loss and deduction shall be determined in accordance with Code Section 703, and the Members’ distributive shares of such items for purposes of Code Section 702 shall be determined according to their respective shares of Profits or Losses to which such items relate.

B. Subject to Section 3.2E(2), items of Company taxable income, gain, loss and deduction with respect to any Company property contributed by a Member shall be allocated among the Members in accordance with Code Section 704(c), as determined by BREA, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Carrying Value.

C. If the Carrying Value of any asset of the Company is adjusted pursuant to the Company’s maintenance of Capital Accounts under Article II, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c), as determined by BREA.

D. Allocations pursuant to Sections 3.2A, 3.2B and 3.2C are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Exhibit or the LLC Agreement.

E. Notwithstanding anything to the contrary in Exhibit or the LLC Agreement,

(1) without violating the requirements of Section 3.2E(2), all allocations under this Exhibit may be adjusted insofar as may be required in the judgment of BREA in order to minimize the recognition of UBTI by any Member which is (or has a direct or indirect owner which is) a Qualified Organization; provided, that no such adjustment that has a material adverse effect upon any Member shall be made without such Member’s consent; and

(2) notwithstanding Section 3.2E(1), all provisions under this Exhibit  and the LLC Agreement shall be adjusted insofar as may be required to meet the requirements of Code Section 514(c)(9)(E).

Section 3.3 Exceptions

A. Limitations.

(1) General Limitation.  Notwithstanding anything to the contrary contained in this Article III, no allocation of Losses (or of other items of loss, deduction or expense) shall be made to a Member which would cause such Member to have an Adjusted Capital Account Deficit.  If the limitation contained in the preceding sentence would apply to cause any Losses (or other items of loss, deduction or expense) to be unavailable for allocation to all Members, then such Losses (or other items of loss, deduction or expense) shall be allocated between or among those Members who do not have an Adjusted Capital Account Deficit in accordance with such Members’ interests in the Company within the meaning of Treasury Regulations Section 1.704-1(b)(3).  To the extent permitted by the Code and the Treasury Regulations and subject in all events to Section 3.2E(2), Losses (or other items of loss, deduction or expense) specially allocated pursuant to this Section 3.3 shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article III, so that the net amount of any items so allocated to each Member and the subsequent Profits and Losses allocated to such Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to such Member pursuant to the provisions of this Article III if such special allocation of Losses (or other items of loss, deduction or expense) had not occurred.

(2) Member Nonrecourse Deductions.  Notwithstanding anything to the contrary contained in this Article III, any Member Nonrecourse Deductions that are (in accordance with the principles set forth in Treasury Regulations Section 1.704-2(i)(2)) attributable to Member Nonrecourse Debt shall be allocated to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt.  If more than one Member bears such Economic Risk of Loss, such Member Nonrecourse Deductions shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.  If more than one Member bears such Economic Risk of Loss for different portions of a Member Nonrecourse Debt, each such portion shall be treated as a separate Member Nonrecourse Debt.

B. Minimum Gain Chargebacks.

(1) Company Minimum Gain.  Except to the extent provided in Treasury Regulations Sections 1.704-2(f)(2), (3), (4) and (5), if for any fiscal year there is a net decrease in Company Minimum Gain, before any other allocation pursuant to this Article III is made there shall be specially allocated to each Member items of Company income and gain for such fiscal year (and, if necessary, for subsequent years) equal to such Member’s share of the net decrease in Company Minimum Gain.  A Member’s share of the net decrease in Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  The determination of the items of income and gain to be allocated pursuant to this

Section 3.3B(1) shall be made in a manner consistent with the principles contained in Treasury Regulations Section 1.704-2(f)(6).  To the extent permitted by the Code and the Treasury Regulations and subject in all events to Section 3.2E(2), items of income or gain specially allocated pursuant to this Section 3.3B(1) shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article III, so that the net amount of any items so allocated to each Member and the subsequent Profits and Losses allocated to such Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to such Member pursuant to the provisions of this Article III if the special allocations of items of income or gain pursuant to this Section 3.3B(1) had not occurred.  This Section 3.3B(1) is intended to comply with the “minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(2) Member Nonrecourse Debt Minimum Gain.  Except to the extent provided in Treasury Regulations Section 1.704-2(i)(4), if for any fiscal year there is a net decrease in Member Nonrecourse Debt Minimum Gain, before any other allocation pursuant to this Article III (other than an allocation required by Section 3.3B(1)) is made there shall be specially allocated to each Member that has a share of Member Nonrecourse Debt Minimum Gain at the beginning of such fiscal year items of Company income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) equal to such Member’s share of such net decrease in Member Nonrecourse Debt Minimum Gain.  The determination of a Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain shall be made in a manner consistent with the principles contained in Treasury Regulations Section 1.704-2(i)(5).  The determination of the items of income and gain to be allocated pursuant to this Section 3.3B(2) shall be made in a manner consistent with the principles contained in Treasury Regulations Section 1.704-2(f)(6).  To the extent permitted by the Code and the Treasury Regulations and subject in all events to Section 3.2E(2), items of income or gain specially allocated pursuant to this Section 3.3B(2) shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article III, so that the net amount of any items so allocated to each Member and the subsequent Profits and Losses allocated to such Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to such Member pursuant to the provisions of this Article III if the special allocations of items of income or gain pursuant to this Section 3.3B(2) had not occurred.  This Section 3.3B(2) is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Section 3.4 Qualified Income Offset.  Notwithstanding anything to the contrary contained in this Article III, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible the deficit balance (if any) in its Capital Account (in excess of the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Nonrecourse Debt Minimum Gain) created by such adjustments, allocations or distributions.  To the extent permitted by the Code and the Treasury Regulations and subject in all events to Section 3.2E(2), items of income and gain specially allocated pursuant to this Section 3.4 shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to this Article III, so that the net amount of any items so allocated to each Member and the subsequent Profits and Losses allocated to such

Member pursuant to this Article III shall, to the extent possible, be equal to the net amount that would have been allocated to such Member pursuant to the provisions of this Article III if such unexpected adjustments, allocations or distributions had not occurred.  This Section 3.4 is intended to comply with the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Section 3.5 Members’ Interests in Company Profits for Purposes of Section 752.  As permitted by Treasury Regulations Section 1.752-3(a)(3), the Members hereby specify that solely for purposes of determining their respective shares of excess Nonrecourse Liabilities of the Company, the Members’ respective shares of Company profits shall be equal to their respective relative Company Percentages.  The provisions of this Section 3.5 are intended to satisfy the requirements of Section 704 and 514 of the Code and shall be interpreted in accordance therewith for all purposes of this Agreement.

Section 3.6 Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their respective relative Company Percentages.

ARTICLE IV                                CERTAIN TAX AND ACCOUNTING MATTERS.

Section 4.1 Accounting Method.  Except as otherwise determined by BREA or required by law, the Company shall use the accrual method of accounting for both tax and financial reporting purposes.

Section 4.2 Taxable Year.  Except as otherwise determined by BREA or required by law, the taxable year of the Company shall end on the 31st day of December of each year.

Section 4.3 Withholding

A.           The Company is hereby authorized and directed by each Member to withhold from distributions or other amounts payable to such Member such amount or amounts as Administrative Member determines are required by the Code, the Treasury Regulations and/or applicable provisions of State tax law, and to remit such amount or amounts to the Internal Revenue Service and/or such other applicable State taxing authority at such time or times as may from time to time be required by the relevant taxing authority.  Any amount so withheld (as well as any tax imposed on the Company by reference to the status of a Member as a member of the Company) shall be treated for purposes of the LLC Agreement and this Exhibit as a distribution (or other payment, if applicable) by the Company to such Member.  If the Administrative Member determines at any time that the amount required to be withheld with respect to any Member exceeds the amount distributable (or other amount payable) to such Member at such time, such Member shall immediately make a cash contribution (or payment) to the Company equal to the amount of such excess, which amount, together with any amount actually withheld, shall be remitted by the Administrative Member to the relevant taxing authority or authorities.

B.           Each Member that is a “United States person” within the meaning of Code Section 7701(a)(30) shall deliver to the Company two duly executed copies of Internal Revenue Service Form W-9 (or such other certification as to such Member’s status as a “United States person” as may be required by the Treasury Regulations promulgated under Code Section 1446).

Each Member that is not a “United States person” within the meaning of Code Section 7701(a)(30) shall deliver to the Company two duly executed copies of Internal Revenue Service Form W-8BEN, W-8IMY, W-8ECI, or W-8EXP, as applicable (or such other certifications to such Member’s status as may be required by the Treasury Regulations promulgated under Code Section 1446).

Section 4.4 Partnership Status.  The Company shall be operated as a partnership for federal and state income tax purposes.  No Member shall take any position or action inconsistent with the classification of the Company as a partnership for federal income tax purposes.

Section 4.5 No Tax Confidentiality.  Notwithstanding anything to the contrary in the LLC Agreement or this Exhibit, each Member (and each employee, agent or representative of each Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable U.S. federal or state securities laws.

Section 4.6 Certain Transactions.  Administrative Member shall not knowingly cause the Company to engage directly or indirectly in a transaction that is a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).  If Administrative Member becomes aware that the Company has engaged directly or indirectly in a transaction that is a listed transaction or a “prohibited reportable transaction” as defined by Code Section 4965(e), it shall promptly notify the Members.

ARTICLE V                       LIQUIDATING DISTRIBUTIONS; DEFICIT FUNDING OBLIGATION.

Section 5.1 Liquidating Distributions.  Notwithstanding anything to the contrary contained in this Exhibit or in the LLC Agreement (but without intending to limit the payment direction under Section 3.3B of the LLC Agreement), in the event the Company is “liquidated” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made, in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), to the Members in accordance with their respective positive Capital Account balances.  Subject to Section 3.2E(2), it is intended that such distributions will result in the Members receiving aggregate distributions in the order of and equal to the amount of distributions that would have been received if the liquidating distributions were made in accordance with Article IV of the LLC Agreement.  However, subject to Section 3.2E(2), if the balances in the Capital Accounts do not result in such intention being satisfied, items of Profits and Losses (including items of gross income if required to fulfill the intent of this Section 5.1) will be reallocated among the Members for the Fiscal Year of the liquidation (and, if necessary, prior Fiscal Years) to cause the balances in the Members’ Capital Accounts to equal the intended amounts.  Notwithstanding anything herein to the contrary, in the event the Company is liquidated within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), liquidating distributions shall be made by the end of the taxable year in which the Company liquidates or, if later, within 90 days of the date of such liquidation.  Distributions may be made to a trust for the purposes of an orderly liquidation of the Company by the trust in accordance with the Act.

Section 5.2 Deficit Restoration.  Notwithstanding anything to the contrary contained in this Exhibit or in the LLC Agreement, if ESC has a deficit balance in its Capital Account following the liquidation of its interest in the Company, as determined after taking into account all Capital Account adjustments for the Fiscal Year during which such liquidation occurs (other than those made pursuant to this Section 5.2), ESC shall be obligated to restore to the Company by the end of such Fiscal Year (or, if later, within 90 days after the date of such liquidation) the lesser of (1) the amount of such deficit Capital Account balance, (2) the excess, if any, of the aggregate amount of Distributable Cash distributed to ESC pursuant to the Promote Clauses for the current and all prior Fiscal Years over the aggregate amount of reasonable and customary bonuses actually paid by ESC to any regional or divisional manager solely with respect to the Properties or (3) BREA’s 15% IRR Deficiency determined as if liquidating distributions were made without application of this Section 5.2, which amount shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to the other Members in accordance with their positive Capital Account balances.

ARTICLE VI                                 CLOSING OF COMPANY’S BOOKS IN CONNECTION WITH

ADMISSION OF NEW MEMBER OR TRANSFER OF MEMBER’S

INTEREST.

Upon the effective date (the “Effective Date”) of the admission of a new Member into the Company or of a valid transfer of all or part of a Member’s interest in the Company pursuant to Article VI of the LLC Agreement, the books of the Company shall be closed in accordance with Section 706(d) of the Code, and consistent therewith:  (X) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Effective Date shall be allocated among those persons or entities who were Members in the Company prior to the Effective Date; and (Y) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Effective Date shall be allocated among the persons or entities who were Members after the Effective Date.

ARTICLE VII                                 .  TAX MATTERS PARTNER.

BREA shall be the “tax matters partner” of the Company as such term is defined in Code Section 6231(a)(7), and it shall serve as such at the expense of the Company with all powers granted to a tax matters partner under the Code.

Exhibit “H”

FORM OF MANAGEMENT RIGHTS LETTER

__________ ___, 200_

The Property Owners Listed on Schedule I hererto (collectively, the “Owners”)

c/o [BRE/SW PORTFOLIO LLC]
_____________________
_____________________
_____________________

and

BRE/SW PORTFOLIO LLC

_____________________
_____________________
_____________________

BRE/SW Member LLC
c/o Blackstone Real Estate Advisors
345 Park Avenue, 32nd Floor
New York, New York 10154

Ladies and Gentlemen:

The Owners are direct or indirect wholly owned subsidiaries of [BRE/SW PORTFOLIO LLC] (the “Parent” and the Owners, each referred to herein as “Property Owners” or “Property Owner”).  [On the date hereof, the Owners are [acquiring] directly (and, in the case of Parent, indirectly through the Owners) the beneficial title of the property listed opposite the Owner’s name on Schedule A hereto (each referred to herein as the “Property”).]  In connection with such acquisition, each Property Owner hereby agrees that in addition to, and without prejudice to, or limitation on, any of the rights of BRE/SW Member LLC (the “Company”) with respect to its indirect interests in the Property Owner, the Company shall have the right to:

(i) receive copies of all reports relating to the management or development of the Property including management and development services provided by any property manager or other third party retained by the Property Owner;

(ii) periodically inspect the Property and make recommendations to the Property Owner relating to the management or development of the Property;

(iii) participate in any decisions with respect to the retention or the termination of the services of any property manager with respect to the Property;

(iv) consult with appropriate officers of the Property Owner in advance with respect to any significant management and development matters including, without limitation, the management, participatory and development rights retained by the Property Owner under that certain [Management Agreement] dated ________ __, 2009 by and among ______________ and the other entities listed on the signature pages thereof; and

(v) such other consultation and participation rights with respect to the Property as may be reasonably determined by the Company to be necessary to qualify as a “real estate operating company” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d) (a “REOC”).

The Property Owners agree to consider in good faith the recommendations of the Company hereunder in connection with the matters on which it is consulted as described above.

In the event the Company transfers all or any portion of its investment in the Property Owner to an affiliated entity that is intended to qualify as a REOC, such transferee shall be afforded the same rights with respect to the Property afforded to the Company hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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